PROSPECTUS
FIRSTGOLD CORP.

8,375,000 Shares of Common Stock

This prospectus relates to the disposition by certain selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to an aggregate of 8,375,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) which includes (i) 3,875,000  shares issuable upon the exercise of warrants and (ii) 4,500,000 of shares of currently outstanding Common stock.  All of such shares of Common Stock are being offered for resale by the Selling Stockholders.

The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of these shares by the Selling Stockholders.  However, we will receive proceeds from the exercise of warrants if exercised by the Selling Stockholder.

We will bear all costs relating to the registration of the Common Stock, other than any Selling Stockholder’s legal or accounting costs or commissions.

Our Common Stock is quoted on the Over-the-Counter (“OTC”) bulletin board under the symbol “FGOC”.  On October 24, 2007, the closing price of our Common Stock on the Over-the-Counter Bulletin Board was $0.60 per share.

Our principal executive offices are located at 3108 Ponte Morino Drive, Suite 210, Cameron Park, CA 95682, and our telephone number is (530) 677-5974.

INVESTING IN THE COMMON STOCK OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 14, 2007.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

PROSPECTUS SUMMARY	3

RISK FACTORS	4

TRANSACTION WITH CORNELL CAPITAL PARTNERS, L.P. AND OTHER CONVERTIBLE DEBENTURE HOLDERS	11

USE OF PROCEEDS	20

MARKET FOR FIRSTGOLD COMMON STOCK AND RELATED STOCKHOLDER MATTERS	20

BUSINESS	22

DESCRIPTION OF PROPERTY	33

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	34

LEGAL PROCEEDINGS	47

MANAGEMENT	49

EXECUTIVE COMPENSATION	52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58

DESCRIPTION OF SECURITIES	59

SELLING SECURITY HOLDERS	60

METHOD OF DISTRIBUTION	61

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	64

LEGAL MATTERS	64

EXPERTS	64

CHANGE OF INDEPENDENT ACCOUNTANTS	64

WHERE YOU CAN FIND MORE INFORMATION	64

FINANCIAL STATEMENTS	66

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide information different from that contained in this prospectus.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.  In this prospectus, references to “Firstgold,” the “Company,” “we,” “us” and “our” refer to Firstgold Corp., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. The section of this prospectus captioned “Risk Factors,” beginning on page 4, provides a summary of the various risks that could cause our actual results or future financial condition to differ materially from forward-looking statements made in this prospectus. The factors discussed in this section are not intended to represent a complete list of all the factors that could adversely affect our business, revenues, operating results, or financial condition. Other factors that we have not considered may also have an adverse effect on our business, revenues, operating results, or financial condition, and the factors we have identified could affect us to a greater extent than we currently anticipate. Before making any investment in our securities, we encourage you to carefully read the information contained under the caption “Risk Factors,” as well the other information contained in this prospectus and any prospectus supplement we may file.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the information contained elsewhere in this prospectus.  You should read the entire prospectus, including “Risk Factors” and the financial statements before making an investment decision.

Issuer:	Firstgold Corp. 3108 Ponte Morino Drive, Suite 210 Cameron Park, CA 95682 (530) 677-5974

Description of Business:
Firstgold’s business is the acquisition, exploration and, if warranted, development of various mining properties located in the state of Nevada with the objective of identifying, mining and processing gold and silver ore deposits.  Firstgold plans to carryout comprehensive exploration and development programs on its properties which currently consists of various mineral leases associated with the Relief Canyon Mine located near Lovelock, Nevada.  A description of our business begins on page 22 of this prospectus.

On January 25, 2006, Firstgold entered into a joint venture with ASDi LLC with the purpose to explore and, if warranted, develop additional mining properties located in Nevada.  A description of this joint venture begins on page 27 of this Prospectus.

On October 24, 2006 Firstgold entered into a Mineral Lease Agreement to explore and, if warranted, develop up to 25,000 acres of property located in Elko County, Nevada.

On July 9, 2007 Firstgold completed staking claims on approximately 4,200 acres in the Horse Creek area of Nevada.

The Offering:
This offering relates to the resale of shares of our Common Stock that may be acquired from time to time upon conversion of an outstanding Secured Convertible Debentures and upon exercise of outstanding warrants.  The selling stockholders and the number of shares that may be sold by each are set forth beginning on page 60 of this prospectus.

Shares:	8,375,000 shares of our Common Stock. A description of our Common Stock is set forth on page 59 of this prospectus.

Manner of Sale:
The shares of our Common Stock may be sold from time to time by the selling stockholders in open market or negotiated transactions at prices determined from time to time by the selling stockholders.  A description of the manner in which sales may be made is set forth in this prospectus beginning on page 61 of this prospectus.

Use of Proceeds:	We will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of warrants.

Risk Factors:
The securities offered hereby involve a high degree of risk and will result in immediate and substantial dilution.  A discussion of additional risk factors relating to our stock, our business and this offering begins on page 4 of this prospectus.

RISK FACTORS

Please carefully consider the specific factors set forth below as well as the other information contained in this prospectus before purchasing shares of our Common Stock.  This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Risks Related to Our Business

We have a limited operating history and have not generated a profit since we recommenced operations, consequently our long term viability cannot be assured.

We were inactive from July 2001 to February 2003 at which time we resumed our mining related activities and have incurred losses in each reporting period since recommencing operations.

Our prospects for financial success are difficult to forecast because we have a relatively limited operating history and have not yet commenced exploration at two of our mining properties and have conducted limited exploration at the Relief Canyon mining property.  Our prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by exploration stage mining companies initiating exploration of unproven properties.  Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a gold and silver exploration enterprise, including limited capital resources, possible delays in mining explorations and development, failure to identify commercially viable gold or silver deposits, possible cost overruns due to price and cost increases in exploration and ore processing, uncertain gold and silver market prices, inability to accurately predict mining results and attract and retain qualified employees.  Therefore, there can be no assurance that our exploration or mining will be successful, that we will be able to achieve or maintain profitable operations or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

We may need additional financing to expand our business plan.

We had cash in the amount of $8,466,770 and working capital of $6,549,519 as of July 31, 2007. We currently do not generate revenues from our operations.  Our business plan calls for substantial investment and cost in connection with the acquisition and exploration of our mineral properties owned or currently under lease.  While we believe we have sufficient funds to carry out our current plans at Relief Canyon, unforeseen expenses, an expanded exploration plan or establishing future mining operations could require additional operating capital.  We do not currently have any arrangements for additional financing and we can provide no assurance to investors that we will be able to find additional financing if required.  Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment.  These factors may make the timing, amount, terms or conditions of additional financing unfavorable to us.  The most likely source of future funds would most likely be through the sale of additional equity capital and loans.  Any sale of additional shares will result in dilution to existing stockholders while incurring additional debt will result in encumbrances on our property and future cash flows.

Because there is no assurance when we will generate revenues, we may deplete our cash reserves and not have sufficient outside sources of capital to complete our exploration or mining programs.

We have not earned any revenues as of the date of this prospectus and have never been profitable.  To date we have been involved primarily in financing activities and limited exploration activities.  We do not have an interest in any revenue generating properties.  Prior to our being able to generate revenues, we will incur substantial operating and exploration expenditures without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  Our net loss for the fiscal year ended January 31, 2007 was $4,728,070 and our net loss for the six months ended July 31, 2007 was $3,819,642.

Due to our continuing losses from business operations, our most recent independent auditor’s report dated May 16, 2007, includes a “going concern” explanation relating to the fact that our continued operations are dependent upon obtaining additional working capital either through significantly increasing revenues or through outside financing.  While we are currently operating with working capital of approximately $6,500,000 we have not yet generated any operating revenues.  Our cash reserves will be used to primarily fund ongoing plans at Relief Canyon.  However, our inability to generate revenues could eventually inhibit our ability to continue in business or achieve our business objectives.

Because of the speculative nature of exploration of natural resource properties, there is substantial risk that we will not find commercially viable gold or silver ore deposits which would reduce our realization of revenues.

There is no assurance that any of the claims we explore or acquire will contain commercially exploitable reserves of gold or silver minerals.  Exploration for natural resources is a speculative venture involving substantial risk.  Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts.  Success in exploration is dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital.  Due to these and other factors, no assurance can be given that our exploration programs will result in the discovery of new mineral reserves or resources.

We may not have access to all of the supplies and materials we need for exploration, which could cause us to delay or suspend operations.

Demand for drilling equipment and limited industry suppliers may result in occasional shortages of supplies, and certain equipment such as drilling rigs that we need to conduct exploration activities.  While we have acquired a used mobile drilling rig, we have not negotiated any long term contracts with any suppliers of products, equipment or services.  If we cannot find the trained employees and equipment when required, we will have to suspend or curtail our exploration plans until such services and equipment can be obtained.

We have no known ore reserves and we cannot predict when and if we will find commercial quantities of mineral ore deposits.  The failure to identify and extract commercially viable mineral ore deposits will affect our ability to generate revenues.

We have no known ore reserves and there can be no assurance that any of the mineral claims we are exploring contain commercial quantities of gold or silver.  Even if we identify commercial reserves, we cannot predict whether we will be able to mine the reserves on a profitable basis, if at all.

We have entered into one joint venture in which our joint venture partner is an affiliate and we initially own a minority interest.  Consequently, we may be unable to influence or prevent actions pertaining to the joint venture which we disagree with.

We have entered into a joint venture with ASDi LLC whose sole manager and majority member is A. Scott Dockter, President and CEO of Firstgold for the purpose of exploring certain mining properties.  Consequently, Mr. Dockter has a conflict of interest in this joint venture.  Furthermore, ASDi LLC currently holds a 77.78% interest in a Nevada LLC called Crescent Red Caps LLC through which the joint venture is intended to be operated.  While Firstgold will be the sole manager of the Nevada LLC, Mr. Dockter will be able to control the joint venture activities through his position with the Manager (Firstgold) and through his ownership and control of the majority member (ASDi LLC).  Consequently, for the foreseeable future, Firstgold will hold a minority interest in the Crescent Red Caps LLC and will, therefore, have only limited ability to influence or object to actions taken by the Nevada LLC in exploring, developing and capital spending on any future joint venture properties.

The property leases that were intended to be explored by the Crescent Red Caps LLC are subject to litigation.  The lessors of the Crescent Valley and Red Caps properties have given notices of termination of the leases covering the two proposed joint venture properties claiming that the contribution of the leases by ASDi LLC to the joint venture was a breach of the leases.  The matter is currently in litigation.  Firstgold and Crescent Red Caps LLC do not claim any interest in the two leases or in the mining claims covered by the two leases and will not make any such claim until the pending litigation is resolved, see discussion at “Legal Proceedings” at pages 47-48.  Should the lease terminations be held valid, we would lose the opportunity to explore and possibly develop these two properties in the future.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Firstgold is substantially dependent upon the continued services of A. Scott Dockter, its President and James Kluber, its Chief Financial Officer.  We have an employment agreement with Mr. Dockter and Mr. Kluber, but do not have either key person life insurance or disability insurance on them.  While both Mr. Dockter and Mr. Kluber expect to spend the majority of their time assisting Firstgold and its business, there can be no assurance that their services will remain available to Firstgold.  If either Mr. Dockter’s or Mr. Kluber’s services are not available to Firstgold, Firstgold will be materially and adversely affected.  While both Mr. Dockter and Mr. Kluber have three year employment agreements, through 2009, and both Mr. Dockter and Mr. Kluber have been significant stockholders of Firstgold and each considers his investment of time and money in Firstgold of significant personal value, there is no assurance that both men will remain employed through the end of their current employment contract.   Our success is also largely dependent on our ability to hire highly qualified personnel.  This is particularly true in the highly technical business such as mineral exploration.  These individuals are in high demand and we may not be able to retain the personnel we need.  In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired.  Failure to hire key personnel when needed, or on acceptable terms, to carryout our exploration and mining programs would have a significant negative effect on our business.

Because the probability of many of the individual mining prospects explored will not show commercially viable amounts of gold or silver ore deposits, substantial amounts of funds spent on exploration will not result in identifiable reserves.

The probability of our exploration program identifying individual prospects having commercially significant reserves cannot be predicted.  It is likely that many of the properties explored will not contain any commercially significant reserves.  As such substantial funds will be spent on exploration which may identify only a few, if any, claims having commercial development potential.

Our mining claims could be contested which would add significant costs and delays to our exploration programs.

Our mining property rights currently consist of 146 mill site and unpatented mining claims at the Relief Canyon Mine and recently staked claims on approximately 4,200 acres of land in the Horse Creek area of Nevada. The validity of unpatented mining claims and staked claims are often uncertain and are always subject to contest.  Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. If our claims on a particular property are successfully challenged, we may not be able to develop or retain our interests on that property, which could reduce our future revenues.

Mining operations are subject to extensive federal and state regulation which increases the costs of compliance and possible liability for non-compliance.

Mining is subject to extensive regulation by state and federal regulatory authorities.  State and federal statutes regulate environmental quality, safety, exploration procedures, reclamation, employees’ health and safety, use of explosives, air quality standards, pollution of stream and fresh water sources, noxious odors, noise, dust, and other environmental protection controls as well as the rights of adjoining property owners.  We believe that we are currently operating in compliance with all known safety and environmental standards and regulations applicable to our Nevada properties or are in the process of remediating our property to be compliant.  However, there can be no assurance that our compliance could be challenged or that future changes in federal or Nevada laws, regulations or interpretations thereof will not have a material adverse affect on our ability to resume and sustain exploration operations.

Mining operations are subject to various risks and hazards which could result in significant costs or hinder ongoing operations.

The business of gold mining is subject to certain types of risks, including environmental hazards, industrial accidents, and theft.  We expect to secure insurance against certain property damage loss (including business interruption) and comprehensive general liability insurance.  While we will maintain insurance consistent with industry practice, it is not possible to insure against all risks associated with the mining business, or prudent to assume that insurance will continue to be available at a reasonable cost.  We have not obtained environmental liability insurance because such coverage is not considered by management to be cost effective.  We currently carry no insurance on any of our properties due to the current lack of any mine operations.

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations issued by the Securities and Exchange Commission, are creating uncertainty for companies, which could result in compliance deficiencies. In order to comply with these regulations, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our officers and directors have limited liability and have indemnification rights

Our Certificate of Incorporation and by-laws provide that we will indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

Risks Related to Our Stock

Our Stock Price is Volatile.

The market price of a share of our Common Stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future.  During the fiscal year 2007, ended January 31, 2007, the high and low sales prices of a share of Firstgold common stock were $0.53 and $0.14 respectively.  During fiscal year 2006, through January 31, 2006, the high and low sales prices of a share of Firstgold Common Stock were $0.34 and $0.10, respectively.  The market price of a share of our Common Stock may continue to fluctuate in response to a number of factors, including:
  results of our exploration program;
  fluctuations in our quarterly or annual operating results;
  fluctuations in the market price of gold and silver;
  the loss of services of one or more of our executive officers or other key employees;
  adverse effects to our operating results due to unforeseen difficulties affecting our exploration program; and

  general economic and market conditions.
We may need to raise funds through debt or equity financings in the future, which would dilute the ownership of our existing stockholders and possibly subordinate certain of their rights to the rights of new investors or creditors.

We may choose to raise additional funds in debt or equity financings if they are available to us on terms we believe reasonable to increase our working capital, strengthen our financial position or to make acquisitions.  Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our Common Stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our Common Stock in connection with an acquisition of the Company.  Such additional debt, if authorized, would create rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our Common Stock. Also, new investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

Inadequate market liquidity may make it difficult to sell our stock.

There is currently a public market for our Common Stock, but we can give no assurance that there will always be such a market.  Only a limited number of shares of our Common Stock are actively traded in the public market and we cannot give assurance that the market for our stock will develop sufficiently to create significant market liquidity.  An investor may find it difficult or impossible to sell shares of our Common Stock in the public market because of the limited number of potential buyers at any time.  In addition, the shares of our Common Stock are not eligible as a margin security and lending institutions may not accept our Common Stock as collateral for a loan.

The application of the “penny stock regulation” could adversely affect the market price of our Common Stock

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  Our securities may be subject to “penny stock rules” that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Consequently, the “penny stock rules” may restrict the ability of broker-dealers to buy and sell our securities and may have the effect of reducing the level of trading activity of our Common Stock in the secondary market.

We may engage in future acquisitions that dilute our stockholders and cause us to incur debt or assume contingent liabilities.

As part of our strategy, we expect to review opportunities to acquire or participate in the exploration of other mining properties that would complement our current exploration or mining program, or that may otherwise offer growth opportunities. In the event of any future acquisitions, we could:
  issue stock that would dilute current stockholders' percentage ownership;
  incur debt; or
  assume liabilities.
These acquisitions also involve numerous risks, including:
  problems combining additional exploration or mining opportunities with current business operations:
  unanticipated costs;
  holding a minority interest in other joint ventures or partnerships;
  possible financial commitments to fund future development;
  risks associated with exploring new property with negative results; and
  possible shared control with other persons or entities.
Risks Relating to Our Current Financing Arrangement

We have significant "equity overhang" which could adversely affect the market price of our Common Stock and impair our ability to raise additional capital through the sale of equity securities.

As of October 31, 2007, Firstgold had approximately 112,601,370 shares of Common Stock outstanding and convertible debentures which are convertible into up to 1,868,810 shares of our Common Stock.  Additionally, warrants to purchase a total of 39,726,132 shares and options to purchase 3,850,000 shares of our Common Stock were outstanding as of October 31, 2007.  The possibility that substantial amounts of our outstanding Common Stock may be sold by investors or the perception that such sales could occur, often called "equity overhang," could adversely affect the market price of our Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future.

If an event of default occurs under the Securities Purchase Agreement dated September 26, 2006, Secured Convertible Debenture or the Security Agreement, the Debenture Holders could take possession of all our mining rights held in the Relief Canyon property.

In connection with the Securities Purchase Agreement dated September 26, 2006, as amended, we executed a Security Agreement in favor of Cornell Capital Partners granting them a first priority security interest in all of our leasehold interests and mining rights to the Relief Canyon property as well as any equipment or improvements located on such property. The Security Agreement states that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Debenture or Security Agreement, Cornell Capital Partners have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We may not be able to pay our debt and other obligations and our assets may be seized as a result.

We have not established a sinking fund nor do we intend to set aside sufficient funds to repay our outstanding debt, including certain Debentures, at maturity.  Consequently, we may not generate the cash flow required or have sufficient funds available to pay our liabilities as they become due.  We may not have sufficient cash reserves to repay the Debentures at such time, which would cause an event of default under the Debentures and may force us to declare bankruptcy.  If we raise additional funds to repay the Debentures by selling equity securities, the relative equity ownership of our existing investors could be diluted and new investors could obtain terms more favorable than previous investors.

TRANSACTION WITH CORNELL CAPITAL PARTNERS, L.P. AND OTHER CONVERTIBLE DEBENTURE HOLDERS

On September 26, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP (“Cornell Capital”), which Agreement was later amended on November 1, 2006 pursuant to which we agreed to issue up to an aggregate principal amount of $3,000,000 of convertible secured debentures to be issued and funded in three separate issuances of $1,000,000 each and documented in three convertible secured debentures. In October 2006 we issued three debentures in the aggregate principal amount of $650,000 to other investors (collectively, the “Debentures”).

Each Debenture has a term of three years during which time we intend to commence production at the Relief Canyon Mine.  The anticipated resources from any such future production is planned to enable us to repay these amounts within the repayment period.  In the event that we were unsuccessful in commencing operations at the Relief Canyon Mine or any of our other mining properties, or if revenues from any such future production was less than anticipated, then it would be unclear whether cash flow from operations would be sufficient to repay these amounts.

It has been represented to us that none of the Selling Security Holders have an existing short position in our common stock.

Prior Transaction with Cornell Capital

Prior to the September 26, 2006 financing transaction, on January 27, 2006, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we agreed to issue up to an aggregate principal amount of $1,000,000 of convertible secured debentures to be issued and funded in three separate issuances of $600,000, $200,000 and $200,000 with each disbursement documented by a convertible secured debenture.

Convertible debentures were issued on January 27, 2006 ($600,000 principal amount); March 9, 2006 ($200,000 principal amount); and July 17, 2006 ($200,000 principal amount).  By September 15, 2006, Cornell Capital had converted all three convertible debentures and $30,947.95 of accrued interest into a total of 4,040,168 shares of our restricted common stock.

Cornell Capital was also issued warrants exercisable into 2,500,000 shares of Firstgold common stock.  1,250,000 warrants are exercisable at $0.20 per share and 1,250,000 warrants are exercisable at $0.30 per share.  The warrants expire on January 27, 2010. In October 2006 Cornell Capital assigned 125,000 of its warrants exercisable at $0.20 and 125,000 of its warrants exercisable at $0.30 to an unrelated third party.  On March 6, 2007 Cornell Capital exercised its warrants as to 1,125,000 shares at an exercise price of $0.20 per share for total proceeds to Firstgold of $225,000. On March 30, 2007 Cornell Capital assigned its warrants with an exercise price of $0.30 for the remaining 1,125,000 shares to an unrelated third party. All of the Firstgold shares acquired by Cornell Capital through the conversion of its convertible debentures and exercise of 1,125,000 warrants were resold pursuant to a previous registration statement by March 31, 2007.

We had no prior relationship or arrangement with any of the other convertible debenture investors other than Cornell Capital.

 Current Convertible Debentures

The first $1,000,000 convertible secured debenture in the most recent financing (the “Closing Debenture”) has been issued and was funded on September 26, 2006.

The second $1,000,000 convertible debenture (the “Filing Debenture”) was issued and funded on December 1, 2006 upon the filing a previous registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) registering shares of common stock pursuant to a Registration Rights Agreement between us and Cornell Capital dated September 26, 2006 (the “Rights Agreement”).  The third $1,000,000 convertible secured debenture (the “Final Debenture”) was issued and funded on March 16, 2007.

As of the date of this prospectus, all of Cornell Capital’s Debentures have been fully converted with accrued interest at the Fixed Conversion Price into 7,080,450 shares of Firstgold common stock.

In addition to the convertible debentures issued to Cornell Capital, Firstgold issued an additional $650,000 principal amount of convertible debentures to a limited number of other investors.  These latter debentures have similar terms and conditions as those issued to the Cornell Capital except the conversion provision is only at the Fixed Conversion Rate of $0.45 per share.  The Cornell Capital debentures and the other three debentures are collectively referred to as the “Debentures.”

Based on the foregoing, the remaining $650,000 of Debentures will be convertible at the option of holder at any time up to maturity at a conversion price equal to $0.45. The Debentures have a three-year term and accrue interest at 8% per year payable in cash or our common stock.

If paid in stock, the stock will be valued at the rate equal to the conversion price of the Debentures in effect at the time of payment.  Interest and principal payments on the Debentures accrue until converted or, if not converted, are due on the maturity date of each Debenture.

The following table summarizes the value of our common stock underlying the Debentures and potential discount to market price that Cornell Capital may receive.  For purposes of this table, it is assumed that $1,000,000 principal amount Debenture was issued and sold on September 26, 2006; $1,000,000 principal amount Debenture was issued and sold on December 1, 2006; and $1,000,000 principal amount Debenture was issued and sold on March 16, 2007.  The table also includes $650,000 principal amount of Debentures assumed to have been issued and sold on October 10, 2006, to investors other than Cornell Capital.

Market Price (1)		Conversion Price (2)	Total Shares Underlying Debentures (3)	Total Value of Shares at Market Price (4)	Total Value of Shares at Conversion Price (5)	Total Possible Discount to Market Price (6)
9/26/06 10/10/06 12/01/06 3/16/07 4/12/07	$0.39 $0.39 $0.34 $0.53 $0.61	$0.33 $0.45 $0.30 $0.45 $0.45	3,030,303 1,444,444 3,333,333 2,222,222 5,673,110	$1,181,818 $563,333 $1,133,333 $1,177,778 $3,460,597	$1,000,000 $650,000 $1,000,000 $1,000,000 $2,552,900	$181,818 $0 $133,333 $177,778 $907,697
_________________________

(1)	Closing market price per share of our common stock on the assumed conversion date of September 26, 2006, October 10, 2006, December 1, 2006 and March 16, 2007.
(2)
Conversion price per share of our common stock underlying the Debentures on the assumed date of the conversion of the Debentures.  Pursuant to the terms of the Debentures issued to Cornell Capital on 9/26/06, 12/1/06 and 3/16/07, the conversion price was equal to the lesser of the fixed conversion price of $0.45, or the market conversion price, defined as 95% of the lowest daily volume weighted average trading prices per share of our common stock during the thirty trading days immediately preceding the conversion date, as quoted by Bloomberg, LP.  Cornell Capital has subsequently converted all of its debentures at a price of $0.45.  For the 4/12/07 transaction, this column equates to the issuance price of the Units.

(3)
Total number of shares of common stock underlying the Debentures assuming full conversion as of the assumed date of the conversion of the Debentures.  Since the actual conversion price of the Debentures can decrease as the market price decreases, the actual number of shares underlying the Debentures can also fluctuate.  Prior to conversion, if the market price for our common stock had decreased below $0.45 per share, the number of shares issuable upon conversion of the Debentures increases.  See the section “Shares Issuable Upon Conversion of Convertible Debenture” at page 22.  For the 4/12/07 transaction, this column equates to the number of shares issued in the Units.

(4)
Total market value of shares of common stock underlying the Debentures assuming full conversion as of the assumed date of the sale of the Debentures and based on the market price of the common stock on the assumed date of the sale of the Debentures.

(5)
Total value of shares of common stock underlying the Debentures assuming full conversion of the Debentures as of the assumed date of the conversion of the Debentures and based on the conversion price.  For the 4/12/07 transaction, the column equates to the value of the shares issued in the Units.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

Warrants

On September 26, 2006, as amended on November 1, 2006, we also issued to Cornell Capital two warrants for a total of 3,500,000 shares of our common stock (each a “Warrant” and collectively the “Warrants”) with the aggregate exercise price of $1,575,000 if exercised on a cash basis and if we are not in default on any of the Debentures.  The “A Warrant” is exercisable for 2,000,000 shares of our common stock at $0.45 per share, expiring November 1, 2010.  The “B Warrant” was originally exercisable for 1,500,000 shares of our common stock at $0.60 per share, expiring four years after the issuance date of the Warrants.  However, on March 16, 2007 an Amended and Restated “B Warrant” was issued covering 1,500,000 shares at an exercise price of $0.45 per share, expiring on November 1, 2010.

If the Warrants are exercised on a cashless basis, we would receive no proceeds from their exercise by Cornell Capital.

The selling stockholders are registering shares underlying warrants to purchase up to 3,875,000 shares of Firstgold common stock at an exercise price $0.30 per share. The warrants are exercisable for a period of 42 months after the issuance date of January 31, 2006.

The following table summarizes the value of each of the Warrants assuming the holders exercise them on a cash basis.

Warrant	Market Price on Date of Conversion (1)	Conversion Price on Date of Sale (2)	Total Shares Underlying the Warrant (3)	Total Value of Shares at Market Price (4)	Total Value of Shares at Exercise Price (5)	Total Possible Discount to Market Price (6)
Selling Stockholders	$0.18	$0.36	3,875,000	$697,500	$1,395,000	$-0-
_________________________

(1)	Closing market price per share of our common stock on the assumed date of the exercise of the Warrants which is the date the securities were issued.
(2)
Exercise price per share of our common stock on the date of the exercise and issuance of the Warrants.  The exercise price of the Warrants is fixed pursuant to the terms of each of the Warrants except that each of the Warrants contain anti-dilution protections which in certain circumstances, may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying each Warrant assuming full conversion as of the assumed date of the conversion of the Warrants.  Upon certain anti-dilution adjustments of the exercise price of the Warrants, the number of shares underlying the Warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)
Total market value of the shares of common stock underlying each Warrant assuming full exercise of each Warrant as of the assumed date of the exercise of the Warrants (9/21/07) based on the market price of the common stock on the date of the exercise of the Warrants.

(5)	Total value of shares of common stock underlying each Warrant assuming full exercise of each Warrant as of the assumed date of the conversion of the Warrants and based on the conversion price.
(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

Registration Rights Agreement

Pursuant to the Amended Registration Rights Agreement with Cornell Capital, we agreed to register for resale under the Securities Act of 1933, as amended, up to 18,750,000 shares of common stock issuable upon conversion of the Debentures and upon exercise of the Warrants, and to file such Registration Statement within thirty (30) days after November 1, 2006.  We were also required to register up to 2,191,227 shares on behalf of the other convertible debenture/warrant holders.  We filed a Registration Statement with the SEC on December 1, 2006.  We were also required to use our reasonable best efforts to have that Registration Statement declared effective by February 28, 2007.  However, for administrative reasons we withdrew that prior Registration on May 18, 2007.  In addition, due to certain subsequent amendments to the Cornell Capital investment and subsequent private sales, we are now only required to register 8,504,553 shares of common stock issued upon conversion of the Debentures including accrued interest on such Debentures prior to conversion and upon exercise of the Warrants.  The value of the total number of shares of common stock that we are required to register pursuant to the Amended Registration Rights Agreement with Cornell Capital, based on the market price of our common stock on September 21, 2007 ($0.62) was approximately $5,273,000.

There is no guarantee that the SEC will declare a Registration Statement covering Cornell Capital’s shares effective. In the event that a Registration Statement is not declared effective by the SEC, then Cornell Capital may claim we are in default on these agreements, and we may face certain liquidated damages in addition to other rights that Cornell Capital may have.  The liquidated damages, at Cornell Capital’s option, include demand for a cash amount payable within three business days equal to 1% of the liquidated value of the Debentures then outstanding for each thirty (30) day period after the required filing deadline or the required effective date., as the case may be. However, the liquidated damages would be payable for no more than fifteen months, and no liquidated damages would be owed if Cornell Capital fails to provide timely information or if we are actively engaged in the comment process with the SEC.  Furthermore, we also agreed to pay structuring fees to Yorkville Advisors, LLC (“Yorkville”), the manager of Cornell Capital, of $20,000, and a due diligence fee of $5,000. We also agreed to pay Cornell Capital a fee of 9% of the aggregate principal amount of Debentures then issued and outstanding.  We made no payments in conjunction with the sale of convertible debentures to other investors.

Payments and Premiums to Debenture Holders

Line 1 of the following table summarizes the potential payments we would have been required to pay to Cornell Capital and affiliates of Cornell Capital without giving effect to the conversions of $450,000 on July 13, 2007, and $1,000,000 on September 13, 2007.  For purposes of this table, we have assumed that the entire $3,000,000 aggregate principal amount of the Debentures were issued and sold on September 26, 2006.  Line 2 of the following table summarizes the potential payments to other Debenture holders.

Maximum Commitment Fee (1)	Structuring and Due Diligence Fees (2)	Maximum Interest Payments (3)	Maximum Redemption Premiums (4)	Maximum Liquidated Damages (5)	Total Maximum Payments (6)	Total Net Proceeds to Company (7)
$270,000	$25,000	$720,000	$372,000	$450,000	$1,837,000	$1,985,000
$0	$0	$156,000	$80,600	$97,500	$334,100	$494,000
________________________

(1)
We agreed to pay Cornell Capital a commitment fee equal to 9% of the $3,000,000 purchase price of the Debentures issued pursuant to the Agreement on a pro rata basis as the Debentures were issued.  As of the filing of this Registration Statement, $3,000,000 of the Debentures have been issued and we paid Cornell Capital $270,000 in commitment fees.

(2)	Pursuant to the Agreement, we paid Yorkville an aggregate of $20,000 in structuring and $5,000 in due diligence fees in connection with the transactions contemplated by the Agreement.
(3)
Maximum amount of interest that can accrue assuming all the Debentures remaining outstanding until the maturity date. We may pay accrued interest in either cash or, at our option, in shares of our common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Debentures prior to the maturity date by repaying the principal and accrued interest plus a redemption premium of 10% of such principal and accrued interest.  This represents the maximum redemption premium we would pay assuming we redeem all of the Debentures prior to maturity with the redemption premium.

(5)	Maximum amount of liquidated damages we may be required to pay for the twelve months following the sale of all the Debentures.
(6)	Total maximum payments that we may be required to make for the twelve months following the sale of all the Debentures and assuming that we made all of the payments described in footnotes 1 through 5.
(7)	Total net proceeds to us assuming that we were not required to make any payments as described in footnotes 4 and 5.

Security Agreement

The Debentures are secured by a Security Agreement with Cornell Capital.  The obligation is secured by all our property and mining rights held in the Relief Canyon Mine property, as affirmed by an Amended Memorandum of Security Agreement as filed with the County Recorder of Pershing County, Nevada.

Pledge and Lock-Up Agreements

The Debentures, prior to conversion, were also secured by a pledge of 10,000,000 of the shares of our common stock which comprises approximately 9.5% of our currently issued and outstanding common stock.

Use of Proceeds

We plan to use the proceeds from the sale of the Debentures for general corporate purposes and for working capital.  We sold $650,000 principal amount of debentures to three investors without fees or deductions. The following table summarizes the potential proceeds available to us pursuant to the latest financing with Cornell Capital and three additional investors. For purposes of this table, we have assumed that all of the $3,000,000 aggregate principal amount of convertible secured debentures were issued and sold on September 26, 2006 and that Cornell Capital exercises all of the Warrants on a cash basis.

Total Gross Proceeds Payable to Company	Total Maximum Payments by Company (1)	Net Proceeds to Company (2)	Total Possible Profit to Debenture Holders(3)	Percentage of Return on Investment (Payments + Discounts) ÷ Net Proceeds (4)
$5,561,052	$2,171,100	$3,389,952	$1,121,954	97%
_________________________

(1)	Total maximum payments payable by us.
(2)	Total net proceeds to us calculated by subtracting the result in column (2) from the result in column (1).
(3)	Total possible profit to Debenture Holders based on the aggregate discount to market price of the conversion of the Debentures and Warrants.
(4)
Percentage equal to the total amount of possible payments to Debenture Holders under the Debentures ($2,171,100) plus total possible discount to the market price of the shares underlying the Debentures ($1,121,954) divided by the net proceeds to us resulting from the sale of the Debentures ($3,389,952).

Effect on Shares Outstanding

Firstgold transacted one prior financing with Cornell Capital effective as of January 27, 2006.  The table below summarizes the number of shares originally registered in the prior transaction.

Number of Shares Outstanding Prior to Current Transaction	Number of Shares Outstanding Prior to 2006 Transaction held by non-affiliates (1)	Number of Previously Registered Shares on Behalf of all Selling Stockholders(2)	Number of Shares Registered on Behalf of all Selling Stockholders	Percentage of Public Float (1)	Number of Shares Still Held on Behalf of Selling Stockholders	Number of Shares Sold in Registered Resale Transactions by Selling Stockholders	Number of Shares Registered for Resale of Selling Stockholder in the Current Transaction(3)	Per Share Market price of Firstgold stock on January 26, 2006	Per Share market price of Firstgold common stock on Sept. 21, 2007
63,104,072	52,240,675	7,000,000	33,550,025	64.2%	7,000,000	5,165,168	20,635,588	$0.21	$0.62
___________________________

(1)
Represents the number of shares of common stock of the Company issued and outstanding as of January 27, 2006 (prior to the transaction with Cornell) held by persons other than Cornell, affiliates of Cornell and affiliates of the Company.

(2)	Represents the total number of shares of common stock of the Company previously registered on behalf of Cornell and/or Cornell’s affiliates in this registration statement on behalf of Cornell Capital.
(3)
Current transactions refer to the sale of Convertible Debentures in September, 2006 and the sale of Units (stock and warrants) in April, 2007, registered in a separate registration statement. Includes 8,504,553 shares of common stock of the Company registered in a separate registration statement filed on behalf of Cornell Capital.

The following table summarizes the number of shares being registered in a separate registration statement on behalf of Cornell Capital and certain other stockholders.

Number of Shares Outstanding Prior to Current Transactions Held by Non-Affiliates (1)	Number of Previously Registered Shares on Behalf of Cornell Capital (2)	Number of Shares Still Held on Behalf of Selling Stockholders (3)	Number of Shares Sold in Registered Resale Transactions by Selling Stockholders	Percentage of Public Float(4)	Number of Shares Registered for Resale of Selling Stockholder in the Current Transaction(5)
59,104,675	6,540,168	24,880,569	5,165,168	23%	20,635,588
___________________________

(1)
Represents the number of shares of common stock of the Company issued and outstanding as of September 26, 2006 (prior to the transaction with Cornell) held by persons other than Cornell, affiliates of Cornell and affiliates of the Company.

(2)
Represents the total number of shares of common stock of the Company previously registered on behalf of Cornell and/or Cornell’s affiliates and reflects the deregistration of 20,009,857 shares on behalf of Cornell.

(3)	Represents the total number of shares of common stock of the Company held by selling stockholders in a separate registration statement.
(4)	Percentage based upon 96,842,019 shares held by non-affiliates as of September 21,2007.
(5)	Current transactions refer to the sale of Convertible Debentures in September, 2006 and the sale of Units (stock and warrants) in April, 2007, registered in a separate registration statement.

Copies of Agreements

Incorporated by reference to the Registration Statement to which this prospectus relates (see “Exhibits” below) are copies of all agreements between us and:
  Cornell Capital Partners, L.P. and other investors in the April, 2007 unit offering;
  any affiliates of Cornell Capital Partners, L.P. and other investors in the April, 2007 unit offering; and
  any person with whom Cornell Capital Partners, L.P. has a contractual relationship regarding the transaction in connection with the sale of the convertible debentures and attached warrants.
These documents include the following, which have been filed with the SEC as indicated:

(1)	• Securities Purchase Agreement between Firstgold Corp. and Cornell Capital Partners LP
(2)	• Amendment to Securities Purchase Agreement
(1)	• Secured Convertible Debenture for 1,000,000 (“Closing Debenture”)
(3)	• Secured Convertible Debentures for $1,000,000 (“Filing Debenture”)
(4)	• Secured Convertible Debenture for $1,000,000 (“Final Debenture”)
(1)	• Registration Rights Agreement between Firstgold Corp. and Cornell Capital Partners LP
(2)	• Amendment to Registration Rights Agreement
(3)	• Pledge and Escrow Agreement with Cornell Capital and Amendment
5)	• Transfer Agent Instruction
(1)	• “A Warrant” Agreement between Firstgold Corp. and Cornell Capital Partners LP
(1)	• “B” Warrant Agreement between Firstgold Corp. and Cornell Capital Partners LP
(4)	• Amended and Restated “B” Warrant Agreement between Firstgold Corp. and Cornell Capital Partners LP
(3)	• Amendments to A and B Warrants
(3)	• Amended Memorandum of Security Agreement
(6)	• Amendment to Investor Registration Agreement
(7)	• Warrants dated April 17, 2007
(8)	• Form of Subscription Agreement for Regulation S offering in April 2007
________________________________________

(1)	Filed as exhibit to Report on Form 8-K filed on September 29, 2006
(2)	Filed as exhibit to Amended Report on Form 8-K filed on November 24, 2006
(3)	Filed as exhibit to Amendment No. 1 to Registration Statement on Form SB-2, #333.139052filed on February 8, 2007
(4)	Filed as exhibit to Report on Form 8-K filed on March 22, 2007

(5)	Filed as exhibit to Amendment No. 2 to Registration Statement on Form SB-2, #333.139052, filed April 16, 2007.
(6)	Filed as exhibit to Registration Statement on Form SB-2 #333-145016 filed August 1, 2007.
(7)	Incorporated by reference to Registrant’s Form 8-K filed on May 11, 2007.
(8)	Filed as exhibit to Amendment No. 2 to Form SB-2 #333-145016 filed November 7, 2007.

USE OF PROCEEDS

The Shares offered by this prospectus are being registered for the account of the selling stockholders.  We will not receive any proceeds from the sale of Common Stock by the selling stockholders. Proceeds from the exercise of warrants will be used for working capital.

MARKET FOR FIRSTGOLD COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

In July 1997, our Common Stock was approved for quotation on the National Association of Securities Dealers’ Over-the-Counter (“OTC”) Bulletin Board where it traded under the symbol “NGLD” until June 2001.  In June 2001, our Common Stock was moved to the “Pink Sheets” published by the Pink Sheets LLC (previously National Quotation Bureau, LLC).  On June 7, 2005, our Common Stock was again approved for quotation on the OTC Bulletin Board with its symbol of “NGLD.”  Due to our name change to Firstgold Corp., effective December 1, 2006 our trading symbol was changed to “FGOC”. As of October 24, 2007 the closing price of our Common Stock was $0.60 per share.

Price Range of Our Common Stock

A public trading market having the characteristics of depth, liquidity and orderliness depends upon the existence of market makers as well as the presence of willing buyers and sellers, which are circumstances over which we do not have control.  The following table sets forth the high and low sales prices reported by the OTC Bulletin Board for our Common Stock in the periods indicated.  The quotations below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

FIRSTGOLD CORP. COMMON STOCK	Low	High

Year Ending January 31, 2008

Second quarter (May-July)	$0.56	$0.72
First Quarter (February – April)	$0.33	$0.73

Year Ending January 31, 2007

Fourth Quarter (November-January)	$0.255	$0.39
Third Quarter (August-October)	$0.30	$0.47
Second Quarter (May-July)	$0.19	$0.53
First Quarter (February-April)	$0.14	$0.245

Year Ending January 31, 2006

Fourth Quarter (November-January)	$0.12	$0.225
Third Quarter (August-October)	$0.10	$0.29
Second Quarter (May-July)	$0.20	$0.34
First Quarter (February-April)	$0.15	$0.33

Stockholders

As of July 31, 2007, there were approximately 1,134 holders of record of our Common Stock.  This amount does not include stockholders whose shares are held in street name.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock.  We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Equity Compensation Plans

On July 26, 2006, our Board of Directors adopted the 2006 Stock Option Plan.  The 2006 Plan was submitted to and approved by stockholders at the 2006 annual stockholders meeting held on November 17, 2006. Under the terms of the 2006 Plan, we may grant options to purchase up to 5,000,000 shares of our common stock which can include Incentive Stock Options issued to employees and Nonstatutory Stock Options issuable to employees or consultants providing services to Firstgold on such terms as are determined by our board of directors. The Compensation Committee of our Board administers the 2006 Plan.  Under the 2006 Plan, options vest not less than 20% per year and have 10-year terms (except with respect to 10% stockholders which have five-year terms).  If an option holder terminates his/her employment with us or becomes disabled or dies, the option holder or his/her representative will have a certain number of months to exercise any outstanding options.  If we sell substantially all of our assets or are a party to a merger or consolidation in which we are not the surviving corporation, then we have the right to accelerate unvested options and will give the option holder written notice of the exercisability and specify a time period in which the option may be exercised.  All options will terminate in their entirety to the extent not exercised on or prior to the date specified in the written notice unless an agreement governing any change of control provides otherwise.  As of July 31, 2007, options to purchase 3,850,000 shares of common stock had been issued as follows:  500,000 options issued to A. Scott Dockter; 400,000 options issued to James Kluber; 750,000 options issued to each of Terrence Lynch and Stephen Akerfeldt; 500,000 options issued to each of Donald Heimler and Fraser Berill; and 450,000 options issued to other employees for the purchase of Firstgold restricted common stock.  At the 2007 Annual Stockholders Meeting held on September 20, 2007, stockholders approved an increase in the shares issuable under the 2006 Plan to 10,000,000 shares.

Shares Issuable Upon Conversion of Convertible Debentures

Of the original $3,000,000 principal amount of Convertible Debentures held by Cornell Capital from the September, 2006 purchase, all of this amount, with accrued interest, was converted between July 13, 2007 and October 31, 2007 into 7,080,450 shares of the Registrant’s common stock. This amount represents 6,666,667 shares issued upon conversion of the Debenture principal and 413,783 shares issued for accrued interest on such Debentures. Debentures in the principal amount of $650,000 remain outstanding.

BUSINESS

General

Firstgold Corp. (“we,” “us,” “our” or “Firstgold”) has embarked on a business strategy whereby it will invest in, explore and if warranted, conduct mining operations of its current mining properties and other mineral producing properties.  Firstgold is a public company that in the past has been engaged in the acquisition and exploration of gold-bearing properties in the continental United States.  Currently, Firstgold’s principal assets include various mineral leases associated with the Relief Canyon Mine located near Lovelock, Nevada along with various items of mining equipment and improvements located at that site.  Firstgold has also entered into a joint venture intended to explore additional mining properties known as the Red Caps Project and Crescent Valley Project, both of which are located in Lander County, Nevada.  Firstgold has also secured rights to explore approximately 35,000 acres of property located in Elko County, Nevada.

From 1995 until the beginning of 2000, Firstgold had followed the above described business activity focusing on the exploration and mining of gold and silver ore deposits.  At the beginning of 2000, Firstgold’s business strategy became focused on investing in Internet start-up companies.  That strategy was not successful and by mid-2001 Firstgold had abandoned such investments.  From approximately July 2001 until February 2003 Firstgold had been inactive.  During the period of inactivity, ASDi LLC, an entity controlled by A. Scott Dockter who is also the President and CEO of Firstgold, has made the necessary expenditures to maintain the current status of the Relief Canyon mining claims.  In February 2003, Firstgold resumed its business of acquiring, exploring and if warranted developing its mining properties.

Firstgold's mailing address is 3108 Ponte Morino Drive, Suite 210, Cameron Park, CA  95682 and its telephone number is (530) 677-5974.

The Company

Firstgold Corp., a Delaware corporation, has been engaged in the acquisition and exploration of gold-bearing properties in the continental United States since 1995.  In fiscal 1999 Firstgold placed its only remaining property, the Relief Canyon Mine, located in Pershing County, Nevada, on a care and maintenance status.  During fiscal 2000, Firstgold executed a contract to sell the Relief Canyon Mine to A. Scott Dockter, then Chairman of Firstgold; however the sale was never completed and the asset remains the property of Firstgold.  It is now Firstgold’s intention to resume mining at the Relief Canyon Mine.  See “Business” below for further detail.

Firstgold’s independent accountants have included a “going concern” explanatory paragraph in their report dated May 16, 2007 on Firstgold’s financial statements for the fiscal year ended January 31, 2007, indicating substantial doubt about Firstgold’s ability to continue as a going concern (See Note 2 of Financial Footnotes).  If Firstgold’s exploration program is not successful or if insufficient funds are available to carry out Firstgold’s business plans, then Firstgold will not be able to execute its business plan.

For financial information regarding Firstgold, see “Financial Statements.”

Business

Firstgold is an “exploration stage” company engaged in the search and/or verification of ore deposits (reserves) in its property.  Our business will be to acquire, explore and, if warranted, develop various mining properties located in the state of Nevada.  We plan to carryout comprehensive exploration and, if warranted, development programs on our properties.  While we currently plan to fund and conduct these activities ourselves, we may in the future outsource some of these activities through the use of various joint venture, royalty or partnership arrangements pursuant to which other companies would agree to finance and carryout the exploration and possible future development programs on our mining properties.  Our current plan will require the hiring of various mining employees to perform exploration and mining activities for our various mining properties.

Properties

Relief Canyon Mine

The Relief Canyon Mine is an open-pit, heap leaching operation located approximately 110 miles northeast of Reno, Nevada.  Firstgold held 50 unpatented mining claims covering approximately 1000 acres until October 2004 at which time Firstgold completed re-staking the Relief Canyon mill site and lode claims.  Firstgold currently holds a total of 146 claims including 120 mill site claims and 26 unpatented mining claims.  The annual payments to maintain these claims are approximately $15,600.  The mine is readily accessible by improved roads.  Water for mining and processing operations is provided by two wells located on the property in close proximity to the mine and processing facilities.  Power is provided by a local rural electric association and phone lines are present at the mine site.  Relief Canyon is located in the Humboldt Range, a mining district in Pershing County, Nevada.

Background and History

On January 10, 1995, Firstgold purchased the Relief Canyon mine from J.D. Welsh & Associates for $500,000.  The mine at that time consisted of 39 unpatented lode mining claims covering approximately 780 acres and a lease for access to an additional 800 acres contiguous to the 39 claims located on Firstgold’s property.  Located on the property are, a building containing five carbon tanks and a boiler for carbon strip solution, four detoxified leach pads, a preg pond for gold bearing solution, a barren pond for solution from which gold had been removed, water rights, and various permits.  From acquisition through November 1997, Firstgold refurbished the processing facilities by the purchase and installation of all equipment required to process the gold bearing leach solution when the mine was returned to production in 1997.  During 1997, Firstgold staked an additional 402 claims.  However, subsequent to January 31, 1998, Firstgold reduced the total claims to 50 (covering approximately 1,000 acres).  In 1999 Firstgold placed the mine in a care and maintenance status.

If mining operations are not resumed at the Relief Canyon mine, it is possible Firstgold may be required to reclaim the mine.  Reclamation consists of recontouring the four heaps to a 3:1 slope, sale and removal of the building and its contents, evaporation of all water in both ponds and burial of the building foundation and floor within the ponds' liners under the soil contained in the pond berms.  Finally, native vegetation must be re-established in all areas of disturbance.

During 1996, Repadre Capital Corporation (“Repadre”) purchased for $500,000 a net smelter return royalty (Repadre Royalty). Repadre was to receive a 1.5% royalty from production at each of the Relief Canyon Mine and Mission Mines. In July 1997, an additional $300,000 was paid by Repadre for an additional 1% royalty from the Relief Canyon Mine. In October, 1997, when the Mission Mine lease was terminated, Repadre exercised its option to transfer the Repadre Royalty solely to the Relief Canyon Mine resulting in a total 4% royalty. The total amount received of $800,000 has been recorded as deferred revenue in the accompanying financial statements.

Plan for Relief Canyon

Based on past exploration by us and work done by others, we believe the Relief Canyon Mine presents the potential for gold bearing ore deposits which will hopefully be validated through further exploration of additional mining claims.

The Relief Canyon properties include 146 millsite claims and unpatented mining claims contained in about 1,000 acres.

Firstgold’s operating plan is to place the most promising mining targets into production during the 2008 calendar year, and use the net proceeds from these operations, if any, to fund expanded exploration and, if warranted, development of its entire property holdings.  By this means, Firstgold intends to progressively enlarge the scope and scale of the mining and processing operations, thereby increasing Firstgold’s annual revenues and eventually its net profits.

Firstgold’s goals for environmental protection and reclamation are for minimal environmental disturbance during mining, and reclamation and/or restoration of the disturbed area after mining ceases.  The economics of Firstgold’s operations will permit this environmentally responsible plan of operations.

We will initially focus on exploring the North Relief Canyon mining property.  We recently posted a $613,500 reclamation bond with the Nevada Bureau of Mining Regulations and Reclamation (“BMRR”) which allows us to apply for new permits for mining and processing on the property.  Posting the reclamation bond completes the Activities of Compliance mandated by the Bureau of Land Management (“BLM”) and Nevada Department of Environmental Protection (“NDEP”) before any work can commence.  We have completed approximately 75% of all the environmental work required by NDEP in the Administrative Order of Consent issued May 2005 (the AOC).  The purpose of the AOC is to bring the Relief Canyon mine up to current environmental compliance.

On September 25, 2006 we submitted our “Plan of Operations” for the Relief Canyon Mining Project to the NDEP.  The Plan contains extensive details on how the mine will operate if and when production is achieved.  The Plan includes an intention to reprocess the existing heaps containing approximately 8 million tons of ore and the construction of a new heap leach pad.  The Plan also includes facilities and processes which are compliant with our “Green Initiative” to construct and operate an environmentally conscience project.

On October 19, 2006 we received notice from the NDEP that we would be allowed to attach our current Plan of Operations as an amendment to a previous Plan of Operations submitted in 1996.  This consolidation of Plans is expected to significantly reduce the processing time and documentation necessary to secure our production permit from the NDEP which will allow us to commence processing ore at the Relief Canyon Mining Project.  On April 9, 2007 we received notice from the NDEP that Firstgold’s Plan of Operation had been reinstated.  With this approval, Firstgold is allowed to proceed at Relief Canyon with onsite construction, drilling, operations and, if deemed appropriate, production, subject to final determination and posting of reclamation bonds.

To assist us in this effort, we have retained Dyer Engineering Consultants, Inc. as our lead engineering firm for the permitting and compliance engineering work at the Relief Canyon and other exploration projects in Nevada.

Once we have achieved environmental compliance, we can proceed with the permits to commence full scale exploration and mining activities.  The estimated time for completing the permitting process is between six months to nine months.  However, upon posting the reclamation bond, we are able to carry on limited operations pending full permitting for full mining operations.

Description of Past Exploration and Existing Exploration Efforts

Over 400 reverse circulation holes have been drilled at the Relief Canyon project.  Of the 400 holes drilled, 106 had intercepts of gold bearing ore structures of 0.1 gold/ton content.  Additionally there are numerous holes with several feet of 0.09 - 0.099 gold/ton content.

The mineral zone of Relief Canyon is open ended on three sides.  It is projected that additional drilling will increase the size of possible reserves.  Most of the drilling to date was targeted for open pit mining, resulting in shallow holes which did not test for possible deeper ore deposits.  A significant number of deep holes with 0.3 gold/ton and better were drilled on the North end of the property.

This area is targeted for initial underground mining development.  Additional exploration holes will be drilled when underground mining commences throughout the various ore zones to determine future development.  Firstgold has acquired one mobile drilling rig to conduct this drilling program and is seeking to acquire or rent a second drilling rig.

Typically, grade values of the Relief Canyon drill holes are reduced as a result of finds being lost down the hole or vented out as dust.  Actual mining and recovery of gold in the milling process will determine the loss if any which could be as much as 30%.

In late May 2007 we completed 57 drill holes at Relief Canyon using sonic drilling. The patented sonic drill head works by sending high frequency resonant vibrations down the drill string of the drill bit while the operator controls the frequencies to suit the specific conditions of the soil/rock geology. This current round of drilling is intended to improve our understanding of the mineral content in the existing heap leach pads.  We have also completed 58 of a planned 120 reverse circulation drill holes in the existing pit area. Fire assays have been returned on the first 34 of these holes which are designed to evaluate three specific exploration target areas.

We have retained SRK Engineering to perform a resource evaluation of the Relief Canyon Property.

Possible Underground Mining Efforts

We will pursue exploration drilling to further identify areas of possible gold-bearing ore deposits.  Results of this additional drilling will allow us to better evaluate whether eventual underground mining efforts may be justified particularly at the North end of the property.  Future development of our underground mining activity will also be dependent on the availability of adequate capital to initiate and sustain this effort.  Underground mining is very expensive costing in the range of $600 to $1,000 per linear foot of underground development.

Ore Processing Facilities

In October 2006, we commenced revitalization of our process solution ponds.  The existing Pregnant and Barren ponds, which manage the process solutions, have been cleaned and relined with the latest technology of fluid containment.  In keeping with our “Green Initiative,” this will include new leak detection equipment and protocols.  In addition, a new solution transmission channel will be constructed between the site of the proposed heap leach pad and the existing solution ponds.  Upon completion, we plan to process approximately 8 million metric tons of existing lower grade oxide ores by heap leaching.  Heap leaching consists of stacking crushed or run-of-mine ore in impermeable ponds, where a weak cyanide solution is applied to the top surface of the heaps to dissolve the gold.

Higher-grade oxide ores are processed through mills, where the ore is ground into a fine powder and mixed with water in slurry, which then passes through a cyanide leaching circuit.  In both cases, the gold-bearing solution is then collected and pumped to facilities to remove the gold by collection on carbon or by zinc precipitation directly from leach solutions.

Some gold-bearing sulfide ores may be processed through a flotation plant.  In flotation, ore is finely ground, turned into slurry, then placed in a tank known as a flotation cell.  Chemicals are added to the slurry causing the gold-containing sulfides to float in air bubbles to the top of the tank, where they can be separated from waste particles that sink to the bottom.

The sulfides are removed from the cell and converted into a concentrate that can then be processed in an autoclave or roaster to recover the gold.  The ore is then processed through an oxide mill.

A 350 ton per day ore processing facility is presently under construction at the property site.  We have also contracted to purchase a new jaw crushing unit to crush ore materials.

Crescent Red Caps LLC

Overview

We are interested in acquiring exploration rights to certain properties which consist of two leases of unpatented mining claims for which ASDi LLC is the lessee however we do not currently own any interest in the properties.  ASDi LLC and Firstgold are the only parties to an Operating Agreement for and the only members of the Crescent Red Caps LLC, a Nevada limited liability company (“Crescent Red Caps LLC”) formed for the intended purpose of exploring the properties. The terms of the Operating Agreement for Crescent Red Caps LLC provided for Firstgold to own an initial 22.22% interest in the LLC and be the Manager and the remaining 77.78% interest to be held by ASDi LLC, a California limited liability company owned by A. Scott Dockter, President and CEO of Firstgold.  Additionally, by the terms of the Operating Agreement, Firstgold, by making expenditures over three years (January 2006 - January 2009) aggregating $2,700,000, can acquire a 66.66% overall interest in the Crescent Red Caps LLC.  Firstgold would then have the opportunity to purchase the remaining Crescent Red Caps LLC interest held by ASDi LLC based on the results of the exploration work contemplated by these additional expenditures.

The properties intended to be explored by the Crescent Red Caps LLC are located in northeastern Nevada, approximately 60 miles southwest of Elko, Nevada in Lander County.  The properties are accessed via Nevada State Highway 306, which extends southward from U.S. Interstate 80, both of which are paved roads.

On October 13, 2006 and November 1, 2006 the lessors gave notices of termination of the two leases.  The lessors are claiming that the assignment of the leases by ASDi LLC to Crescent Red Caps LLC was either ineffective or in breach of the leases.  While ASDi LLC disputes the lease terminations, the matter has yet to be resolved.  On February 8, 2007, the lessors filed a lawsuit seeking to terminate the leases (see the section “Legal Proceedings” below). As a result of this litigation neither Firstgold nor Crescent Red Caps LLC claim any interest in the above leases or properties and will not expend funds on its exploration program on the properties unless and until this lease dispute is resolved.

Antelope Peak

On October 24, 2006, we entered into a Mineral Lease Agreement with the owners of approximately 25,000 acres of property located in Elko County, Nevada (the “Antelope Peak” property).  The Lease allows Firstgold the exclusive right to explore for and, if warranted, develop gold, silver and barite minerals on the leased property.  The Lease has an initial term of five (5) years; however the term can be automatically extended thereafter for so long as Firstgold is engaged in mining operations.

To date we have performed an Aerial Ground Magnetic Survey which allows our geologists to identify targets for more detailed exploration.  We have also conducted extensive ground sampling on the property.

Horse Creek

On July 9, 2007, we completed staking claims on approximately 4,200 acres of potentially mineralized ground in the Horse Creek area of Nevada.  We have conducted preliminary sampling of the area.  During the course of the property evaluation, rock chip samples were collected. This sampling has shown the potential presence of intrusion-related gold systems. The next phase of this project will be to conduct extensive mapping of the area’s bedrock geology.  Additionally, we plan to conduct an airborne geophysical survey to map the magnetic character of the rocks.  Geochemical exploration efforts will continue with more rock chip sampling as well as an in-depth soil sampling survey.

Industry Overview

The gold mining and exploration industry has experienced several factors recently that are favorable to Firstgold as described below.

The spot market price of an ounce of gold has increased from a low of $253 in February 2001 to a high of $739 in September 2007.  The price was $731 as of September 21, 2007.  This current price level has made it economically more feasible to produce gold as well as made gold a more attractive investment for many.  Firstgold is projecting a cash cost per ounce of gold produced in a range of $170 to $225.  Accordingly, the gross margin per ounce of gold produced per the historical spot market price range above provides significant profit potential if we are successful in identifying and mining gold at Relief Canyon mine.

By industry standards, there are generally four types of mining companies.  Firstgold is considered an “exploration stage” company.  Typically, an exploration stage mining company is focused on exploration to identify new, commercially viable gold deposits.  “Junior mining companies” typically have proven and probable reserves of less then one million ounces of gold, generally produces less then 100,000 ounces of gold annually and / or are in the process of trying to raise enough capital to fund the remainder of the steps required to move from a staked claim to production.  “Mid-tier” and large mining (“senior”) companies may have several projects in production plus several million ounces of gold in reserve.

Generally gold reserves have been declining for a number of years for the following reasons:
  The extended period of low gold prices from 1996 to 2001 made it economically unfeasible to explore for new deposits for most mining companies.
  The demand for and production of gold products have exceeded the amount of new reserves added over the last several consecutive years.

Reversing the decline in lower gold reserves is a long term process.  Due to the extended time frame it takes to explore, develop and bring new production on line, the large mining companies are facing an extended period of lower gold reserves.  Accordingly, junior companies that are able to increase their gold reserves more quickly should directly benefit with an increased valuation.

Additional factors causing higher gold prices over the past two years have come from a weakened United States dollar.  Reasons for the lower dollar compared to other currencies include the historically low US interest rates, the increasing US budget and trade deficits and the general worldwide political instability caused by the war on terrorism.

Competition

Of the four types of mining companies, we believe junior companies represent the largest group of gold companies in the public stock market.  All four types of mining companies may have projects located in any of the gold producing continents of the world and many have projects located near the Relief Canyon mine in Nevada.  Many of our competitors have greater exploration, production, and capital resources than we do, and may be able to compete more effectively in any of these areas.  Firstgold’s inability to secure capital to fund exploration and possible future production capacity, would establish a competitive cost disadvantage in the marketplace which would have a material adverse effect on its operations and potential profitability.

We also compete in the hiring and retention of experienced employees.  Consequently, we may not be able to hire qualified miners or operators in the numbers or at the times desired.

Employees

As of August 31, 2007, we had 21 full-time employees and one part-time employee.  Employees include a Mine Manager, Chief Geologist and Senior Geologist, a Lead Driller and a Plant Metallurgist. We anticipate hiring additional employees during the current year to work on the mining sites in Nevada as our exploration program is initiated.  While skilled equipment and operations personnel are in demand, we believe we will be able to hire the necessary workers to implement our exploration program.  Our employees are not expected to be subject to a labor contract or collective bargaining agreement.  We consider our employee relations to be good.

Consulting services, relating primarily to geologic and geophysical interpretations, and relating to such metallurgical, engineering, and other technical matters as may be deemed useful in the operation of our exploration activities, will be provided by independent contractors.

Government Controls and Regulations

Our exploration, mining and processing operations are subject to various federal, state and local laws and regulations governing prospecting, exploration, development, production, labor standards, occupational health, mine safety, control of toxic substances, and other matters involving environmental protection and employment.

United States environmental protection laws address the maintenance of air and water quality standards, the preservation of threatened and endangered species of wildlife and vegetation, the preservation of certain archaeological sites, reclamation, and limitations on the generation, transportation, storage and disposal of solid and hazardous wastes, among other things.  There can be no assurance that all the required permits and governmental approvals necessary for any mining project with which we may be associated can be obtained on a timely basis, or maintained.  Delays in obtaining or failure to obtain government permits and approvals may adversely impact our operations.  The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance.  In addition, significant changes in regulation could have a material adverse effect on our operations or financial position.

Outlined below are some of the more significant aspects of governmental controls and regulations which materially affect our interests in the Relief Canyon and Antelope Peak properties.

Regulation of Mining Activity

Firstgold’s mining activities, including care and maintenance, exploration, and possible future development and production activities are subject to environmental laws, policies and regulations.  These laws, policies and regulations regulate, among other matters, emissions to the air, discharges to water, management of waste, management of hazardous substances, protection of natural resources, protection of endangered species, protection of antiquities and reclamation of land.  The mines are also subject to numerous other federal, state and local laws and regulations.  At the federal level, the mines are subject to inspection and regulation by the Division of Mine Safety and Health Administration of the Department of Labor (“MSHA”) under provisions of the Federal Mine Safety and Health Act of 1977.  The Occupation and Safety Health Administration (“OSHA”) also has jurisdiction over certain safety and health standards not covered by MSHA.  Mining operations and all future exploration and development will require a variety of permits.  Although we believe the permits can be obtained in a timely fashion, permitting procedures are complex, costly, time consuming and subject to potential regulatory delay.  We do not believe that existing permitting requirements or other environmental protection laws and regulations would have a material adverse effect on our ability to explore and eventually operate the mines.  However, we cannot be certain that future changes in laws and regulations would not result in significant additional expenses, capital expenditures, restrictions or delays associated with the operation of our properties.  We cannot predict whether we will be able to obtain new permits or whether material changes in permit conditions will be imposed.  Granting new permits or the imposition of additional conditions could have a material adverse effect on our ability to explore and operate the mining properties in which we have an interest.

On June 9, 2005, we received permission from the NDEP to commence designated environmental activities previously requested by us.  In January 2006, we made a cash deposit of $243,204 to cover future reclamation costs as required by the NDEP for the Relief Canyon Mine.  As indicated previously, in September 2006 we submitted our Application for Water Pollution Control Permit and Design Report for the Relief Canyon project.  We are now moving forward with the permitting process that will allow us to perform additional exploration activities.

In September 2006, we submitted our “Application for Water Pollution Control Permit and Design Report” with the NDEP.  This document provides the BLM and NDEP with information regarding the characteristics of the site, proposed management of process fluids, monitoring and tentative plans for the eventual closure of operations.  In addition, this fulfills Nevada state requirements and illustrates the plan to prevent undue degradation of public lands while the Relief Canyon Mining Project is in operation.

On October 19, 2006 we received notice from the NDEP that we would be allowed to attach our current Plan of Operations for Relief Canyon submitted on September 15, 2006 as an amendment to the previous Plan of Operations submitted in 1996.  This consolidation of Plans is expected to significantly reduce the processing time and documentation necessary to secure our production permit from the NDEP for the Relief Canyon project.  We are also required to increase the reclamation cost deposit from $243,204 to $613,500 which will be placed in a blocked account with our bank in Sacramento, California.  The increased deposit was made in March 2007.  On April 9, 2007 we received notice from the NDEP that Firstgold’s Plan of Operation has been reinstated.  With this approval, Firstgold is allowed to commence onsite operations subject to final determination and posting of reclamation bonds.

On November 16, 2006, the NDEP notified Firstgold of certain violations that had occurred pertaining to the unauthorized release of water from one of the preg ponds at the Relief Canyon mining site in early November 2006. On August 14, 2007, Firstgold was notified that a fine of $9,000 had been assessed for these violations.  Firstgold paid the fine in full on August 21, 2007. Such violation and fine is not expected to affect the permitting process or exploration program at the Relief Canyon Mine site.

Legislation has been introduced in prior sessions of the U.S. Congress to make significant revisions to the U.S. General Mining Law of 1872 that would affect our unpatented mining claims on federal lands, including a royalty on gold production.  It cannot be predicted whether any of these proposals will become law.  Any levy of the type proposed would only apply to unpatented federal lands and accordingly could adversely affect the profitability of portions of any future gold production from the Relief Canyon mine.

The State of Nevada, where our mine properties are located, adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 which established design, operation, monitoring and closure requirements for all mining facilities.  The Nevada Act has increased the cost of designing, operating, monitoring and closing mining facilities and could affect the cost of operating, monitoring and closing existing mine facilities.  The State of Nevada also has adopted reclamation regulations pursuant to which reclamation plans must be prepared and financial assurances established for existing facilities.  The financial assurances can be in the form of cash placed on deposit with the State or reclamation bonds underwritten by insurance companies.  The State of Nevada has requested financial assurances from or a posting of a bond by us in the amount of $464,000.  We prepared a specific reclamation plan of the Relief Canyon Mine and began implementation of the plan in April 2005.  This work was completed in the summer of 2005.  As a result of completing the work, the State of Nevada reduced the financial assurance amount to $243,204 which we have deposited in a blocked account with our bank in Sacramento, California.  In March 2007, we increased the reclamation cost deposit to $613,500.  We have now completed the Activities of Compliance required by BLM and NDEP which was a prerequisite to the issuance of mining permits.  Our ability to commence full mining operations at the Relief Canyon Mine is subject to our obtaining all necessary mining permits.

Environmental Regulations

Legislation and implementation of regulations adopted or proposed by the United States Environmental Protection Agency (“EPA”), the BLM and by comparable agencies in various states directly and indirectly affect the mining industry in the United States.  These laws and regulations address the environmental impact of mining and mineral processing, including potential contamination of soil and water from tailings discharges and other wastes generated by mining companies.  In particular, legislation such as the Clean Water Act, the Clean Air Act, the Federal Resource Conservation and Recovery Act (“RCRA”), the Environmental Response, Compensation and Liability Act and the National Environmental Policy Act require analysis and/or impose effluent standards, new source performance standards, air quality standards and other design or operational requirements for various components of mining and mineral processing, including gold-ore mining and processing.  Such statutes also may impose liability on us for remediation of waste we have created.

Gold mining and processing operations by an entity would generate large quantities of solid waste which is subject to regulation under the RCRA and similar state laws.  The majority of the waste which is produced by such operations is “extraction” waste that EPA has determined not to regulate under RCRA's "hazardous waste" program.  Instead, the EPA is developing a solid waste regulatory program specific to mining operations under the RCRA.  Of particular concern to the mining industry is a proposal by the EPA entitled “Recommendation for a Regulatory Program for Mining Waste and Materials Under Subtitle D of the Resource Conservation and Recovery Act” (“Strawman II”) which, if implemented, would create a system of comprehensive Federal regulation of the entire mine site.  Many of these requirements would be duplicates of existing state regulations.  Strawman II as currently proposed would regulate not only mine and mill wastes but also numerous production facilities and processes which could limit internal flexibility in operating a mine.  To implement Strawman II the EPA must seek additional statutory authority, which is expected to be requested in connection with Congress' reauthorization of RCRA.

We also are subject to regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA" or “Superfund”) which regulates and establishes liability for the release of hazardous substances and (ii) the Endangered Species Act (“ESA”) which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats.  Revisions to “CERCLA” and “ESA” are being considered by Congress; however, the impact of these potential revisions on us is not clear at this time.

The Clean Air Act, as amended, mandates the establishment of a Federal air permitting program, identifies a list of hazardous air pollutants, including various metals and cyanide, and establishes new enforcement authority.  The EPA has published final regulations establishing the minimum elements of state operating permit programs.  Firstgold will be required to comply with these EPA standards to extent adopted by the State of Nevada.

In addition, we are required to mitigate long-term environmental impacts by stabilizing, contouring, resloping, and revegetating various portions of a site.  While a portion of the required work was performed concurrently with prior operations, completion of the environmental mitigation occurs once removal of all facilities has been completed.  These reclamation efforts are conducted in accordance with detailed plans which have been reviewed and approved by the appropriate regulatory agencies.  We have made the necessary cash deposits and we made provision to cover the estimated costs of such reclamation as required by permit.

We believe that our care and maintenance operation at the Relief Canyon Mine, as it exists today, is in substantial compliance with federal and state regulations and is consistent with our Green Initiative approach to environmental impact and that no further significant capital expenditures for environmental control facilities will be required unless and until production resumes at the site.

DESCRIPTION OF PROPERTY

Firstgold’s executive office is located at 3108 Ponte Morino Drive, Suite 210, Cameron Park, California 95682.  Firstgold also owns and maintains an office at 1055 Cornell Avenue, Lovelock, Nevada 89419.

Mining Property Rights

Relief Canyon Property

Our mining property rights are represented by 146 unpatented mill site and mining lode claims which were re-staked in October 2004 and June 2006.  Unpatented mining claims are generally considered subject to greater title risks than patented mining claims or real property interests that are owned in fee simple.  To remain valid, such unpatented claims are subject to annual maintenance fees.  As of July 31, 2007, we were current in the payment of such maintenance fees.

In connection with the Securities Purchase Agreement dated September 26, 2006, we executed a Security Agreement in favor of Cornell Capital Partners granting them a first priority security interest in all of our leasehold interests and mining rights to the Relief Canyon property as well as any equipment or improvements located in such property.  Cornell Capital Partners also holds a security interest in all of Firstgold’s other assets.  The Security Agreement and UCC filing state that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreement, Cornell Capital Partners have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Dalton Livestock and Winchell Ranch Mineral Lease

On October 24, 2006, we entered into a Mineral Lease Agreement with the owners of approximately 35,000 acres of property located in Elko County, Nevada (the “Antelope Peak” property).  The Lease allows Firstgold the exclusive right to explore for and, if warranted, develop gold, silver and barite minerals on the leased property.  The Lease includes exploration, mining and access rights, deposit of waste material, mineral processing and water rights.  The Lease has an initial term of five (5) years; however the term can be automatically extended thereafter for so long as Firstgold is engaged in mining operations.

Firstgold paid $20,000 upon the signing of the Lease and is required to pay rent of $50,000 per year.  Firstgold is required to expend the following sums for exploration work on the premises: first year - $150,000; second year - $450,000; third year - $1,000,000; fourth year - $1,500,000; and fifth year - $2,000,000.  In addition, should mining operations be commenced, the Lessors would be entitled to a percentage of net smelter returns ranging from 2% to 5% depending on the price of gold. A finder’s fee of 2,000,000 common shares and 2,000,000 warrants to purchase common shares at a price of $0.50 per common share were issued to an unrelated third party at the date of signing the Lease.  The warrants have a term of three years.

Horse Creek Property

On  July 9, 2007, we completed staking claims on approximately 4,200 acres of ground in the Horse Creek area located approximately 100 miles Northeast of Reno, Nevada.  These claims are staked claims on property owned by the U.S. Bureau of Land Management (“BLM”).  Such staking of claims is permitted on U.S. Government property; however such claims must be filed with the BLM and any significant drilling or development activity will be subject to the review and approval of the BLM and NDEP.

Upon conclusion of all mineral exploration and mining operations, if any, Firstgold is required to restore the property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Caution About Forward-Looking Statements

This prospectus includes “forward-looking” statements about future financial results, future business changes and other events that haven’t yet occurred.  For example, statements like we “expect,” “anticipate” or “believe” are forward-looking statements.  Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties about the future.  We do not undertake to update the information in this prospectus if any forward looking statement later turns out to be inaccurate.  Details about risks affecting various aspects of our business are discussed throughout this prospectus and should be considered carefully.

Plan of Operation for the Next Twelve Months

Certain key factors that have affected our financial and operating results in the past will affect our future financial and operating results.  These include, but are not limited to the following:
  Gold prices, and to a lesser extent, silver prices.
  Current mineralization at the Relief Canyon Mine are estimated by us (based on past exploration by Firstgold and work done by others).

  Our proposed exploration of properties now include 146 millsite and unpatented mining claims contained in about 1000 acres of the Relief Canyon Property; and the 25,000 acre Antelope Peak property and approximately 4,200 acres in the Horse Creek area of Nevada.
  Our operating plan is to commence exploration work on the Relief Canyon property during 2007.  We expect this exploration program to continue through the end of 2007.  During 2008, we plan to resume heap leaching at the Relief Canyon mine and we anticipate realizing production revenue from the Relief Canyon mine thereafter.  Through the sale of additional securities and/or the use of joint ventures, royalty arrangements and partnerships, we intend to progressively enlarge the scope and scale of our exploration, mining and processing operations, thereby potentially increasing our chances of locating commercially viable ore deposits which could increase both our annual revenues and ultimately our net profits.  Our objective is to achieve annual growth rates in revenue and net profits for the foreseeable future.
  We expect to make capital expenditures in calendar years 2006, 2007 and 2008 totaling between $15 million and $20 million, including costs related to the exploration, development and operation of the Relief Canyon mining property.  We will have to raise additional outside capital to pay for these activities and the resumption of exploration activities and possible future production at the Relief Canyon mine.
  Additional funding or the utilization of other venture partners will be required to fund exploration, research, development and operating expenses at the Horse Creek and Antelope Peak properties when and if such activity is commenced at these properties.  In the past we have been dependent on funding from the private placement of our securities as well as loans from related and third parties as the sole sources of capital to fund operations.
Results of Operation

Our current business strategy is to invest in, explore and if warranted, conduct mining operations of our current mining properties and other mineral producing properties.  Firstgold is a public company that in the past has been engaged in the acquisition and exploration of gold-bearing properties in the continental United States.  Currently, our principal assets include various mineral leases associated with the Relief Canyon Mine located near Lovelock, Nevada along with various items of mining equipment and improvements located at that site.  We have also entered into (i) a joint venture intended to allow exploration of additional mining properties located in Lander County, Nevada (and currently subject to litigation) and (ii) a mineral lease to explore approximately 25,000 acres of property located in Elko County, Nevada.

Operating Results for the Fiscal Years Ended January 31, 2007 and 2006

Although we commenced efforts to re-establish our mining business early in fiscal year 2004, no mining operations have commenced and no revenues have been recognized during the fiscal years 2005, 2006 and 2007, respectively.  We have granted a 4% net smelting return royalty to a third party related to the Relief Canyon mining property which has been recorded as an $800,000 deferred option income.

During the fiscal year ended January 31, 2007 we spent $1,591,497on exploration, reclamation and maintenance expenses related to our mining properties.  Exploration, reclamation and maintenance expenses expended during the year ended January 31, 2006 were $132,166.  These expenses relate primarily to maintenance and retention costs required to maintain our mining claims.  We incurred operating expenses of $1,955,816 during the year ended January 31, 2007. Of this amount, $850,869 reflects director, officer and staff compensation and related payroll taxes during the year, $445,940 reflect fees for outside professional services, and $396,361 for promotional expense.  A large portion of the outside professional services reflects legal and accounting work pertaining to our annual and quarterly reporting on Form 10-KSB and preparation of two SB-2 registration statements occurring in fiscal year 2007.  During the year ended January 31, 2006 we incurred operating expenses of $674,778 of which $374,000 represents officer compensation and related payroll taxes, and $157,446 reflect fees for outside professional services.  It is anticipated that both mining costs and operating expenses will increase significantly as we resume our exploration program and mining operations.

We incurred interest expense of $596,975 during the year ended January 31, 2007 which compares to interest expenses of $941,347 incurred during the year ended January 31, 2006.  The amount of loans outstanding during fiscal year 2007 increased by $1,722,615 compared to fiscal year 2006, which was primarily the result of the increase in convertible debentures of $2,050,000 during fiscal 2007.  The higher interest expense during fiscal year 2006 was primarily due to the increase in accretion of warrants issued in October 2004 as a debt discount.

In conjunction with the Convertible Debentures issued during fiscal 2007, we allocated the proceeds received between convertible debt and the detachable warrants based upon the relative fair market values on the date the proceeds were received.  Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures are recorded as adjustments to the liabilities at January 31, 2007 and 2006.  This resulted in $616,493 of expense relating to the change in the fair value of Firstgold’s stock reflected in the change in the fair value of the warrants and derivatives (noted above) and is included as other income (expense).  This expense was $37,418 for the fiscal year ending January 31, 2006.

Due to the fact that the joint venture with ASDi LLC was a related party transaction with no independent appraisal as to value, the joint venture was assigned a zero value for accounting purposes and the $859,522 of securities paid by Firstgold during fiscal year 2006 was recorded as a loss for accounting purposes.

Our total net loss for the year ended January 31, 2007 increased to $4,728,070 compared to a net loss of $2,645,231 incurred for the fiscal year ended January 31, 2006.  The larger net loss in fiscal year 2007 reflects the substantial increase in operating expenses as we reactivate our mining activities, the increase in operating expense from additional staffing levels as well as costs associated with capital raising activities, and a continued lack of revenues recognized during fiscal year 2007.

Operating Results for the Fiscal Quarter Ended July 31, 2007 and 2006

Although we commenced efforts to re-establish our mining business early in fiscal year 2004, no mining operations have commenced and no revenues have been recognized during the quarters ended July 31, 2007 and 2006, respectively.  We have granted a 4% net smelting return royalty to a third party related to the Relief Canyon mining property which has been recorded as an $800,000 deferred option income.

During the quarter ended July 31, 2007 we spent $337,134 for exploration, reclamation and maintenance expenses related to our mining properties.  Reclamation and maintenance expenses expended during the same quarter ended July 31, 2006 were $102,620.  These expenses relate primarily to maintenance and retention costs required to maintain our mining claims.  The increase in costs was due to extensive building and facility expansion at the Relief Canyon mine and the resumption of exploration drilling.  We incurred operating expenses of $1,225,917 during the quarter ended July 31, 2007.  Of this amount, $197,140 reflects outside director compensation expense related to the stock options issued, $113,882 reflects promotion expense, $93,500 reflects officer compensation and related payroll taxes during the quarter and $224,717 reflect fees for outside professional services.  A large portion of the outside professional services reflects legal and accounting work pertaining to our annual and quarterly reporting on Form 10-KSB and Form 10-QSB occurring in fiscal year 2008 as well as our recently filed Form SB-2.  During the quarter ended July 31, 2006 we incurred operating expenses of $295,365 of which $93,500 represented officer compensation and related payroll taxes, $68,020 reflected outside director compensation related to the stock options issued, and $63,997 reflected fees for outside professional services.  It is anticipated that both mining costs and operating expenses will increase significantly as we resume our exploration program and prepare for mining operations.

We incurred interest expense of $275,580 during the quarter ended July 31, 2007 which compares to interest expenses of $145,502 incurred during the quarter ended July 31, 2006.  The principal balance of loans outstanding during the second quarter of fiscal year 2008 increased by $2,538,703 compared to second quarter of fiscal year 2007, which was primarily the result of an increase in convertible debentures.  The increase in additional interest expense during the quarter ended July 31, 2007 was primarily due to the increase in the principal balance of loans outstanding.

In conjunction with the Convertible Debentures issued during September 2006, December 2006 and March 2007, we allocated the proceeds received between convertible debt and the detachable warrants based upon the relative fair market values on the date the proceeds were received.  Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures are recorded as adjustments to the liabilities at July 31, 2007.  This resulted in $919,263 of income relating to the change in the fair value of Firstgold’s stock reflected in the change in the fair value of the warrants and derivatives (noted above) and is included as other income (expense).

Our total net loss for the quarter ended July 31, 2007 increased to $842,028 compared to a net loss of $914,464 incurred for the same quarter ended July 31, 2006.  The smaller net loss in the second quarter of fiscal 2008 reflects the income effect of the adjustment to fair value of derivatives which is partially offset by the higher interest expense as well as the increase in operating expenses as we reactivate our exploration activities and a continued lack of revenues recognized during the quarter.

Operation Results for the Six Months Ended July 31, 2007 and 2006

During the six months ended July 31, 2007, we spent $463,815 on exploration, reclamation and building and facilities expansion expenses related to our mining properties.  Reclamation and maintenance expenses expended during the six months ended July 31, 2006, were $172,130.  These expenses relate primarily to repairing and upgrading costs required to resume exploration drilling of our Relief Canyon mining claims.  We incurred operating expenses of $2,211,602 during the six months ended July 31, 2007.  Of this amount, $420,073 reflects outside director compensation expense related to the stock options issued, $302,651 reflects promotion expense, $187,000 reflects officer compensation and related payroll taxes during the quarter and $349,249 reflect fees for outside professional services.  A large portion of the outside and professional services reflects legal and accounting work pertaining to our annual and quarterly reporting on Form 10-KSB and Form 10-QSB, as well as our recently filed Form SB-2.  During the six months ended July 31, 2006, we incurred operating expenses of $543,093, of which $187,500 represented officer compensation and related payroll taxes, and $187,861 reflected fees for outside professional services.  It is anticipated that both mining costs and operation costs will increase significantly as we resume our exploration program and initiate mining operations.

We incurred interest expense of $523,539 during the six months ended July 31, 2007, which compares to interest expenses of $231,492 incurred during the same six months of 2006.  The principal balance of loans outstanding during the first six months of the fiscal year 2008 increased by $2,538,703, compared to the same six months for fiscal year 2007, which was primarily the result of the increase in Convertible Debentures. The increase in additional interest expense during the six months ended July 31, 2007, was primarily due to the increase in outstanding Convertible Debentures.

In conjunction with the Convertible Debentures issued during September 2006, December 2006 and March 2007, we allocated the proceeds received between convertible debt and the detachable warrants based upon the relative fair market values on the date the proceeds were received.  Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures are recorded as adjustments to the liabilities at July 31, 2007.  This resulted in $703,992 of expense relating to the change in the fair value of Firstgold’s stock reflected in the change in the fair value of the warrants and derivatives (noted above) and is included as other income (expense).

Our total net loss for the six months ended July 31, 2007, increased to $3,819,642 compared to a net loss of $1,608,539 incurred for the same six months ended July 31, 2006.  The higher net loss in the first six months of fiscal 2008 reflects the increase in exploration, maintenance, and operating expenses as we reactivate our exploration activities and a continued lack of revenues recognized during the first six months of fiscal 2008.

Liquidity and Capital Resources

We have incurred significant operating losses since inception and during the six months ended July 31, 2007 which has resulted in an accumulated deficit of $27,579,556 as of July 31, 2007.  At July 31, 2007, we had cash and other current assets of $8,722,515 compared to $412,752 at January 31, 2007 and net working capital of $6,549,519.  Since the resumption of our business in February 2003, we have been dependent on borrowed or invested funds in order to finance our ongoing operations.  As of July 31, 2007, we had outstanding debentures and notes payable in the gross principal amount of $3,371,492 (net balance of $4,738,773 after $(1,868,149) of note payable discount and deferred financing costs and $3,235,430 of derivative liabilities) which reflects an increase in the gross principal balance of $2,538,704 compared to notes payable in the gross principal amount of $832,788, (net balance of $1,605,647 after $(422,697) of note payable discount and deferred financing costs and $1,195,556 of derivative liabilities) as of July 31, 2006.

In January 2006 we made a cash deposit of $243,204 in a blocked account to cover future reclamation costs as required by the Nevada Division of Environmental Protection for the Relief Canyon Mine.  On March 28, 2007 we provided the United States Department of the Interior, Bureau of Land Management with a letter of credit which is secured by a certificate of deposit in the amount of $613,500.  On April 12, 2007 the Nevada Division of Environmental Protection returned the $243,204 previously held in the blocked account.

On January 25, 2006, Firstgold entered into a joint venture with ASDi, LLC with the intent to explore two Nevada mining properties. Pursuant to the Operating Agreement for the Crescent Red Caps LLC, ASDi LLC was to contribute various Nevada mining properties to the Crescent Red Caps LLC in exchange for Firstgold issuing 2.5 million shares of its common stock and warrants to purchase 2.5 million shares of Firstgold common stock at an exercise price of $0.40 per share for a term of three years to ASDi LLC.  Pursuant to the joint venture, Firstgold will initially own a 22.22% interest in the Crescent Red Caps LLC, a Nevada limited liability company and ASDi LLC will hold a 77.78% interest.  By expending up to $1,350,000 on each project over the next three years, Firstgold can increase its interest in the Crescent Red Caps LLC to 66.66%.  Thereafter, Firstgold has the right to purchase the remaining interest in the Crescent Red Caps LLC held by ASDi LLC at a price to be determined by the results of the exploration work conducted. These two properties are subject to litigation as described in the section “Legal Proceedings”.

Our primary sources of operating capital have been debt and equity financings. In January, 2006 we entered into a Securities Purchase Agreement which resulted in proceeds from the issuance of convertible debentures as follows: $600,000 on January 27, 2006; $200,000 on March 12, 2006; and $200,000 on July 18, 2006.

On September 26, 2006 we entered into another Securities Purchase Agreement which resulted in proceeds from the issuance of convertible debentures as follows: $1,000,000 on September 26, 2006; $1,000,000 on December 1, 2006; and $1,000,000 on March 16, 2007.

On October 10, 2006 we issued convertible debentures raising proceeds of $650,000.

On April 12, 2007 we received net proceeds of $2,374,200 from the sale of Units in Canada.

On May 18, 2007 we received gross proceeds of $337,500 upon the issuance of units consisting of Firstgold common stock and warrants.

On June 22, 2007 we received net proceeds of $7,885,972 upon the issuance of units consisting for Firstgold common stock and warrants sold in Canada.

By attempting to resume mining operations, we will require approximately $15 million to $20 million in working capital above the amounts realized from the convertible debentures to bring the Relief Canyon Mine into full production and carry out planned exploration on our other properties.  We believe we have sufficient working capital to fund our current business plan for Relief Canyon.  However, should additional funds become necessary, our intention would be to pursue several possible funding opportunities including the sale of additional securities, entering into joint venture arrangements, or incurring additional debt.

Due to our continuing losses from business operations, the independent auditor’s report dated May 16, 2007, includes a “going concern” explanation relating to the fact that Firstgold’s continuation is dependent upon obtaining additional working capital either through significantly increasing revenues or through outside financing.  As of January 31, 2007, Firstgold’s principal commitments included its obligation to pay ongoing maintenance fees on 146 unpatented mining claims, the funding arrangement pursuant to the joint venture with ASDi, LLC and the annual minimum rent due on the Winchell Ranch mineral lease.

It is likely that we will need to raise additional capital to fund the long-term or expanded development, promotion and conduct of our mineral exploration.  Due to our limited cash flow, operating losses and limited assets, it is unlikely that we could obtain financing through commercial or banking sources.  Consequently, any future capital requirements will be dependent on cash infusions from our major stockholders or other outside sources in order to fund our future operations.  Prior to the transactions with Cornell Capital Partners, Firstgold’s president had paid a substantial portion of Firstgold’s expenses since restarting its business in February 2003.  Although we believe that our creditors and investors would continue to fund Firstgold’s expenses if such became necessary based upon their significant debt and/or equity interest in Firstgold, there is no assurance that such investors would continue to pay our expenses in the future.  If adequate funds are not available in the future, through public or private financing as well as borrowing from other sources, Firstgold might not be able to establish or sustain its mineral exploration or mining program.

Recent Financing Transaction

On January 27, 2006, we entered into a Securities Purchase Agreement and Convertible Debentures in the principal amount of $1,000,000 and bearing interest at 8% per annum.  The Debentures were funded $600,000 on January 27, 2006, $200,000 on March 2, 2006 upon the filing of a resale registration statement with the SEC and a final $200,000 on July 18, 2006.  In addition, we issued warrants to purchase 1,250,000 shares of our common stock at $0.20 per share and 1,250,000 shares of our common stock at an exercise price of $0.30 per share.  On June 29, 2006 $500,000 of the Debenture dated January 27, 2006 was converted into 1,904,037 shares of Firstgold restricted Common Stock and $100,000 of the Debenture dated March 9, 2006 was converted into 495,050 shares of Firstgold restricted Common Stock.

On September 15, 2006, the remaining $400,000 of principal Debentures were converted into 1,523,229 shares of Firstgold restricted Common Stock and accrued interest of $30,948 was converted into 117,852 shares of Firstgold restricted Common Stock.  As of March 30, 2007, all 2,500,000 of the Warrants had been exercised upon payment of the exercise price aggregating $625,000.

On September 26, 2006, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) and other agreements, which were amended on November 1, 2006, with Cornell Capital Partners LP in connection with the private placement of convertible debentures, in the aggregate principal amount of $3,000,000 and bearing interest at 8% per annum (the “Debentures”).  The Debentures were issued for $1,000,000 on September 26, 2006, $1,000,000 on December 1, 2006, and $1,000,000 on March 16, 2007.  Each Debenture had a three (3) year term from the date of issue unless they were converted into shares of Firstgold Common Stock or were repaid prior to the expiration dates.  The conversion rate was adjustable and at any conversion date, would be the lower of $0.4735 per share (and subsequently reduced to $0.45 per share) or 95% of the Market Conversion Price.  Consequently, the number of shares of Firstgold Common Stock into which the Debentures could have  been converted would never be less than 6,666,666 shares but could have been substantially more if the average market price of Firstgold’s Common Stock fell below $0.45.  On July 13, 2007, Cornell Capital converted $450,000 principal amount of the third Debenture at the Fixed Conversion Rate of $0.45 per share into 1,000,000 shares of Firstgold common stock.  On September 13, 2007, Cornell Capital converted the first $1,000,000 Debenture at the Fixed Conversion Rate of $0.45 per share into 2,222,222 shares of Firstgold common stock.  As of October 31, 2007, Cornell Capital had converted the balance of its Debentures with accrued interest at the Fixed Conversion Rate of $0.45 per share into 3,858,228 shares of Firstgold Common Stock.

Firstgold paid a Commitment Fee to Cornell Capital Partners, LP of 9% of gross proceeds or a total of $270,000.  Firstgold also paid Yorkshire Advisors, LLC (an affiliate of Cornell Capital Partners) a due diligence fee of $5,000 and a Structuring Fee of $20,000.  Net proceeds to Firstgold from this financing were approximately $2,705,000.

In conjunction with the Purchase Agreement, we entered into an Investor Registration Rights Agreement (the “Registration Rights Agreement”).  The Registration Rights Agreement requires us to register at least 18,750,000 shares of our Common Stock to cover the conversion of the Debentures (assuming conversion prices substantially below $0.4735) and 3,500,000 shares of our Common Stock issuable upon conversion of warrants (the “Warrants”) granted to the Debenture holder.  We are required to keep this Registration Statement effective until the Debentures have been fully converted, repaid, or becomes due and the Warrants have been fully exercised or expire.  Both the Debentures and the Warrants are currently convertible or exercisable, respectively.

In conjunction with the Purchase Agreement, we entered into a Security Agreement (the “Security Agreement”).  The Security Agreement creates a secured interest in favor of the Debenture holder in our mining interest and assets in the Relief Canyon Mine property.  This security interest was created by recordation of an Amended Memorandum of Security Agreement filed in Pershing County, Nevada on November 15, 2006.  Consequently, if a default would occur under the Debenture, the Debenture holder could take over or sell all of our interests, business and assets associated with the Relief Canyon Mine.

In conjunction with the Purchase Agreement, we granted warrants to purchase 2,000,000 shares of Firstgold Common Stock exercisable at $0.45 per share and 1,500,000 shares exercisable at $0.60 per share.  However, on March 16, 2007, the exercise price of the $0.60 per share warrants was changed to an exercise price of $0.45 per share.  The Warrants have a term of four years.  The exercise price may be reduced if shares of Firstgold’s Common Stock are sold at a price below the Warrant exercise price.

Lastly, in conjunction with the Purchase Agreement, we entered into a Pledge and Escrow Agreement whereby up to an additional 10,000,000 shares of Firstgold Common Stock could be issued to the Debenture holder in the event of a default relating to the Debenture.  The precise amount of shares that would be required to be issued to the Debenture holder would depend on the amount of principal and interest outstanding under the Debentures at the time a default was declared.

Pursuant to the Purchase Agreement, for so long as at least $200,000 of principal remains outstanding under the Debentures, the Debenture holder will have approval rights over any major transaction (i.e., merger, stock splits, sale of assets) or any issuance of common or preferred stock by Firstgold with certain exceptions.  The Debenture holder will also have a right for a period of 18 months to participate in any additional capital sought to be raised by Firstgold.

On October 10, 2006 we received $650,000 upon the issuance of Convertible Debentures with certain investors which bear interest at 8% per annum and are convertible into shares of Firstgold common stock at the Fixed Conversion Price of $0.4735 per share (and subsequently reduced to $0.45 per share) which would equal approximately 1,372,756 if the entire principal were converted into Firstgold common stock.  In conjunction with the Convertible Debentures, we granted 746,843 warrants to purchase shares of Firstgold Common Stock, 426,767 exercisable at $0.45 per share and 320,076 exercisable at $0.60 per share.  The Warrants have a term of four years.

On April 12, 2007 we received gross proceeds of $2,552,900 upon the issuance of Units consisting of 5,673,110 shares of our common stock and warrants to purchase 2,836,555 shares of our common stock at an exercise price of $0.65 per share. The warrants have a term of 18 months. Due to the fact that these Units were not registered in an effective resale prospectus by October 15, 2007, an additional 542,310 “penalty shares” and 271,156 “penalty warrants” were issued to these investors.

On May 18, 2007 we received gross proceeds of $337,500 upon the issuance of Units consisting of 749,998 shares of our common stock and warrants to purchase 375,002 shares of our common stock at an exercise price of $0.65 per share.  The warrants have a term of 18 months.

On June 22, 2007, we received gross proceeds of $8,479,539.45 upon the issuance of Units consisting of 18,843,421 shares of our common stock and Warrants to purchase 9,421,711 shares of our common stock at an exercise price of $0.65 per share. The warrants have a term of 18 months. Due to the fact that these Units were not registered in an effective resale prospectus by November 15, 2007, an additional 1,884,342 “penalty shares” and 942,171 “penalty warrants” were issued to these investors.

Off-Balance Sheet Arrangements

During the fiscal quarter ended July 31, 2007, Firstgold did not engage in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operation are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States.  The preparation of financial statements requires management to make estimates and disclosures on the date of the financial statements.  On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition.  We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments.  Actual results could differ from those estimates.  We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Exploration Stage Company

Effective January 1, 1995 (date of inception), Firstgold is considered an exploration stage company as defined in SFAS No. 7.  Firstgold’s exploration stage activities consist of the exploration and evaluation of several mining properties located in Nevada.  Sources of financing for these exploration stage activities have been primarily debt and equity financing.  Firstgold has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of Firstgold and other relevant factors.

Valuation of long-lived assets

Long-lived assets, consisting primarily of property and equipment, patents and trademarks, and goodwill, comprise a significant portion of our total assets.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable.  Recoverability of assets is measured by a comparison of the carrying value of an asset to the future net cash flows expected to be generated by those assets.  The cash flow projections are based on historical experience, management’s view of growth rates within the industry, and the anticipated future economic environment.

Factors we consider important that could trigger a review for impairment include the following:

(a)	significant underperformance relative to expected historical or projected future operating results,

(b)	significant changes in the manner of our use of the acquired assets or the strategy of our overall business, and

(c)	significant negative industry or economic trends.

When we determine that the carrying value of long-lived assets and related goodwill and enterprise-level goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

Deferred Reclamation Costs

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which established a uniform methodology for accounting for estimated reclamation and abandonment costs.  The statement was adopted February 1, 2003.  The reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

Prior to adoption of SFAS No. 143, estimated future reclamation costs were based principally on legal and regulatory requirements.  Such costs related to active mines were accrued and charged over the expected operating lives of the mines using the units of production method based on proven and probable reserves.  Future remediation costs for inactive mines were accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at a site.  Such cost estimates included, where applicable, ongoing care, maintenance and monitoring costs.  Changes in estimates at inactive mines were reflected in earnings in the period an estimate was revised.

Exploration Costs

Exploration costs are expensed as incurred.  All costs related to property acquisitions are capitalized.

Mine Development Costs

Mine development costs consist of all costs associated with bringing mines into production, to develop new ore bodies and to develop mine areas substantially in advance of current production. The decision to develop a mine is based on assessment of the commercial viability of the property and the availability of financing. Once the decision to proceed to development is made, development and other expenditures relating to the project will be deferred and carried at cost with the intention that these will be depleted by charges against earnings from future mining operations. No depreciation will be charged against the property until commercial production commences. After a mine has been brought into commercial production, any additional work on that property will be expensed as incurred, except for large development programs, which will be deferred and depleted.

Reclamation Costs

Reclamation costs and related accrued liabilities, which are based on our interpretation of current environmental and regulatory requirements, are accrued and expensed, upon determination.

Based on current environmental regulations and known reclamation requirements, management has included its best estimates of these obligations in its reclamation accruals.  However, it is reasonably possible that our best estimates of our ultimate reclamation liabilities could change as a result of changes in regulations or cost estimates.

Valuation of Derivative Instruments

FAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" requires bifurcation of embedded derivative instruments and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black Scholes model as a valuation technique.  Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as Adjustments to Fair Value of Derivatives. In addition, the fair values of freestanding derivative instruments such as warrants are valued using Black Scholes models.

Stock-Based Compensation

We currently account for the issuance of stock options to employees using the fair market value method according to SFAS No. 123R, Share-Based Payment.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”.  SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.  Firstgold is currently evaluating the impact of this new Standard but believes that it will not have a material impact on Firstgold’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable;

(3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.  SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances.  The Statement also describes the manner in which it should be initially applied.  Firstgold does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (FIN 48).  FIN 48 clarifies the accounting and reporting for uncertainties in income tax law.  This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.  This statement is effective for fiscal years beginning after December 15, 2006.  The Company is currently in the process of evaluating the expected effect of FIN 48 on its results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently evaluating the impact SFAS 157 may have on its financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans.”  SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plans over or under funded status.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006.  The Company is currently evaluating the effect that the application of SFAS No. 158 will have on its results of operations and financial condition.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).  This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures.

The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.  Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.  The Company is currently evaluating the impact SAB 108 may have on its results of operations and financial condition.

In October 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” to clarify diversity in practice on the presentation of different types of taxes in the financial statements.  The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net.  That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority.  If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis.  The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of our fiscal year 2007).  We do not expect the adoption of EITF 06-3 will have a material impact on our results of operations, financial position or cash flow.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). Under the provisions of SFAS 159, companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis.  Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Firstgold is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008.  Firstgold is currently assessing the impact of the adoption of SFAS 159.

LEGAL PROCEEDINGS

On February 4, 2000, a complaint was filed against Firstgold by Sun G. Wong in the Superior Court of Sacramento County, California (Case No. 00AS00690).  In the complaint, Mr. Wong claimed that he was held liable as a guarantor of Firstgold in a claim brought by Don Christianson in a breach of contract action against Firstgold.  Despite the fact that Firstgold settled the action with Mr. Christianson through the issuance of 350,000 shares of Firstgold Common Stock, Mr. Wong, nevertheless, paid $60,000 to a third party claiming to hold Mr. Christianson’s judgment pursuant to Mr. Wong’s guaranty agreement.  Similarly, Mr. Wong alleged that he was held liable as a guarantor for a debt of $200,000 owed by Firstgold to Roger Primm with regard to money borrowed by Firstgold.

Mr. Primm filed suit against Firstgold which was settled through the issuance of 300,000 shares of Firstgold Common Stock.  Nevertheless, Mr. Wong alleges that he remains liable to a third party claiming to hold Mr. Primm’s judgment for approximately $200,000 pursuant to his guaranty of such debt of Mr. Primm.  On December 29, 2000, the superior court entered a default judgment against Firstgold in the amount of $400,553 with regard to the Christianson judgment and an additional $212,500 in regard to the Primm judgment against Mr. Wong.  Firstgold believed that Mr. Wong was not obligated to pay any sums pursuant to his guarantees with regard to the Christianson and Primm judgments against Firstgold.  On September 26, 2006, the parties signed a Settlement Agreement to resolve this lawsuit.  Pursuant to the Settlement Agreement, Firstgold paid Mr. Wong $125,000 and issued him 100,000 shares of restricted common stock on October 4, 2006.  Firstgold also made a final payment of $50,000 to Mr. Wong on January 3, 2007.  An Acknowledgment of Satisfaction of Judgment was filed by Mr. Wong on January 9, 2007.

On February 8, 2007, a complaint was filed against ASDi, LLC, Crescent Red Caps LLC, Firstgold, and Scott Dockter by the Lessors of the Crescent Valley and Red Caps mining properties.  The complaint was filed in the Sixth Judicial District Court of Lander County, Nevada (Case No. 9661).  In the complaint the plaintiffs allege that ASDi, LLC wrongfully assigned its lessee rights in the Crescent Valley and Red Caps mining properties to Crescent Red Caps LLC (of which Firstgold is the Managing Member).  The complaint seeks the termination of the leasehold rights granted to ASDi, LLC and quiet title and punitive damages.  The complaint also sought an order against Firstgold restricting public claims of ownership or control of the mining properties. ASDi, LLC and Firstgold  believe the leases were not assigned and that any transfer of the leases or mining claims   was not wrongful nor  required the Lessors’ consent. Consequently, ASDi, LLC and Firstgold plan to vigorously defend this action.  On April 3, 2007, a preliminary hearing was held in which the defendants sought a Summary Judgment to have the leasehold termination notices declared void.  The Court did not grant the defendants’ motion thus requiring the matter to proceed to trial on the merits. In addition, on May 11, 2007, the Court entered a preliminary injunction against public claims of ownership of any interest in the leases or the mining property by defendants. On June 7, 2007, the plaintiffs filed a Motion For Order to Show Cause claiming that defendants had violated the injunction based upon certain statements made on Firstgold’s website and certain disclosures made in Firstgold’s annual report on Form 10-KSB. ASDi LLC, Firstgold and the other defendants intend to vigorously oppose this Motion. A hearing on the Motion to Show Cause was held on November 20, 2007.  The defendants are also seeking to have the injunction overturned.

On September 24, 2007, a complaint was served on Firstgold by Swartz Private Equity, LLC.  The complaint was filed in the District Court for the Western District of New York (Case No. 07CV6447).  In the complaint, plaintiff alleges that pursuant to an Investment Agreement dated October 4, 2000, and entered into with Firstgold’s former management, it is entitled to the exercise of certain warrants in the amount of 1,911,106 shares of Firstgold common stock or the equivalent cash value of $0.69 per share and a termination fee of $200,000.  While Firstgold has not yet fully evaluated this lawsuit, it expects to vigorously defend this action.

MANAGEMENT

The following table sets forth information about the directors and executive officers of Firstgold together with the principal positions and offices with Firstgold held by each:

Name of Person	Age	Position and Office Presently Held With Firstgold	Director Since

A. Scott Dockter	51	CEO and President	1996
James W. Kluber	57	Chief Financial Officer and Secretary	2000
Terrence Lynch	47	Director	2006
Stephen Akerfeldt	62	Director and Chairman	2006
Donald Heimler	65	Director	2007
Fraser Berrill	58	Director	2007

Biographical information for directors and executive officers:

A. Scott Dockter has been the Chief Executive Officer since December 2000 and Chairman from December 2000 until June 2007, assuming such positions upon the resignation of James Cutburth.  Mr. Dockter had previously served as Firstgold’s CEO and President from November 1996 until February 2000 at which time Mr. Cutburth assumed such positions.  Mr. Dockter has been self-employed in the business sector since 1978 and currently operates his business through ASD CORP and ASDi LLC.  He has held a Class A General Engineering and Contracting License for more than 20 years, operating his businesses in California, Nevada and Montana, specializing in earth moving, mining, pipeline projects, structures, dams, industrial parks and sub divisions.  Mr. Dockter has directed his companies in large landfill operations, underground concrete structures projects, large excavations, reclamation projects and others, which include state and local municipal projects.  Mr. Dockter has also been a real estate developer, worked on oil & gas projects and has spent 15 years in the mining industry.  He has personally owned mines, operated mines, constructed mine infrastructures (physical, production and process) and produced precious metals

James W. Kluber has been the Chief Financial Officer and Secretary of Firstgold since February 2000 and a director from April 2000 to June 2007.  Mr. Kluber has served as a senior financial consultant in a variety of service and technology environments with special focus on high growth companies and restructuring operations.  He has successfully raised capital for companies in a variety of markets, utilizing public and private equity as well as securitized and unsecured debt to accomplish funding requirements.  From December 2001 to September 2003, Mr. Kluber was the CFO and until October 2005 was the interim CFO of NutraCea a public company involved in the development and distribution of products based on the use of stabilized rice bran.  During 2004, Mr. Kluber served as interim CFO for M&A Medical Holdings, Inc. a manufacturer of medical devices.  Additionally, he was the Senior Vice President and CFO from 1996 to 1999 for RealPage, Inc. a leading provider of software and services to the real estate industry.  From 1993 to 1996 he served as Vice President of Financial Operations for two New York Stock Exchange listed companies sponsored by Security Capital Group, ProLogis Trust and Archstone Communities.

Terrence Lynch was appointed to the Board of Directors in July 2006.  Since December 2006 he has been president of Resort Owners Group which specializes in resort home sales.  Since October 2005, Mr. Lynch has been a partner with Kingsmill Capital Partners, a financial advisory firm specializing in advising both public and private early stage growth companies.  Prior to joining Kingsmill Capital he spent fifteen years operating start up companies in Industrial Products, Oil & Gas, and Media.  Experienced in developing the necessary financial structure to maximize a company’s ability to secure growth capital, Mr. Lynch has raised corporate capital via debentures, limited partnerships, and royalty financing in addition to conventional equity placements.  From August 2004 to March 2006, Mr. Lynch served as CEO of Star Digital, a media and internet development firm.  From September 2001 to August 2004, Mr. Lynch served as CEO of Probrandz Media, a media and internet development firm.  Mr. Lynch graduated in 1981 from St. Francis Xavier University with a joint honors degree in Economics and a BBA.

Stephen Akerfeldt was appointed to the Board of Directors on September 12, 2006 and became Chairman in June 2007. Mr. Akerfeldt is currently a member of the board of Jura Energy Corporation which is an oil and gas exploration company based in Calgary, Canada.  In 1998 he became part owner and currently serves as a director and president of Ritz Plastics Inc. which produces plastic injection molded parts used primarily in the automotive industry.  In 1991, Mr. Akerfeldt and certain partners acquired two major chains of dry cleaning operations in the Toronto, Ontario marketplace which were then sold in 2003.  Mr. Akerfeldt has worked as a business consultant to various companies and entrepreneurs since the mid-1990’s.  From 1987 to 1990 Mr. Akerfeldt was Vice-Chairman and Chief Financial Officer of Magna International Inc. a multi-billion dollar public company auto parts manufacturer.  Mr. Akerfeldt joined the accounting firm of Coopers and Lybrand in 1965 and from 1974 through 1987 he was a partner in the firm’s Toronto office.  His accounting practice included a broad range of clients including investment dealers, public mining companies, insurance companies, public oil and gas producers and manufacturing companies, both public and private.  Mr. Akerfeldt holds a Bachelor of Arts degree from the University of Waterloo and became a chartered accountant with the Institute of Chartered Accountants of Ontario in 1970.

Donald Heimler was appointed to the Board on January 9, 2007. His career spanned 29 years with Scotia Capital Inc. (Scotia McLeod, McLeod Young Weir), as Director, Institutional Equities where he successfully managed several of the firm’s largest clients by the time he retired in October 2006.  Previous to that he was the chief accountant of a chain of optical stores under the corporate umbrella of Imperial Optical.  He attended the University of Western Ontario, enrolled in the Certified General Accounting program and has successfully completed many investment industry accredited courses.

Fraser Berrill was appointed to the Board on June 26, 2007. Mr. Berrill is currently the CEO and President of Renasant Financial Partners, which is a publicly held financial services and technology trading organization.  He also serves as a Trustee of Vicwest Income Fund and a number of private companies.  From 1991 to 2000, Mr. Berrill was Senior Vice-President, Corporate Development of publicly held Acklands Limited, which sold its industrial distribution and auto parts assets to WW Grainger and Carquest transforming into Morguard Corporation.  Positions held prior to that included Vice-President, Corporate Development for the Paja Group and President of the Sherman group of companies.  In addition, Mr. Berrill was a member of litigation team for Osler, Hoskin & Harcourt LLP from 1975 to 1981.

The current Directors will serve and hold office until the next annual stockholders' meeting or until their respective successors have been duly elected and qualified.  Firstgold’s executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

Corporate Governance

Our board of directors has five directors and has established an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee as its standing committees.  Our board does not have an executive committee or any committee performing similar functions.  We are not currently listed on a national securities exchange or on an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, however, the board has determined that all of our directors, other than Scott Dockter, are “independent” under the definition set forth in the listings of the NASDAQ Stock Market, Inc., which is the definition our board has chosen to use for the purposes of determining independence.  In addition, our board has determined that all members of its Audit Committee, in addition to meeting the standards for independence set forth in the listing standards of the NASDAQ Stock Market, Inc., also meet the criteria for independence for audit committee members set forth in the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

Board Meetings and Committees

Our Board of Directors held 5 meetings during the fiscal year ended January 31, 2007 and acted by unanimous written consent on 5 occasions.  Each director during fiscal 2007 participated in at least 75% or more of the aggregate number of the meetings of the Board held during the time that person was a director and any committee on which he served.

On October 21, 2006, the Board created an Audit Committee and appointed Stephen Akerfeldt as our Audit Committee financial expert and to be chairman of the Audit Committee.  The Board also appointed Terry Lynch to the Audit Committee.  The Audit Committee held 2 meetings in fiscal year 2007.  The Board has determined that the chairman of the Audit Committee, Mr. Akerfeldt, meets the Securities and Exchange Commission's definition of audit committee financial expert.  The Audit Committee has a written charter.

On January 31, 2007, the Board voted to create a Compensation Committee and a Nominating & Corporate Governance Committee.  The Compensation Committee consists of Terry Lynch, chairman, Stephen Akerfeldt, and Donald Heimler.  The Nominating and Corporate Governance Committee consists of Donald Heimler, Chairman, Terry Lynch and Stephen Akerfeldt. Charters for those committees are currently under review by the Board.  During fiscal year 2007 the entire Board of Directors acted to provide equivalent functions that would be provided by these committees.

We currently have five directors, one of which is also an officer of Firstgold.  We plan to appoint additional directors to our Board who will be independent directors during the current year.

Stockholder Communication Policy

Stockholders may send communications to the Board or individual members of the Board by writing to them, care of Secretary, Firstgold Corp., 3108 Ponte Morino Drive, Suite 210, Cameron Park, California 95682, who will forward the communication to the intended director or directors.  If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Firstgold.  Firstgold will provide any person, without charge, a copy of this Code.  Requests for a copy of the Code may be made by writing to Firstgold at 3108 Ponte Morino Drive, Suite 210, Cameron Park, California 95682.  Attention: Secretary.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of our chief executive officer during the last two complete fiscal years and each officer who received annual compensation in excess of $100,000 during the last two completed fiscal years.

SUMMARY COMPENSATION TABLE

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Dockter	2007	180,000	-0-	-0-	-0-	-0-	-0-	12,000(4) (5)	192,000
(CEO)
	2006	180,000(1)	-0-	-0-	-0-	-0-	-0-	-0-	180,000

Jim Kluber	2007	160,000	-0-	(2)	-0-	-0-	-0-	6,000(3)	166,000
(CFO)
	2006	160,000(2)	-0-	-0-	-0-	-0-	-0-	6,000(3)	166,000

(1)	Of the amounts shown, the following amounts have been deferred: 2006 - $75,000.
(2)	Of the amounts shown, the following amounts have been deferred: 2006 - $11,057.
(3)	Amount reflects a home office allowance.
(4)	Amount reflects a $1,000 per month car allowance.
(5)
The Firstgold Board, with Mr. Dockter abstaining, approved the extension of the expiration date from January 31, 2007 to April 15, 2007 of certain warrants to acquire 2,000,000 shares of Firstgold common stock held by Mr. Dockter.  On April 15, 2007, Mr. Dockter exercised these warrants with a cash payment.

2006 Stock Option Plan

Our Board of Directors adopted the 2006 Stock Option Plan on July 26, 2006.  The 2006 Plan was submitted to and approved by stockholders at the 2006 annual stockholders meeting held on November 17, 2006.

Under the terms of the 2006 Plan, we may grant up to 5,000,000 options which can include Incentive Stock Options issued to employees and Nonstatutory Stock Options issuable to employees or consultants providing services to Firstgold on such terms as are determined by our board of directors.  Our Board administers the 2006 Plan.  Under the 2006 Plan, options vest not less than 20% per year and have 10-year terms (except with respect to 10% stockholders which have five-year terms).  If an option holder terminates his/her employment with us or becomes disabled or dies, the option holder or his/her representative will have a certain number of months to exercise any outstanding vested options.  If we sell substantially all of our assets, are a party to a merger or consolidation in which we are not the surviving corporation, then we have the right to accelerate unvested options and will give the option holder written notice of the exercisability and specify a time period in which the options may be exercised.  All options will terminate in their entirety to the extent not exercised on or prior to the date specified in the written notice unless an agreement governing any change of control provides otherwise. Stockholders voting at the 2007 Annual Stockholders meeting held on September 20, 2007 approved an increase in the shares issuable under the 2006 Plan to a total of 10,000,000.

Options/SAR Grants in Last Fiscal Year

The following table sets forth certain information with respect to options or SAR grants of Common Stock during the fiscal year ended January 31, 2007 to the Named Executive Officers.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees at January 31, 2007	Exercise or Base Price ($ Per Share)	Expiration Date

Scott Dockter	500,000	25%	$0.50	July 27, 2011
James Kluber	400,000	20%	$0.50	July 27, 2016
Terrence Lynch	500,000	25%	$0.50	July 30, 2016
Stephen Akerfeldt	250,000	12.5%	$0.50	September 11, 2016
Donald Heimler	250,000	12.5%	$0.50	January 8, 2017

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock option awards held by our named executive officers as of January 31, 2007. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Dockter	125,000	375,000	0	$0.50	July, 2011
James Kluber	100,000	300,000	0	$0.50	July, 2016
Terrence Lynch	375,000	125,000	0	$0.50	July, 2016
Stephen Akerfeldt	125,000	125,000	0	$0.50	Sept, 2016
Donald Heimler	125,000	125,000	0	$0.50	Jan., 2017

Employment Agreements

On February 1, 2006, we entered into an employment agreement with A. Scott Dockter to serve as our chief executive officer for Firstgold Corp.  Pursuant to the agreement, Mr. Dockter will receive an annual salary of $180,000 and an automobile expense allowance of $1,000 per month.  In addition, Mr. Dockter will be eligible to participate in any discretionary bonuses or employee stock option plans which may be adopted in the future.  The employment agreement has a term of three years.

On February 1, 2006, we entered into an employment agreement with James W. Kluber to serve as our chief financial officer of Firstgold Corp.  Pursuant to the agreement, Mr. Kluber will receive an annual salary of $160,000 and an office expense allowance of $500 per month.  In addition, Mr. Kluber will be eligible to participate in any future discretionary bonuses or employee stock option plans which may be adopted in the future.  The employment agreement has a term of three years.

Employee Pension, Profit Sharing or Other Retirement Plans

We do not have a defined benefit pension plan or profit sharing or other retirement plan.

Compensation of Directors

The following table sets forth the compensation of Firstgold’s Directors paid during fiscal year 2007 for services as a Director.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Scott Dockter
James Kluber
Terrence Lynch	$22,000(1)		$141,311				$163,311
Stephen Akerfeldt	$22,000(1)		$80,167				$102,167
Donald Heimler	$ 1,500(1)		$51,690				$ 53,190

(1)	Outside directors receive annual compensation of $10,000 per year and $1,500 for each Board and/or Committee meeting attended.

Limitation of Liability and Indemnification Matters

Firstgold’s bylaws provide that it will indemnify its officers and directors, employees and agents and former officers, directors, employees and agents unless their conduct is finally adjudged as grossly negligent or to be willful misconduct.  This indemnification includes expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by these individuals in connection with such action, suit, or proceeding, including any appeal thereof, subject to the qualifications contained in Delaware law as it now exists.  Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding will be paid by Firstgold in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by Firstgold as authorized in the bylaws.  This indemnification will continue as to a person who has ceased to be a director, officer, employee or agent, and will benefit their heirs, executors, and administrators.  These indemnification rights are not deemed exclusive of any other rights to which any such person may otherwise be entitled apart from the bylaws.  Delaware law generally provides that a corporation shall have the power to indemnify persons if they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  In the event any such person is judged liable for negligence or misconduct, this indemnification will apply only if approved by the court in which the action was pending.  Any other indemnification shall be made only after the determination by Firstgold’s Board of Directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action) to provide such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933Act”) may be permitted to directors, officers and controlling persons of Firstgold pursuant to the foregoing provisions, or otherwise, Firstgold has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, enforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Firstgold’s Common Stock beneficially owned as of October 31, 2007 by, (i) each executive officer and director of Firstgold; (ii) all executive officers and directors of Firstgold as a group; and (iii) owners of more than 5% of Firstgold’s Common Stock.

Name and Address of Beneficial Owner	Position	Number of Shares Beneficially Owned	Percent
Officers and Directors
A. Scott Dockter 3108 Ponte Morino Drive, Suite 210 Sacramento, CA 95814	CEO and President	19,510,813(1)	16.7%

James Kluber 169 Elliott Road Centerville, MA 02632	CFO, Executive Vice President, and Secretary	2,992,591(2)	2.7%

Terrence Lynch 1130 Morrison Heights Oakville, Ontario Canada L6J 4J1	Director	596,000(3)	*%

Stephen Akerfeldt 93 Sheppard Avenue East North York, Ontario, Canada M2N3A3	Director	590,000(4)	*%

Donald Heimler 75 Airdrie Road Toronto, Ontario, Canada M4G 1M1	Director	547,000(5)	*%

Fraser Berrill 3672 County Road #8 Picton, Ontario, Canada K0K 2T0	Director	715,000(6)	*%

All officers and directors as a group (6 individuals)		25,081,904	23.2%

Name and Address of Beneficial Owner	Position	Number of Shares Beneficially Owned	Percent
Officers and Directors

Stockholders owning 5% or more

Cornell Capital Partners, LP 101 Hudson Street Ste. 3700 Jersey City, NJ 07303	8,504,553 (7)	7.3

1346049 Ontario LTD 22 St. Clair Avenue East 18th Floor Toronto, Ontario, Canada M4T 2S3	13,332,132 (8)	12.4%

*	Represents less than 1%.

(1)
Amount includes 900,000 shares owned by ASDi LLC, 6,401,946 shares issuable under stock warrants and options exercisable within 60 days of October 31, 2007 and 2,500,000 warrants held by ASDi LLC (of which Mr. Dockter is the Manager Member) exercisable within 60 days of October 31, 2007.  Amount excludes options to purchase 250,000 shares which have not vested within 60 days of October 31, 2007.

(2)
Amount includes 1,595,007 shares issuable under stock warrants and options exercisable within 60 days of October 31, 2007.  Amount excludes options to purchase 200,000 shares which have not vested within 60 days of October 31, 2007.

(3)
Amount includes 500,000 of shares issuable under options granted to Mr. Lynch since he became a director of Firstgold. Amount excludes 250,000 shares which vests on the first anniversary date.  Amount also includes 96,000 shares of common stock held jointly with Mr. Lynch’s wife.

(4)
Amount includes 375,000 shares issuable under options to purchase 750,000 shares granted at the time the person became a director of Firstgold. 50% of the options are exercisable immediately while the balance vests on the first anniversary date.  Amount includes 55,000 shares issuable under stock warrants exercisable within 60 days of October 31, 2007.

(5)
Amount includes 250,000 shares issuable under options to purchase 500,000 shares granted at the time the person became a director of Firstgold. 50% of the options are exercisable immediately while the balance vests on the first anniversary date.  Amount also includes 87,500 shares issuable under stock warrants exercisable within 60 days of October 31, 2007

(6)
Amount includes 250,000 shares issuable under options to purchase 500,000 shares granted at the time the person became a director of Firstgold. 50% of the options are exercisable immediately while the balance vests on the first anniversary date.  Amount also includes 150,000 shares issuable under stock warrants exercisable within 60 days of October 31, 2007

(7)
Amount includes 3,500,000 shares issuable under stock warrants exercisable within 60 days of October 31, 2007.  However, Cornell Capital will not own, at any one time, shares representing more than 4.99% of Firstgold’s outstanding common stock.

(8)
Amount includes 4,444,044 shares issuable under stock warrants exercisable within 60 days of October 31, 2007.  The 1346049 Ontario LTD holdings include stock and warrants held by Trapeze Capital Corp. and Trapeze Asset Management Inc. The responsible executive officer for each entity is Randall Abramson.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of July 31, 2007	Weighted-average exercise price of outstanding options, warrants and right	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,850,000	$ 0.56	1,150,000
Equity compensation plans not approved by security holders	N/A
TOTAL	3,850,000	$ 0.56	1,150,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the 2006 fiscal year, the president of Firstgold, Scott Dockter, had loaned Firstgold an aggregate of $5,000.  In July 2005 a convertible promissory note with a balance of $1,402,742 and additional accrued interest of $446,193 due to Mr. Dockter was converted into 12,326,231 shares of Firstgold common stock.  As of January 31, 2005, Mr. Dockter had loaned Firstgold a total of $24,845 and accrued interest of $32,023.  In addition to the outstanding note payable, Mr. Dockter has been issued Warrants to purchase up to 12,157,909 shares of Firstgold’s Common Stock at exercise prices ranging from $0.15/share to $0.40/share.  As of January 31, 2007, Firstgold had an advance receivable from Mr. Dockter in the amount of $100,000.  The advance receivable was repaid in full by April 30, 2007.

On January 25, 2006, Firstgold entered into a joint venture with ASDi, LLC to explore various Nevada mining properties. ASDi LLC is owned and managed by A. Scott Dockter, President and CEO of Firstgold.  The joint venture will be operated through a newly formed Nevada limited liability company called Crescent Red Caps, LLC.  The terms of the Operating Agreement provide for ASDi LLC to contribute various mining properties located in Nevada in exchange for Firstgold issuing 2.5 million shares of its Common Stock and warrants to purchase 2.5 million shares of Firstgold Common Stock at an exercise price of $0.40 per share for a term of three years to ASDi, LLC.  Firstgold will initially own a 22.22% interest in the Crescent Red Caps LLC and ASDi, LLC will hold a 77.78% interest.  By expending up to $1,350,000 on each project over the next three years, Firstgold can increase its interest in the Crescent Red Caps LLC to 66.66%.  Thereafter, Firstgold has the right to purchase the remaining interest in the Crescent Red Caps LLC held by ASDi, LLC at a price to be determined by the results of the exploration work conducted.  Firstgold will be the Manager of the Crescent Red Caps LLC.

On December 1, 2006, Firstgold entered into an Aircraft Time Sharing Agreement (the “Agreement”) with its CEO and President A. Scott Dockter.  Pursuant to the Agreement, Mr. Dockter will make his private airplane available for use by Firstgold at a rental rate of $200 per hour plus designated expenses.  The Agreement has a term of 10 years.  Firstgold made an advance payment under the Agreement of $120,000 on December 9, 2006.  The rental rate being charged is deemed to be significantly less then the rates obtainable from an unaffiliated third party.  The Agreement and advance payment were approved by the Firstgold Board with Mr. Dockter abstaining.

On January 31, 2007 the Chief Financial Officer, James Kluber, converted his convertible note payable from Firstgold and accrued interest payable into 1,630,918 shares of restricted common stock of Firstgold.

In April 2007, Kingsmill Capital Partners assisted Firstgold in a private placement which was conducted in Canada and raised gross proceeds of $2,552,900.  For Kingsmill’s participation as a selling agent in the private placement, it received selling commissions of $178,703.  Terrence Lynch, a director of Firstgold, is an officer of Kingsmill but did not receive any compensation as such from this completed Firstgold private placement.  However, CBKT Media is Mr. Lynch’s family owned entity which in turn owns a 25% interest in Kingsmill.  Consequently, CBKT Media may receive some portion of the selling commissions paid by Firstgold to the extent net profits of Kingsmill are distributed to its partners.  The amount of any such distribution cannot be determined at this time, but is expected to be less than $45,000.

Should a transaction, proposed transaction, or series of transactions involve one of our officers or directors or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a “related entity”) of our then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors.  In the event a member of the board of directors is a related party, that member will abstain from the vote

DESCRIPTION OF SECURITIES

We are authorized to issue 250,000,000 shares of Common Stock, $.001 par value per share.  We are not authorized to issue any preferred stock currently.  We had 112,601,370 shares of our Common Stock and no shares of preferred stock outstanding as of October 31, 2007.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding preferred or Common Stock or other claims of creditors.  Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

The holders of Firstgold Common Stock are entitled to one vote for each share held on all matters submitted to a vote of Firstgold stockholders.  Under certain circumstances, California law permits the holders of Firstgold Common Stock to assert their right to cumulate their votes for the election of directors, in which case holders of less than a majority of the outstanding shares of Firstgold Common Stock could elect one or more of Firstgold’s directors. Holders of Firstgold Common Stock have no preemptive, subscription, or redemption rights.

Securities Convertible into Common Stock

Firstgold has issued convertible debentures, in the aggregate principal amount of $3,650,000 and bearing interest at 8% per annum (the “Debentures”).  Each Debenture has a three (3) year term from the date of issue unless they are converted into shares of Firstgold Common Stock or are repaid prior to the expiration dates.  The conversion rate was adjustable and at any conversion date, would be the lower of $0.45 per share or 95% of the Market Conversion Price.  However $3,000,000 of Debentures have been converted at $0.45 with the remaining Debentures all convertible at $0.45.  As of October 31, 2007 only $650,000 in principal amount of Debentures remained outstanding. Accrued interest may also be converted into shares of Firstgold Common Stock.

Warrants to Purchase Common Stock

As of October 31, 2007, Firstgold had 39,726,132 warrants outstanding issued in conjunction with various financing transactions.  The warrants have exercise terms of 18-months to five years and are exercisable at prices ranging from $0.15 to $0.65 per share.

Transfer Agent

Transfer Online, Inc., Portland Oregon, serves as a transfer agent for the shares of Firstgold Common Stock.

SELLING SECURITY HOLDERS

The selling stockholders and the shares of Firstgold common stock being registered represent shares and shares underlying warrants issued in private placements occurring in January, 2006. Each of these transactions included Registration Rights for the investors.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders.  The first column lists the name of each selling stockholder.  The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder as of October 31, 2007. The third column lists the number of shares of Common Stock that may be resold under this prospectus. The fourth and fifth columns list the number of shares of Common Stock owned and the percentage of Common Stock owned after the resale of the Common Stock registered under this prospectus.  Other than A. Scott Dockter, no selling stockholder has, or has had within the past three years, any position, office, or other material relationship with Firstgold other than their status of creditors and/or stockholders of Firstgold.  All of the shares being registered represent shares or shares underlying warrants which were sold to a small number of investors pursuant to the private placement exemption provided by Sections 4(2) or Section 4(6) of the Securities Act of 1933 or sold outside the United States pursuant to Regulation S under the Securities Act of 1933.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to such shares.

Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days after October 31, 2007 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

	Common Shares	Common Shares	Common Shares
	Beneficially Owned	Offered by this	Beneficially Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering
			Number	Percentage
Samuel Stern 269 Kingsdale Avenue Toronto, Ontario M2N 3X5	4,063,500(1)	1,125,000	2,938,500	3%

Finance 500, Inc. 19762 Macarthur Blvd. #200 Irvine, CA 92612 Attn: Robert Richards, Principal	250,000	250,000	----	*

City Natural Resources High Yield Trust	5,000,000(2)	5,000,000	----	*
A. Scott Dockter	19,510,813(3)	2,000,000	17,510,813	15%
TOTAL	28,824,313	8,375,000	20,449,313	18%

*	Represents holdings of less than one percent

(1)	Securities beneficially owned by Samuel Stern represent 2,605,000 shares of Common Stock and 1,458,500 shares of Common Stock underlying warrants immediately exercisable.

(2)
Securities beneficially owned by City Natural Resources High Yield Trust, represent 2,500,000 shares of Common Stock and 2,500,000 shares of Common Stock underlying warrants immediately exercisable.  The address for City Natural Resources High Yield Trust is Mansfield House, 1 Southhampton Trust, London, England WC2 ROLR. The Investment Manager of City Natural Resources is Andrew Ferguson.

(3)
Securities beneficially owned by Scott Dockter, represent 10,358,867 shares of Common Stock and 9,151,946 shares of Common Stock underlying warrants and options immediately exercisable.  The address for Scott Dockter is 3108 Ponte Morino Drive, Cameron Park, CA  95682.

METHOD OF DISTRIBUTION

Each of the selling stockholders, and any of their donees, pledgees, transferees or other successors-in-interest selling shares of Firstgold Common Stock or interests in shares of Firstgold Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  A selling stockholder will act independently of Firstgold in making decisions with respect to the timing, manner and size of each sale.

Each of the selling stockholders may use any one or more of the following methods when selling shares:
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the date of this prospectus;
   broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
  any other method permitted pursuant to applicable law.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”) in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers.  Each selling stockholder has informed Firstgold that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Firstgold is required to pay certain fees and expenses incurred by it incident to the registration of the shares.  Firstgold has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) January 27, 2009 (ii) the date on which the shares may be resold by the selling stockholders pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Delaware Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered under this registration statement is being passed upon by Cota Duncan & Cole, Roseville, California.

EXPERTS

Our financial statements for the fiscal year ended January 31, 2006 included in this prospectus have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP independent registered public accounting firm, given on that firm's authority as experts in auditing and accounting.

Our financial statements for the fiscal year ended January 31, 2007 included in this prospectus have been so included in reliance on the report of Hunter, Flemmer Renfro & Whitaker, LLP independent registered public accounting firm, given on that firm's authority as experts in auditing and accounting.

CHANGE OF INDEPENDENT ACCOUNTANTS

On December 16, 2006, we received notification from our then current independent registered public accountants, Singer Lewak Greenbaum & Goldstein LLP (“SLGG”), Certified Public Accountants, that SLGG was resigning as our independent public accountants.  On January 5, 2007, Firstgold’s Audit Committee took action to appoint the accounting firm of Hunter Flemmer Renfro & Whitaker LLP (“HFRW”) as our new independent accountants and HFRW accepted the appointment on January 16, 2007.  HFRW’s address is 455 Capitol Mall, Suite 235, Sacramento, CA  95814.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment to the registration statement on Form SB-2 (File Number 333-132218) under the Securities Act of 1933 regarding the shares of Common Stock offered hereby.  This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC.  For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules.

Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov.  Our registration statement and other information that we file with the SEC are available at the SEC’s website.

We intend to make available to our stockholders annual reports (on Form 10-KSB) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-QSB) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Firstgold Corp.
3108 Ponte Morino Drive, Suite 210
Cameron Park, CA  95682
(530) 677-5974

FINANCIAL STATEMENTS

FIRSTGOLD CORP.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet	F-3

Statements of Operations	F-4

Statements of Comprehensive Loss	F-5

Statements of Shareholders’ Deficit	F-6

Statements of Cash Flows	F-10

Notes to Financial Statements	F-14

FOR THE QUARTERS ENDED JULY 31, 2007 and 2006

Condensed Balance Sheet as of July 31, 2006 (Unaudited) and as of
January 31, 2007 (Audited)	F-37

Condensed Statements of Operations for the three and six months
ended July 31, 2007 and 2006 (Unaudited)	F-39

Condensed Statements of Cash Flows for the three and six months
ended July 31, 2007 and 2006 (Unaudited)	F-40

Notes to Unaudited Financial Statements	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Firstgold Corp.

We have audited the balance sheet of Firstgold Corp. (a development stage company) (the “Company”) as of January 31, 2007, and the related statements of operations, comprehensive loss, shareholders' deficit, and cash flows for each of the two years in the period ended January 31, 2007 and the period from January 1, 1995 to January 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firstgold Corp. as of January 31, 2007, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2007, and the period from January 1, 1995 to January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred a net loss of $4,728,073 and had negative cash flow from operations of 2,655,050.  In addition, the Company had an accumulated deficit of $23,758,605 and a shareholders’ deficit of $4,245,793 at January 31, 2007.  These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HUNTER, FLEMMER, RENFRO & WHITAKER, LLP

Sacramento, California
May 16, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Firstgold Corp.

We have audited the balance sheet of Firstgold Corp. (formerly Newgold, Inc.) (a development stage company) (the “Company”) as of January 31, 2006, and the related statements of operations, comprehensive loss, shareholders' deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firstgold Corp. as of January 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred a net loss of $2,645,231 and had negative cash flow from operations of $899,807.  In addition, the Company had an accumulated deficit of $19,030,535 and a shareholders’ deficit of $2,960,365 at January 31, 2006.  These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 26, 2006

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET

	January 31,
	2007	2006
ASSETS

Current assets:
Cash	$150,647	$700,224
Travel advance	114,737	1,322
Deposits	7,368	-
Prepaid expense	140,000	-

Total current assets	412,752	701,546

Property, plant and equipment, net of accumulated depreciation of $20,850 and $0 at January 31, 2007 and 2006, respectively	928,029	19,199

Other Assets
Restricted cash	250,981	243,204
Deferred reclamation costs	641,026	270,736

Total other assets	892,007	513,940

Total assets	$2,232,788	$1,234,685

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$598,788	$798,233
Accrued expenses	1,198,174	1,305,790
Notes payable	130,249	457,634

Total current liabilities	1,927,211	2,561,657

Long-term liabilities
Convertible debenture and related derivative liabilities
net of unamortized discount of $402,135 and $597,260 and deferred financing costs of $1,382,642 and $77,500 at January 31, 2007 and
2006, respectively	3,110,344	562,657
Accrued reclamation costs	641,026	270,236
Deferred revenue	800,000	800,000

Total long-term liabilities	4,551,370	1,632,893

Total liabilities	6,478,581	4,195,050

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET

	January 31,
	2007	2006
Commitments and contingencies

Shareholders' deficit
Common stock, $0.001 par value
250,000,000 shares authorized at January 31, 2007 and 2006
77,839,601 and 68,104,072 shares issued and outstanding at
January 31, 2007 and 2006, respectively	77,839	68,104
Additional paid in capital	19,434,973	16,002,066
Deficit accumulated during the development stage	(23,758,605)	(19,030,535)

Total shareholders' deficit	(4,245,793)	(2,960,365)

Total liabilities and shareholders' deficit	$2,232,788	$1,234,685

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Years Ended January 31, 2007 and 2006
and for the Period from January 1, 1995 to January 31, 2007

			For the Period
	For the Years Ended		From January 1,
	January 31,		1995 to January
	2007	2006	31, 2007
Net Sales	$-	$-	$-

Exploration and maintenance costs	1,591,497	132,166	1,894,328

Gross loss	(1,591,497)	(132,166)	(1,894,328)
Operating expenses	(1,955,816)	(674,778)	(15,867,824)

Loss from operations	(3,547,316)	(806,944)	(17,762,155)

Other (expense)
Interest income	14,065		86,752
Settlement of liabilities	18,649		18,649
Dividend income			30,188
Other income			6,565
Adjustments to fair value of derivatives	(616,493)	(37,418)	(653,911)
Interest expense	(596,975)	(941,347)	(3,006,012)
Loss from joint venture		(859,522)	(859,522)
Loss on sale of marketable securities			(281,063)
Bad debt expense			(40,374)
Loss on disposal of plant, property
and equipment			(334,927)
Loss on disposal of bond			(21,000)

Total other income (expense)	(1,180,754)	(1,838,287)	(5,054,655)

Net loss	(4,728,070)	(2,645,231)	(22,816,810)

Basic and diluted loss per share	$(0.07)	$(0.05)

Basic and diluted weighted-average
shares outstanding	71,416,951	56,755,520

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' DEFICIT
For the Years Ended January 31, 2007 and 2006
and for the Period from January 1, 1995 to January 31, 2007

			Additional	Other Com-
	Common Stock		Paid in	prehensive		Accumulated
	Shares	Amount	Capital	(Loss)	Deficit	Total

Balance December 31, 1994	6,768,358	$6,768	-	-	$(636,084)	$(629,316)

Net loss					(233,877)	(233,877)

Balance December 31, 1995	6,768,358	6,768	-	-	(869,961)	(863,193)

Shares issued to creditors and shareholders
of Warehouse Auto Centers, Inc.	305,709	306	305,403	-	(305,709)	-
Shares issued to investors and underwriters	5,135,130	5,135	4,701,835			4,706,970
Shares issued to purchase Washington Gulch	3,800,000	3,800	177,200			181,000
Shares issued in exchange for net profits interest	1,431,642	1,432	440,605			442,067
Shares issued to others	21,000	221	220,779			221,000
Shares issued to Repadre	100,000	100	99,900			100,000
Shares issued to repurchase 50% interest
in Relief Canyon	1,000,000	1,000	999,000			1,000,000
Net loss for the period January 1, 1996
to January 31, 1997					(1,803,784)	(1,803,784)

Balance January 31, 1997	18,761,839	18,762	6,944,722	-	(2,979,454)	3,984,030

Shares issued to Warehouse Auto Centers, Inc.
shareholders subsequently cancelled	(25,242)	(25)	(25,217)			(25,242)
Shares issued to others	12,500	13	4,987			5,000

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' DEFICIT
For the Years Ended January 31, 2007 and 2006
and for the Period from January 1, 1995 to January 31, 2007

Additional shares issued to investors and
underwriters for delay in share trading	513,514	513	204,487			205,000
Shares issued to Repadre	200,000	200	199,800			200,000
Net loss					(5,883,309)	(5,883,309)

Balance January 31, 1998	19,462,611	19,463	7,328,779	-	(8,862,763)	(1,514,521)

Shares issued in exchange for rent	15,000	15	5,985			6,000
Shares issued to IBK	5,616,977	5,617	542,383			548,000
Shares issued in exchange for property	150,000	150	55,350			55,000
Net loss					(753,219)	(753,219)

Balance January 31, 1999	25,244,588	25,245	7,932,497	-	(9,615,982)	(1,658,240)

Three-for-two stock split	12,672,441	12,671	(12,671)			-
Shares issued in exchange for debt conversion	3,205,674	3,206	1,279,065			1,282,271
Net loss					(919,735)	(919,735)

Balance January 31, 2000	41,122,703	41,122	9,198,891	-	(10,535,717)	(1,295,704)

Shares issued for cash	1,796,000	1,796	663,204			665,000
Additional shares issued for delay in registration	239,200	239	(239)			-
Shares issued for offering costs	120,000	120	(60,120)			(60,000)
Shares issued for legal settlement	1,000,000	1,000	649,000			650,000
Shares issued for services	78,271	78	69,922			70,000
Net loss					(2,382,723)	(2,382,723)

Balance January 31, 2001	44,356,174	44,356	10,520,657	-	(12,918,440)	(2,353,427)

Shares issued for cash	2,500,000	2,500	147,500			150,000

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' DEFICIT
For the Years Ended January 31, 2007 and 2006
and for the Period from January 1, 1995 to January 31, 2007

Warrants issued with debt			20,000			20,000
Net loss					(1,502,366)	(1,502,366)

Balance January 31, 2002	46,856,174	46,856	10,688,157	-	(14,420,806)	(3,685,793)

Shares issued upon exercise of warrants	550,000	550	54,450			55,000
Offering costs			(1,467)			(1,467)
Warrants issued with debt			13,574			13,574
Net loss					(215,533)	(215,533)

Balance January 31, 2003	47,406,174	47,406	10,754,714	-	(14,636,339)	(3,834,219)

Shares issued upon exercise of warrants	200,000	200	19,800			20,000
Warrants issued with debt			63,918			63,918
Other comprehensive loss				(204,820)		(204,820)
Net loss					(470,823)	(470,823)

Balance January 31, 2004	47,606,174	47,606	10,838,432	(204,820)	(15,107,162)	(4,425,944)

Shares issued for cash	671,667	672	100,078			100,750
Offering costs			(124,337)			(124,337)
Warrants issued with common stock			124,337			124,337
Warrants issued with debt			1,284,234			1,284,234
Sale of marketable securities				204,820		204,820
Net loss					(1,278,140)	(1,278,140)

Balance January 31, 2005	48,277,841	48,278	12,222,744	-	(16,385,302)	(4,114,280)

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' DEFICIT
For the Years Ended January 31, 2007 and 2006
and for the Period from January 1, 1995 to January 31, 2007

Shares issued for cash	5,000,000	5,000	1,070,000			1,075,000
Shares issued in exchange for
debt conversion	12,326,231	12,326	1,836,609			1,848,935
Shares issued to purchase 22%
interest in Crescent Red Caps LLC	2,500,000	2,500	497,500			500,000
Warrants issued with investment in joint venture			359,523			359,523
Warrants issued for services			15,690			15,690
Net loss for the period February
1, 2005 to January 31, 2006					(2,645,231)	(2,645,231)
Balance January 31, 2006	68,104,072	68,104	16,002,066	-	(19,030,535)	(2,960,365)

Shares issued for cash	1,428,500	1,428	237,846			239,275
Shares issued in exchange for
debt conversion	6,207,029	6,207	1,550,263			1,556,263
Stock issued for services	2,000,000	2,000	738,000			740,000
Warrants issued for services			373,905			373,905
Stock issued in settlement of litigation	100,000	100	38,900			39,000
Warrants issued with debt			173,114			173,114
Stock options issued			322,879			322,879
Net loss for the period February
1, 2006 to January 31, 2007					(4,728,070)	(4,728,070)

Balance, January 31, 2007	77,839,601	$77,839	$19,434,973	-	$(23,758,605)	$(4,245,793)

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY) STATEMENTS OF CASH FLOWS
For the Years Ended January 31, 2007 and 2006 and for the Period from January 1, 1995 to January 31, 2007

			For the Period
			From January 1,
	For the Years Ended January 31,		1995 to January
	2007	2006	31, 2007
Cash flows from operating activities
Net loss	$(4,728,070)	$(2,645,231)	$(22,816,810)
Adjustments to reconcile net loss to net cash
used in operating activities
Accretion of warrants issued as a debt discount	13,512	777,642	1,287,775
Accretion of beneficial conversion	-	71,645	107,468
Accretion of debt discount	248,962	2,740	251,672
Adjustments to fair value of derivatives	616,493	37,417	653,912
Loss from joint venture	-	859,522	859,522
Loss on sale of marketable securities	-	-	281,063
Depreciation and amortization	64,728	-	188,885
Loss on disposal of property, plant and equipment	-	-	334,927
Impairment in value of property, plant and equipment	-	-	807,266
Loss on disposal of bond	-	-	21,000
Impairment in value of Relief Canyon Mine	-	-	3,311,672
Impairment in value of joint investments	-	-	490,000

The accompanying notes are an integral part of these financial statements

Bad debt	-	-	40,374
Assigned value of stock and warrants exchanged for services	1,387,073	15,690	1,940,021
Assigned value of stock options issue for compensation	49,711	-	49,711
Gain on write off of note payable	-	-	(7,000)
Judgment loss accrued	-	-	250,000
(Increase) decrease in
Restricted cash	(7,777)	(243,204)	(250,981)
Travel advance	(113,415)	678	(110,737)
Deposits	(7,368)		(2,868)
Deferred reclamation costs	370,290	243,210	175,548
Prepaid expenses	(140,000)	-	(142,900)
Reclamation bonds	-	-	185,000
Other assets	-	-	(1,600)
Increase (decrease) in
Accounts payable	(199,445)	229,955	317,828
Accrued expenses	(209,744)	(249,871)	1,753,830

Net cash used by operating activities	(2,655,050)	(899,807)	(10,025,394)

Cash flows from investing activities
Proceeds from sale of marketable securities	-	-	34,124
Investment in marketable securities	-	-	(315,188)
Advances from shareholder	-	-	7,436
Contribution from joint venture partner	-	-	775,000
Purchase of joint venture partner interest	-	-	(900,000)

The accompanying notes are an integral part of these financial statements

Capital expenditures	(929,681)	(19,199)	(3,900,387)
Proceeds from disposal of property, plant and equipment			278,783
Investments in joint ventures	-	-	(490,000)
Note receivable	-	-	(268,333)
Repayment of note receivable	-	-	268,333

Net cash used by investing activities	(929,681)	(19,199)	(4,510,232)

Cash flows from financing activities
Proceeds from the issuance of common stock	651,288	1,075,000	8,210,541
Proceeds from notes payable	2,841,500	527,500	8,396,048
Principal repayments of notes payable	(457,634)	-	(2,495,340)
Repayment of advances to affiliate	-	-	(231,663)
Deferred revenue	-	-	800,000

Net cash provided by financing activities	3,035,154	1,602,500	14,679,586

Net (decrease) increase in cash	(549,577)	683,494	143,960

Cash, beginning of year	700,224	16,730	6,687

Cash, end of year	$150,647	$700,224	$150,647

The accompanying notes are an integral part of these financial statements

Supplemental cash flow information for the years ended January 31, 2007 and 2006 and January 1, 1995 through January 31, 2007 as follows:
				For the Period
				From January 1,
	For the Years Ended January 31,			1995 to January
	2007		2006	31, 2007

Cash paid for interest		$-	$-	$161,107
Cash paid for income taxes		$-	$-	$-

Non Cash Investing and Financing Activities:
Conversion of related party note payable to common stock, including interest payable of $446,193	$		$1,848,935	$1,848,935
Conversion of convertible debenture to common stock, including interest payable of $30,948		$1,173,406	$-	$1,173,406
Issuance of warrants as financing costs in connection with convertible debt		$173,114	$-	$173,114
Issuance of common stock as payment for settlement of liabilities		$39,000	$-	$39,000

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended January 31, 2007 and 2006 and for the
Period from January 1, 1995 to January 31, 2007

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Prior to February 2000 Firstgold Corp. (“the Company”) was in the business of acquiring and exploring gold properties.  The Company had rights to mine properties in Nevada and Montana.  Its primary focus was on the Relief Canyon Mine located near Lovelock, Nevada, where it has performed development and exploratory drilling and was in the process of obtaining permits to allow operation of the Relief Canyon Mine.  In December 1997, the Company placed the Relief Canyon Mine on care and maintenance status.  The Company also conducted exploration at its Washington Gulch Mine property in Montana.

In February 2000 the Company began to implement an entirely new business model of investing in Internet companies.  Due to the deterioration of the investment market for these types of companies in late 2000, the Company abandoned this investment strategy.  From mid-2001 until the beginning of 2003 Firstgold  was essentially inactive, continuing only with some of the care and maintenance at Relief Canyon, as provided for by a non-affiliate company owned by the Chairman and CEO of Firstgold .

The Company has now embarked on a business strategy whereby it invests in and/or manages gold mining and other mineral producing properties.  Currently, the Company’s principal assets include various mineral leases associated with the Relief Canyon mine located near Lovelock, Nevada along with various items of mining equipment located at that site as well as a 22% interest in a joint venture covering two separate leasehold interests covering over 2700 acres in Lander County, Nevada; and a leasehold interest covering over 35,000 acres in Elko, County, Nevada.  The Company’s business is to acquire, explore and, if warranted, develop various mining properties located in the state of Nevada.  The Company plans to carry out comprehensive exploration and development programs and when appropriate, begin mining activities on its properties. The Company may fund and conduct these activities itself, or it may outsource some of these activities through the use of various joint venture, royalty or partnership arrangements pursuant to which other companies would agree to finance, carryout the exploration and development programs, or perform mining operations on Firstgold’s mining properties.  The Company’s current plan may not require the hiring of significant amounts of mining employees depending upon the level, if any, of the mining and exploration activities outsourced to other entities.

Merger

In November 1996, Newgold, Inc. of Nevada (Old Newgold) was merged into Warehouse Auto Centers, Inc. (WAC), a public company, which had previously filed an involuntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York.  Pursuant to the plan of reorganization and merger (the Plan), (i) WAC which was the surviving corporation for legal purposes, changed its name to Newgold Inc.  (the Company),  (ii) the outstanding shares of Old Newgold were converted into the right to receive an aggregate of 12,000,000 shares or approximately 69% of the post merger outstanding common stock of the Company, (iii) each outstanding share of WAC was converted into the right to receive 1/65 share of the common stock of the Company, for an aggregate of 51,034 shares or less than 1% of the post merger outstanding common stock, (iv) unsecured trade debts and other unsecured pre-petition liabilities were paid in full via the issuance of one share of the Company’s stock, for each $42 of debt, for an aggregate of 63,374 shares or less than 1% of the post merger outstanding common stock, and (v) post petition creditors received 1 share of stock for each $1 of debt, for an aggregate of 191,301 shares or approximately 1% of the post merger outstanding common stock.

The Plan also required an amendment to the Company’s capital structure to increase the number of shares authorized to 50,000,000 and to reduce the corresponding par value to $.001.

In connection with the Plan, the Company raised $4,707,000 of cash through the issuance of convertible debtor certificates.  Shortly after confirmation of the Plan, the debtor certificates were exchanged for 5,135,130 shares of common stock (including 428,130 shares issued in lieu of paying cash for underwriter’s fees) representing approximately 29% of the post merger outstanding common stock.  An additional bonus of 513,514 shares was issued to investors and underwriters during the year ended January 31, 1998 for delay in the effective date of the Company’s stock trading.

For accounting purposes, Old Newgold has been treated as the acquirer (reverse acquisition). Accordingly, the historical financial statements prior to November 21, 1996 are those of Old Newgold.  There were no assets or liabilities acquired in this transaction and there is no impact on the statement of operations.

NOTE 2 - GOING CONCERN

These financial statements have been prepared on a going concern basis.  During the years ended January 31, 2007 and 2006 and the period from January 1, 1995 to January 31, 2007, Firstgold incurred net losses of approximately $4,728,070, $2,645,231and $22,816,813, respectively.  In addition, Firstgold had a total shareholders’ deficit of $4,245,793 and was in the development stage since inception and through January 31, 2007.  The Company's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time.  Since inception, the Company has satisfied its capital needs by issuing equity securities.

Management plans to continue to provide for its capital needs during the year ended January 31, 2008 by issuing equity securities or incurring additional debt financing, with the proceeds to be used to re-establish mining operations at Relief Canyon as well as improve its working capital position.  These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

Effective January 1, 1995 (date of inception), the Company is considered a development stage Company as defined in SFAS No. 7.  The Company’s development stage activities consist of the development of several mining properties located in Nevada. Sources of financing for these development stage activities have been primarily debt and equity financing.  The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash represents a certificate of deposit with Wells Fargo Bank to serve as collateral for a reclamation bond with the Nevada Department of Environmental Protection at the Relief Canyon Mine.

Marketable Securities Available for Sale

Investments in equity securities are classified as available-for-sale. Securities classified as available for sale are marked to market at each period end. Changes in value on such securities are recorded as a component of Other comprehensive income (loss). If declines in value are deemed other than temporary, losses are reflected in Net income (loss).

Property and Equipment

Depreciation, depletion and amortization of mining properties, mine development costs and major plant facilities will be computed principally by the units-of-production method based on estimated proven and probable ore reserves.  Proven and probable ore reserves reflect estimated quantities of ore which can be economically recovered in the future from known mineral deposits.  Such estimates are based on current and projected costs and prices.  Other equipment is depreciated using the straight-line method principally over the estimated useful life of the respective asset.

Deferred Reclamation Costs

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which established a uniform methodology for accounting for estimated reclamation and abandonment costs.  The statement was adopted February 1, 2003.  The reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

Prior to adoption of SFAS No. 143, estimated future reclamation costs were based principally on legal and regulatory requirements.  Such costs related to active mines were accrued and charged over the expected operating lives of the mines using the Units Of Production method based on proven and probable reserves.

Future remediation costs for inactive mines were accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at a site.  Such cost estimates included, where applicable, ongoing care, maintenance and monitoring costs.  Changes in estimates at inactive mines were reflected in earnings in the period an estimate was revised.

Exploration Costs

Exploration costs are expensed as incurred.  All costs related to property acquisitions are capitalized.

Mine Development Costs

Mine development costs consist of all costs associated with bringing mines into production, to develop new ore bodies and to develop mine areas substantially in advance of current production. The decision to develop a mine is based on assessment of the commercial viability of the property and the availability of financing.  Once the decision to proceed to development is made, development and other expenditures relating to the project will be deferred and carried at cost with the intention that these will be depleted by charges against earnings from future mining operations.  No depreciation will be charged against the property until commercial production commences.  After a mine has been brought into commercial production, any additional work on that property will be expensed as incurred, except for large development programs, which will be deferred and depleted.

Financing Costs

Financing costs, including interest, are capitalized when they arise from indebtedness incurred to finance development and construction activities on properties that are not yet subject to depreciation or depletion.  Capitalization is based upon the actual interest on debt specifically incurred or on the average borrowing rate for all other debt except where shares are issued to fund the cost of the project.

Depreciation, Depletion and Amortization

Assets other than mining properties and mineral rights are depreciated using the straight-line method over their estimated useful lives.  Capitalized development costs are amortized on the units of production method considering proven and probable reserves.  Depreciation and depletion rates are subject to periodic review to ensure that asset costs are amortized over their useful lives.

Impairment

Mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property and its eventual disposition are less than the carrying amount, impairment is recognized based on the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project or property, calculated using estimates of proven and probable mineable reserves, geological resources, future prices, operating costs, capital requirements and reclamation costs.  A provision for impairment in valuation of development costs and property, plant and equipment amounted to $800,000 for the year ended January 31, 2002 and was charged to operating expense.  After these adjustments all development costs and property, plant and equipment have been fully written off.

Management’s estimates of future cash flows are subject to risks and uncertainties.  Therefore, it is reasonably possible that changes could occur which may affect the recoverability of the Company’s investment in mineral properties.

Risks Associated with Gold Mining

The business of gold mining is subject to certain types of risks, including environmental hazards, industrial accidents, and theft.  While the Company maintains insurance consistent with industry practice, it is not possible to insure against all risks associated with the mining business, or prudent to assume that insurance will continue to be available at a reasonable cost.  The Company has not obtained environmental liability insurance because such coverage is not considered by management to be cost effective.

Reclamation Costs

Reclamation costs and related accrued liabilities, which are based on the Company’s interpretation of current environmental and regulatory requirements, are accrued and expensed, upon determination.

Based on current environmental regulations and known reclamation requirements, management has included its best estimates of these obligations in its reclamation accruals.  However, it is reasonably possible that the Company’s best estimates of its ultimate reclamation liabilities could change as a result of changes in regulations or cost estimates.

Valuation of Derivative Instruments

FAS No. 133 "Accounting for Derivative Instruments and Hedging Activities " requires bifurcation of embedded derivative instruments and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black Scholes model as a valuation technique.  Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as Adjustments to Fair Value of Derivatives. In addition, the fair values of freestanding derivative instruments such as warrants are valued using Black Scholes models.

Revenue Recognition

Revenues will be recognized when deliveries of gold are made, title and risk of loss passes to the buyer and collectibility is reasonably assured.  Deferred revenue represents non-refundable cash received in exchange for royalties on net smelter returns on the Relief Canyon Mine.  Deferred revenue will be amortized to earnings based on estimated production in accordance with the royalty agreement.

Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents and accounts payable - trade.  The carrying amounts for these financial instruments approximate fair value due to their short maturities.

Comprehensive Income

The Company utilizes SFAS No. 130, "Reporting Comprehensive Income."  This statement establishes standards for reporting comprehensive income and its components in a financial statement.  Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources.  Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale marketable securities.

Comprehensive income is presented in the Company's financial statements since the Company did have unrealized gain (loss) of from changes in equity from available-for-sale marketable securities.

Income Taxes

The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As of January 31, 2007, the deferred tax assets related to the Company’s net operating loss carry-forwards are fully reserved.  Due to the provisions of Internal Revenue Code Section 382, the Company may not have any net operating loss carry-forwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Loss Per Share

The Company utilizes SFAS No. 128, "Earnings per Share."  Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following common stock equivalents were excluded from the calculation of diluted loss per share since their effect would have been anti-dilutive:

	2007	2006

Warrants	26,592,866	20,774,583

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.  The Company places its cash and cash equivalents with high credit, quality financial institutions.  At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”.  FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies).  Retrospective application of interim financial information is permitted but is not required.   Management does not expect adoption of FIN No. 47 to have a material impact on Firstgold’s financial statements.

In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

Effective for reporting periods beginning after December 15, 2005, the EITF released Issue No. 04-6, “Accounting For Stripping Costs Incurred During Production In The Mining Industry." The EITF reached a consensus of accounting for “stripping cost”, the cost of removing overburden (material overlying a mineral deposit that must be removed prior to mining) and waste materials, during the production phase and determined that such costs are considered variable production costs and thus should be included in the cost of inventory produced during the period in which the stripping costs are incurred.  The consensus applies to only entities involved in finding and removing wasting natural resources.  As such, this statement is not applicable to the Company.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.”  SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.  SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.  The Company is currently evaluating the impact of this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.  SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances.  The Statement also describes the manner in which it should be initially applied.  The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law.  This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006.  The Company is currently in the process of evaluating the expected effect of FIN 48 on its results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently evaluating the impact SFAS 157 may have on its financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employer’s accounting for Defined Benefit Pension and Other Post Retirement Plans”.  SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company is currently evaluating the effect that the application of SFAS No. 158 will have on its results of operations and financial condition.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures.  The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.  The Company is currently evaluating the impact SAB 108 may have on its results of operations and financial condition.

In October 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” to clarify diversity in practice on the presentation of different types of taxes in the financial statements.  The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net.  That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis.  The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of our fiscal year 2007). The Company does not expect the adoption of EITF 06-3 will have a material impact on Firstgold’s results of operations, financial position or cash flow.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159).  Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis.

Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. The Company is currently assessing the impact of the adoption of SFAS 159.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at January 31, 2007 was recorded at $874,711 and consisted of $676,635 of site and pad costs and mining equipment at the Relief Canyon Mine, $134,784 in building cost in an office in Lovelock, NV and $137,460 of other property and equipment.  The Company had previously determined that the value of its fixed assets at the Relief Canyon Mine were permanently impaired and wrote off assets with a carrying value of $800,000.  When the Company can reestablish mining operations at Relief Canyon it is possible that some of these assets could be utilized in such operations.

A summary of property, plant and equipment previously written off was as follows:

		Machinery
		&		Development	Capitalized
	Buildings	Equipment	Costs	Interest	Total

Relief Canyon Mine	$215,510	$277,307	$261,742	$45,441	$800,000

NOTE 5 - NOTES PAYABLE

Notes payable consist of the following at January 31, 2007:

Mortgage note payable	$100,000
The note bears interest at 10% per year and is due in January 2008. The loan is secured by a 3,000 square foot improved office building located in Lovelock, NV.

Equipment note payable	47,037
The note does not bear any interest and is due in December 2007. The loan is secured by a Caterpillar loader.

Total notes payable	$147,037

Interest expense was $596,975, $941,347 and $3,006,012 for the years ended January 31, 2007 and 2006, and the period from January 1, 1995 to January 31, 2007, respectively.

NOTE 6 – CONVERTIBLE DEBENTURE

January 27, 2006 Convertible Debenture
On January 27, 2006, Firstgold entered into a Securities Purchase Agreement (the “Purchase Agreement”) and other agreements in connection with the private placement of a convertible debenture, in the principal amount of $1,000,000 and bearing interest at 8% per annum (the “Debenture”).  The Debenture was funded $600,000 on January 27, 2006, $200,000 on March 2, 2006 and $200,000 on July 18, 2006.  Of the $600,000 funded on January 27, 2006, $77,500 was paid for various loan fees and closing costs.  Of the $200,000 funded on March 9, 2006, $20,000 was paid for loan fees.  Of the $200,000 funded on July 18, 2006, $20,000 was paid for loan fees.

On June 29, 2006 $500,000 of the Debenture dated January 27, 2006 was converted into 1,904,037 shares of common stock and $100,000 of the Debenture dated March 9, 2006 was converted into 495,050 shares of common stock.  On September 15, 2006 1,523,229 shares of common stock were issued in conversion of the remaining $400,000 in principal of outstanding Secured Convertible Debentures.  An additional 117,852 shares of common stock was issued in conversion of $30,948 of accrued interest on the Secured Convertible Debentures.

September 26, 2006 Convertible Debenture

On September 26, 2006, Firstgold entered into a Securities Purchase Agreement (the “Purchase Agreement”) and other agreements, as amended on November 1, 2006, in connection with the private placement of convertible debentures, in the aggregate principal amount of $3,000,000 and bearing interest at 8% per annum (the “Debenture”).  The Debentures were funded $1,000,000 on September 26, 2006, $1,000,000 upon the filing of a resale registration statement with the SEC on December 1, 2006 and $1,000,000 on March.15, 2007.  Of the $1,000,000 funded on September 26, 2006, $120,000 was paid for various loan fees and closing costs and of the $1,000,000 funded December 1, 2006, $90,000 was paid for various loan fees and closing costs.  The Debentures are due and payable three years after the issue date unless it is converted into shares of common stock or is repaid prior to its expiration date.  The conversion rate is adjustable and at any conversion date, will be the lower of $0.4735 per share or 95% of the Market Conversion Price.

In conjunction with the Purchase Agreement, Firstgold entered into an Investor Registration Rights Agreement (the “Registration Rights Agreement”).  The Registration Rights Agreement requires Firstgold to register at least 15,000,000 shares of its Common Stock to cover the conversion of the Debenture (assuming conversion prices substantially below $0.4735) and 3,500,000 shares of its Common Stock issuable upon conversion of warrants (the “Warrants”  which are exercisable at a price of $0.45 per common share) granted to the Debenture holder.  Firstgold is required to keep this Registration Statement effective until the Debenture has been fully converted, repaid, or becomes due and the Warrants have been fully exercised or expire.  Both the Debenture and the Warrants are currently convertible or exercisable, respectively.

In conjunction with the Purchase Agreement, Firstgold entered into a Security Agreement (the “Security Agreement”).  The Security Agreement creates a secured interest in favor of the Debenture holder in Firstgold’s mining interest and assets in the Relief Canyon Mine property.  This security interest was created by recordation of a Memorandum of Security Agreement filed in Pershing County, Nevada in November 2006.  Consequently, if a default occurred under the Debenture, the Debenture holder could take over or sell all of Firstgold’s interests, business and assets associated with the Relief Canyon Mine.

The transaction, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the instant case, due to the indeterminate number of shares which might be issued under the embedded convertible note debt conversion feature, the Company is required to record a liability for the fair value of the detachable warrants and the embedded convertible feature of the note payable (included in the liabilities as a "derivative liability").

The accompanying financial statements comply with current requirements relating to warrants and embedded conversion features as described in FAS 133, EITF 98-5, 00-19, and 00-27, and APB 14 as follows:

•	The Company allocated the proceeds received between convertible debt and the detachable warrants based upon the relative fair market values on the date the proceeds were received.
•
Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures were recorded as adjustments to the liabilities at January 31, 2007.

•
$616,493 of expense for the year ended January 31, 2007 relating to the change in the fair value of the Company's stock reflected in the change in the fair value of the warrants and derivatives (noted above) is included as other income (expense).

•	Accreted interest of $221,264 for the year ended January 31, 2007.

The following table summarizes the various components of the convertible notes as of January 31, 2007:

Derivative liabilities	$2,245,121
Convertible debenture	2,650,000
Unamortized discount	(402,135)
Deferred financing costs	(1,382,642)
Total convertible debt
and financing costs	$3,110,344

October 10, 2006 Convertible Debentures

On October 10, 2006, Firstgold issued convertible debentures in the aggregate principal amount of $650,000 and bearing interest of 8% per annum.  The Debentures and accrued interest are convertible into shares of Firstgold common stock at a conversion rate of $0.4735 per share.  The Debentures are due and payable three years from the date of issue unless they are converted into shares of the Company’s common stock or are repaid prior to their expiration date.  Additionally, the investors were issued warrants to purchase an aggregate of 746,843 shares of Firstgold common stock with 426,767 warrants exercisable at $0.45 per share and 320,076 warrants exercisable at $0.60 per share.  The warrants expire four years from the date of issuance.  The warrants were issued as financing costs and total deferred financing cost of $173,114 was recorded in relation to this debt.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Except for the advance royalty and rent payments noted below, the Company is not obligated under any capital leases or non-cancelable operating lease with initial or remaining lease terms in excess of one year as of January 31, 2007.  However, minimum annual royalty payments are required to retain the lease rights to the Company’s properties.

Relief Canyon Mine

The Company purchased the Relief Canyon Mine from J.D. Welsh Associates (Welsh) in January 1995.  The mine consisted of 39 claims and a lease for access to an additional 800 acres contiguous to the claims. During 1997, the Company staked an additional 402 claims. Subsequent to January 31, 1998, the Company reduced the total claims to 50 (approximately 1,000 acres).  The annual payment to maintain these claims is $5,000.  As part of the original purchase of Relief Canyon Mine, Welsh assigned the lease from Santa Fe Gold Corporation (Santa Fe) to the Company. The lease granted Santa Fe the sole right of approval of transfer to any subsequent owner of the Relief Canyon Mine. Santa Fe had accepted lease and minimum royalty payments from the Company, but has declined to approve the transfer.  Due to Welsh’s inability to transfer the Santa Fe lease, the original purchase price of $500,000 for Relief Canyon Mine was reduced by $50,000 in 1996 to $450,000.

Subsequent to January 31, 1998, the lease was terminated by Santa Fe. Management believes loss of the Santa Fe lease will have no material adverse affect on the remaining operations of the mine operation or the financial position of the Company.

During 1996, Repadre Capital Corporation (“Repadre”) purchased for $500,000 a net smelter return royalty (Repadre Royalty). Repadre was to receive a 1.5% royalty from production at each of the Relief Canyon Mine and Mission Mines. In July 1997, an additional $300,000 was paid by Repadre for an additional 1% royalty from the Relief Canyon Mine. In October, 1997, when the Mission Mine lease was terminated, Repadre exercised its option to transfer the Repadre Royalty solely to the Relief Canyon Mine resulting in a total 4% royalty. The total amount received of $800,000 has been recorded as deferred revenue in the accompanying financial statements.

Crescent Red Caps Joint Venture

Firstgold is the owner of a 22.22% joint venture interest and is the operator of the Crescent Red Caps Joint Venture (“Crescent Red Caps”). The remaining 77.78% interest is held by ASDi LLC, a California limited liability company owned by A. Scott Dockter, Chairman and CEO of Firstgold.  Additionally, Firstgold, by making expenditures over the next three years aggregating $2,700,000, will end up with a 66.66% overall interest in the joint venture.  Firstgold  will then have the opportunity to purchase the remaining joint venture interest held by Mr. Dockter based on the results of the exploration work contemplated by these additional expenditures.

The Company acquired its 22.22% in the joint venture by issuing to ASDi LLC 2,500,000 shares of its restricted common stock and a warrant to purchase 2,500,000 shares of its common stock at a price of $0.40.  The warrant has a term of three years.  The common stock was valued at $0.20 per share for a total of $500,000.  The fair market value of the warrants was calculated to be $359,522 as determined by the methodology described in Note 9.  The Company recorded this investment as a loss from the joint venture of $859,522 for the year ended January 31, 2006.

The properties are subject to two leases which include approximately 135 unpatented mining claims and cover approximately 2700 acres. All gold, silver and other mineral production by Crescent Red Caps is subject to a 3% net smelter return (“NSR”) royalty payable to the lessors except for barite which is subject to a 10% royalty on ore produced from claims covered by the leases.

Litigation

On February 4, 2000, a complaint was filed against Firstgold by Sun G. Wong in the Superior Court of Sacramento County, California (Case No. 00AS00690).  In the complaint, Mr. Wong claims that he was held liable as a guarantor of Firstgold in a claim brought by Don Christianson in a breach of contract action against Firstgold.  On September 26, 2006, the parties signed a Settlement Agreement to resolve this lawsuit. Pursuant to the Settlement Agreement, Firstgold paid Mr. Wong $125,000 and issued him 100,000 shares of common stock on October 4, 2006 and made a final payment of $50,000 to Mr. Wong on January 3, 2007.  An Acknowledgment of Satisfaction of Judgment has been filed by Mr. Wong.

On February 8, 2007, a complaint was filed against ASDi, LLC, Crescent Red Caps LLC, Firstgold, and Scott Dockter by the Lessors of the Crescent Valley and Red Caps mining properties.  The complaint was filed in the Sixth Judicial District Court of Lander County, Nevada (Case No. 9661). In the complaint the plaintiffs allege that ASDi, LLC wrongfully assigned its lessee rights in the Crescent Valley and Red Caps mining properties to Crescent Red Caps LLC (of which Firstgold is the Managing Member).  The complaint seeks the termination of the leasehold rights granted to ASDi, LLC and quiet title and damages. The complaint also seeks an order against Firstgold restricting public claims of ownership or control of the mining properties. ASDi, LLC and Firstgold do not believe the lease assignments were wrongful or even required the Lessors’ consent. Consequently, ASDi, LLC and Firstgold plan to vigorously defend this action. On April 3, 2007, a preliminary hearing was held in which the defendants sought a Summary Judgment to have the leasehold termination notices declared void.  The Court did not grant the defendants’ motions thus requiring the matter to proceed to trial on the merits. In addition, the Court will enter an injunction against public claims of ownership of the mining property by Firstgold.  Until this matter is resolved, Crescent Red Caps LLC and/or Firstgold do not plan to expend funds on exploration expenses on the leased properties.

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate dispositions of these matters will not have a material adverse effect on the Company’s financial position, results or operations or liquidity.

NOTE 8 - SHAREHOLDERS' DEFICIT

The following common stock transactions occurred during the period from January 1, 1995 to January 31, 2007:

Common Stock

In January 1996, 3,800,000 shares were issued to purchase the rights to the Washington Gulch property.  The site was acquired from a former officer of the Company.  The property consists of a mill site located in Montana. The value of the common stock issued on the property was recorded at the cash value of the net monetary assets received which amounted to $181,000.

In June, 1996 the Company exchanged several “net profits interests” for shares of common stock of the Company.  A net profit interest is a royalty based on the profit remaining after recapture of certain operating, capital and other costs as defined by agreement. Net profits interests sold for $442,037 were repurchased for 1,431,642 shares of common stock.

In October 1996 the Company issued 1,000,000 shares, valued at $1 per share, to Casmyn Corp. as partial consideration for the repurchase of their 50% interest in the Relief Canyon Mine.

In November 1996, the Company sold 100,000 shares in exchange for $100,000 in cash to Repadre Capital Corporation.

In November 1996, Newgold, Inc. of Nevada (Old Newgold) was merged into Warehouse Auto Centers, Inc. (WAC), a public company, which had previously filed an involuntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York.  Pursuant to the plan of  reorganization and merger (the Plan), (i) WAC which was the surviving  corporation for legal purposes,  changed its name to Newgold, Inc. (the Company),  (ii) the outstanding shares of Old Newgold were converted into the right to receive an aggregate of 12,000,000 shares or approximately  69% of the post  merger  outstanding  common  stock  of the  Company,  (iii)  each outstanding  share of WAC was converted  into the right to receive 1/65 share of the common stock of the Company, for an aggregate of 51,034 shares or less than 1% of the post merger outstanding common stock, (iv) unsecured trade debts and other unsecured pre-petition liabilities were paid in full via the issuance of one share of the Company's stock for each $42 of debt, for an aggregate of 63,374 shares or less than 1% of the post merger  outstanding common stock, and (v) post petition 1 share of stock for each $1 of  debt,  for an aggregate of 191,301 shares or approximately 1% of the post merger outstanding  common  stock.  The Plan also required an amendment to the Company's capital structure to increase the number of shares authorized to 50,000,000 and to reduce the corresponding par value to $.001.

In connection with the Plan, the Company raised $4,707,000 of cash through the issuance of convertible debtor certificates.  Shortly after confirmation  of the Plan, the debtor certificates were exchanged for 5,135,130 shares of common stock (including  428,130 shares issued in lieu of paying cash for underwriter's fees) of the Company representing approximately 29% of the post merger outstanding common stock.

In the bankruptcy reorganization of WAC, all creditors were issued stock in settlement of accounts payable. During fiscal 1998 post petition creditors had the option of receiving cash in lieu of stock. Five creditors returned 25,242 shares to the Company, resulting in a charge to stockholders' deficit of $25,242.

In May 1997, the Company issued 12,500 shares to a note holder in payment of a $5,000 note, which had originally been issued in exchange for an agreement to defer filing a judgment for collection of the $200,000 note.

The Company's stock was approved by NASD for trading on July 7, 1997. On May 27, 1997, the investors in the WAC bankruptcy reorganization, which had been approved by the court on November 21, 1996, were issued a ten-percent bonus of 470,700 shares for the delay in trading. An additional 42,814 shares were issued to the investment bankers for a total of 513,514 shares. A total of $205,000 was credited to stockholders' deficit for the transaction.

In October 1997 Repadre Capital Corp. exercised warrants to purchase 200,000 shares 1997 at $1.00 per share.

The employment contract for the corporate counsel stipulated the Company would pay the rent for a law office. In March 1998, the Company issued 15,000 shares in lieu of cash for six months rent. General and administrative expense was charged $6,000 for the rent. The corporate counsel's office was subsequently relocated to the Company's headquarters.

In April 1998, the Company closed a Regulation S offering for 5,480,000 shares to raise $548,000 at $.10 per share. In connection with this offering 136,977 shares were issued as commission to brokers.

As an alternative to gold mining, the Board of Directors approved an exploration program for a calcium bentonite mine located in southern California. In payment of a purchase option on the mine, the Company issued 150,000 shares of stock to the mine owner in May 1998. The Company charged $55,500 to exploration expense for the option.  After completing the due diligence on the mine property, the Company abandoned development of the mine in August 1998.

On June 8, 1999 the Board of Directors approved a three-for-two stock split, effected in the form of a 50% stock dividend, payable to stockholders of record on June 10, 1999.

In January 2000 the Board of Directors, agreed that various creditors of the Company would settle their debt through conversion of the debt into equity by issuing stock at a price of $0.40 per share. In total, $1,282,271 of debt was converted into 3,205,674 shares of stock.  $477,977 or 1,194,943 shares were for amounts owed to the Chairman of the Company; $328,733 or 821,833 shares were for amounts owed to two directors and $475,561 or 1,188,898 shares were for amounts owed to other shareholders.

In February 2000, the Company closed a private placement offering or 1,196,000 shares to raise $598,000 at $.50 per share. Additionally, a warrant was issued with each share to purchase an additional share of common stock at $1 per share. The warrants expired four years from the         original date of closing. In connection with this offering $60,000 was paid as commission to brokers in the form of 120,000 shares of common stock and were accounted for as offering costs.  Due to the registration of the shares not being completed, as a penalty the Company issued an additional 239,200 to the investors in August 2000.

In April 2000, the Company issued 78,271 shares of common stock in exchange for services related to an Internet interview and broadcast with the Chairman and Chief Executive Officer of the Company..

In April 2000, a $200,000 note payable and a $250,000 judgment payable were settled and paid off in full by a shareholder of the company. The total balances due including interest and legal fees had grown to approximately $650,000 at the time of settlement. The shareholder has received an additional 1,000,000 shares of stock as reimbursement for the payment of these amounts on behalf of the Company.

In October 2000 the Company issued 600,000 shares of common stock to an investor for $67,000.

In February 2001 the Company issued 2,500,000 shares of common stock to an investor for $150,000.

In January 2003 warrants to purchase 550,000 shares of common stock were exercised at a price of $0.10 per share.  The original exercise price was $1.00 however the investors and the Company renegotiated the exercise price to $0.10 per share.

In February 2003 warrants to purchase 200,000 shares of common stock were exercised at a price of $0.10 per share.  The original exercise price was $1.00 however the investor and the Company renegotiated the exercise price to $0.10 per share.

In January 2005 the Company issued 671,667 shares of common stock at a price of $0.15 per share to four investors for total proceeds of $100,750.  Additionally, 671,667 warrants to purchase common stock at a price of $0.30 per share were issued to the investors.  The warrants expire three years from the date of issuance.

In March 2005 a Special Meeting of Shareholders of Firstgold was held for the purpose of amending the Articles of Incorporation to affect an increase in the authorized shares of common stock issuable to 250,000,000 shares.  At the meeting the proposal was approved by the shareholders, with a total of 31,392,611 shares voting in favor of the amendment, 411,711 voting against the amendment and 10,207 shares abstained from voting.

In February 2005 Firstgold issued 500,000 shares of common stock at a price of $0.15 per share to an investor for total proceeds of $75,000.  Additionally, 500,000 warrants to purchase common stock at a price of $0.30 per share were issued to the investor.  The warrants expire three years from the date of issuance.

In April 2005 Firstgold issued 2,000,000 shares of common stock at a price of $0.25 per share to investors for total proceeds of $500,000.  Additionally, 1,000,000 warrants to purchase common stock at a price of $0.50 per share were issued to the investors.  The warrants expire three years from the date of issuance.

In July 2005 Firstgold issued 12,326,231 shares of common stock at a price of $0.15 per share to the Chief Executive Officer according to the terms of existing notes payable to the officer.  The issuance resulted in the repayment of principal and interest totaling $1,848,935.

In January 2006 Firstgold issued 2,500,000 shares of common stock at a price of $0.20 per share to ASDi LLC, an entity controlled and managed by the Chief Executive Officer in exchange for a 22.22% interest in a newly formed entity, Crescent Red Caps Joint Venture (see Note 8).  Additionally, 2,500,000 warrants to purchase common stock at a price of $0.40 per share were issued to ASDi LLC.  The warrants expire three years from the date of issuance.

In January 2006 Firstgold issued 2,500,000 shares of common stock at a price of $0.20 per share to an investor for total proceeds of $500,000.  Additionally, 2,500,000 warrants to purchase common stock at a price of $0.40 per share were issued to the investor.  The warrants expire three years from the date of issuance.

In March 2006 Firstgold issued 500,000 shares of common stock at a price of $0.20 per share to an investor for total proceeds of $100,000.  Additionally, 500,000 warrants to purchase common stock at a price of $0.40 per share were issued to the investor.  The warrants expire three years from the date of issuance.

In June 2006 Firstgold issued upon conversion 450,050 shares of common stock at a price of $0.202 per share and 1,904,037 shares of common stock at a price of $0.263 to a convertible debenture holder according to the terms of two existing convertible debentures.  The issuance resulted in the repayment of principal totaling $600,000 owed by Firstgold to the convertible debenture holder.

In October 2006 Firstgold issued 100,000 shares of restricted common stock to one person in partial settlement of an existing litigation matter.

In October 2006 a finder’s fee of 2,000,000 common shares and 2,000,000 warrants to purchase common shares at a price of $0.50 per common share were issued to an unrelated third party for their work associated with the Antelope Peak mineral lease.

In January 2007 Firstgold issued 1,630,918 shares of common stock at a price of $0.15 per share to the Chief Financial Officer according to the terms of existing notes payable to the officer.  The issuance resulted in the repayment of principal and interest totaling $244,638.

In January 2007 Firstgold issued 535,643 shares of restricted common stock to one person in settlement of an existing note payable, accrued interest and accrued wages and bonus totaling $357,422.

Warrants

Firstgold has issued common stock warrants to officers of Firstgold as part of certain financing transactions (see Note 6).  Firstgold has also issued warrants as part of the issuance of a convertible debt transaction (see Note 7).  Firstgold has also issued warrants as part of the issuance of common stock (see this Note 9).

The fair market value of these warrants issued during the years ended January 31, 2007 and 2006 was determined to be $603,743 and $1,365,758, respectively, and was calculated under the Black-Scholes option pricing model with the following assumptions used:

	2007	2006
Expected life	3 - 4 years	3 - 4 years
Risk free interest rate	4.75%-4.84%	3.77%-4.49%
Volatility	86%-160%	134%
Expected dividend yield	None	None

The fair value of these warrants is being amortized to interest expense over one and three years, the original life of the loans.  Total amortization expense for the years ended January 31, 2007 and 2006 and the period from January 1, 1995 to January 31, 2007 was approximately $13,517, $777,642 and $1,287,774, respectively.

The following table presents warrant activity through January 31, 2007:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 31, 2000	-	$-
Granted	3,746,000	0.55
Exercised	-	-
Canceled or expired	-	-
Outstanding at January 31, 2001 and 2002	3,746,000	0.55
Granted	452,463	0.15
Exercised	(550,000)	(0.10)
Canceled or expired	-	-
Outstanding at January 31, 2003	3,648,463	0.43
Granted	1,265,766	0.15
Exercised	(200,000)	(0.10)
Canceled or expired	(996,000)	(1.00)
Outstanding at January 31, 2004	3,718,229	0.15
Granted	8,006,354	0.16
Exercised	-	-
Canceled or expired	-	-
Outstanding at January 31, 2005	11,724,583	0.16
Granted	9,050,000	0.37
Exercised	-	-
Canceled or expired	-	-
Outstanding at January 31, 2006	20,774,583	0.25
Granted	6,746,783	0.50
Exercised	(928,500)	(0.15)
Canceled or expired	-	-
Outstanding at January 31, 2007	26,592,866	$0.32
Exercisable at January 31, 2007	26,592,866	$0.32
Weighted average remaining contractual term	36 months

NOTE 9 - INCOME TAXES

As of January 31, 2007, the Company had net operating loss carry-forwards of approximately $14,306,990 available to reduce future Federal taxable income which, if not used, will expire at various dates through January 31, 2027.  Due to changes in the ownership of the Company, the utilization of these loss carry-forwards may be subject to substantial annual limitations.  Deferred tax assets (liabilities) are comprised of the following at January 31, 2007:

Deferred Tax Assets
Net Operating Loss Carry-forwards	$6,128,903
Contribution Carryover	16,029
Accrued Interest Payable	42,248
Accrued Payroll	146,092
Accrued Payroll Tax	187,253
AmortizationDiffBook/Tax	552,469
AccruedAccountsPayable	294,767
Capital Loss Difference	120,416
Stock compensation	6,722
Other	272
Less valuation allowance	(6,969,396)
Total Deferred Tax Assets	525,775
Deferred Tax Liability
State Taxes	(525,775)
Total Deferred Tax Liabilities	(525,775)

Net deferred tax assets	$-

The net change in the total valuation allowance for the year ended January 31, 2007 was $816,412.  The valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

The expected Federal income tax benefit, computed based on the Company’s pre-tax losses at January 31, 2007 and the statutory Federal income tax rate, is reconciled to the actual tax benefit reflected in the accompanying financial statements as follows:

	2007	2006
Statutory regular federal income benefit rate	34.00%	34.00%
State taxes	8.84%	8.84%
Change in valuation allowance	(42.84)%	(42.84)%
Total	0.00%	0.00%

Previous to June 21, 1996, the stockholder of the Company elected under Internal Revenue Code Section 1362 to have the Company taxed as an S Corporation.  As such, all Federal and substantially all State income tax attributes passed through the Company directly to the stockholder until that date.

NOTE 10 - RELATED PARTY TRANSACTIONS

Loans from officers

In January 2007 a convertible promissory note with a balance of $209,251 and additional accrued interest of $35,387 due to the Chief Financial Officer and Secretary of Firstgold was converted into 1,630,918 shares of Firstgold common stock.

During the 2006 fiscal year, the Chairman and Chief Executive Officer of Firstgold had loaned Firstgold an aggregate of $5,000.  As of January 31, 2006 the net principal balance owing to him from previous loans was $24,844 and accrued interest payable was $33,023. These amounts were repaid to him during fiscal year end 2007.

Joint Venture with Officer

On January 25, 2006, Firstgold entered into a joint venture with ASDi, LLC to explore two Nevada mining properties known as the Red Caps Project and Crescent Valley Project and the properties are subject to two leases.  The Red Caps consists of approximately 96 unpatented mining claims covering 1900 acres and the Crescent Valley consists of approximately 39 unpatented mining claims covering 750 acres.  The Red Caps and Crescent Valley lessee is ASDi, LLC, which is owned and managed by the Chairman and CEO of Firstgold.  The joint venture will be operated through a newly formed Nevada limited liability company called Crescent Red Caps, LLC.  The terms of the joint venture provide for ASDi to contribute the Red Caps and Crescent Valley leases to the LLC in exchange for Firstgold issuing 2.5 million shares of its Common Stock to ASDi.  Additionally, 2,500,000 warrants to purchase common stock at a price of $0.40 per share were issued to ASDi LLC.  The warrants expire three years from the date of issuance.  Firstgold will initially own a 22.22% interest in the LLC and ASDi will hold a 77.78% interest.  By expending up to $1,350,000 on each project over the next three years, Firstgold can increase its interest in the LLC to 66.66%.  Thereafter, Firstgold has the right to purchase the remaining interest in the LLC held by ASDi at a price to be determined by the results of the exploration work conducted.  Firstgold will be the Manager of the LLC.

Prepayment of Airplane Time from Officer

In December 2006 Firstgold purchased 600 hours of airplane usage from the Chairman and Chief Executive Officer of Firstgold for $120,000 at a rate of $200 per hour.  The airplane is to be used by Firstgold for commuting to and from Nevada to the various mine sties and the Lovelock, NV office.  Based on current market rental rates for similar planes Firstgold believes that the current market hourly rate is substantially above its contract rate of $200 per hour.

Advance to Officer

In January 2007 Firstgold made a temporary travel advance of $100,000 to the Chairman and Chief Executive Officer.  This amount had been fully repaid by May 2007.

NOTE 11 - SUBSEQUENT EVENTS

In March 2007 an additional $1,000,000 was funded per the terms of the September 26, 2006 Convertible Debenture referred to in Note 6.  Of the $1,000,000 funded $90,000 was paid for various loan fees and closing costs.  This funding was originally to have been made upon the effectiveness of a registration statement; however the agreements were modified to provide for an earlier funding.

As part of the modification the warrant to purchase 1,500,000 at an exercise price of $0.60 was adjusted to reflect an exercise price of $0.45.  All other original terms and conditions of the Debenture and related documents remain unchanged.

On March 26, 2007, Firstgold obtained an irrevocable Letter of Credit effective March 26, 2007 from Umpqua Bank in favor of the U.S. Department of Interior, Bureau of Land Management to an aggregate amount of U.S. $613,500 and represents the revised reclamation bond for the Relief Canyon Mine.  The letter of credit is secured by a certificate of deposit in the amount of $674,850

On April 12, 2007 Firstgold received net proceeds of $2,374,200 upon the issuance of Units consisting of 5,673,110 shares of common stock and warrants to purchase 2,836,555 shares of common stock at an exercise price of $0.65 per share.

FIRSTGOLD CORP.
INDEX TO UNAUDITED FINANCIAL STATEMENTS
FOR THE QUARTER AND SIX MONTHS ENDED JULY 31, 2007

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET

	July 31,	January 31,
	2007	2007
	(unaudited)
ASSETS

Current assets:
Cash	$8,466,770	$150,647
Travel advance	14,737	114,737
Deposits	107,368	7,368
Prepaid expense	133,640	140,000

Total current assets	8,722,515	412,752

Property, plant and equipment, net of accumulated depreciation of $76,585 and $20,850 at July 31, and January 31, 2007, respectively	1,837,479	928,029

Other Assets
Restricted cash	674,850	250,981
Deferred reclamation costs	641,026	641,026

Total other assets	1,315,876	892,007

Total assets	$11,875,870	$2,232,788

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$732,600	$598,788
Accrued expenses	1,268,904	1,198,174
Notes payable	171,492	130,249

Total current liabilities	2,172,996	1,927,211

Long-term liabilities
Convertible debenture and related derivative liabilities
net of unamortized discount of $456,225 and $402,135 and deferred financing costs of $1,909,434 and $1,382,642 at July 31, and
January 31, 2007, respectively	4,567,281	3,110,344
Accrued reclamation costs	641,026	641,026
Deferred revenue	800,000	800,000

Total long-term liabilities	6,008,307	4,551,370

Total liabilities	8,181,303	6,478,581

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET

	July 31,	January 31,
	2007	2007

Commitments and contingencies

Shareholders' surplus (deficit)
Common stock, $0.001 par value
250,000,000 shares authorized at July 31, and January 31, 2007, respectively
107,589,794 and 68,104,072 shares issued and outstanding at
July 31, and January 31, 2007, respectively	107,599	77,839
Additional paid in capital	31,166,524	19,434,973
Deficit accumulated during the exploration stage	(27,579,556)	(23,758,605)

Total shareholders' surplus (deficit)	3,694,567	(4,245,793)

Total liabilities and shareholders' deficit	$11,875,870	$2,232,788

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Six and Three Months Ended July 31, 2006 and 2005
and for the Period from January 1, 1995 to July 31, 2006

					For the Period
	For the Six Months Ended		For the Three Months Ended		From January 1,
	July 31,		July 31,		1995 to July
	2007	2006	2007	2006	31, 2007
Net Sales	$-	$-	$-	$-	$-

Exploration and maintenance costs	463,815	172,130	337,134	102,620	2,358,143

Gross loss	(463,815)	(172,130)	(337,134)	(102,620)	(2,358,143)
Operating expenses	(2,211,602)	(543,093)	(1,225,917)	(295,365)	(18,079,426)

Loss from operations	(2,675,417)	(715,223)	(1,563,051)	(397,985)	(20,437,569)

Other (expense)
Interest income	83,306		77,340		170,058
Dividend income					30,188
Other income					6,565
Adjustments to fair value of derivatives	(703,992)	(661,824)	919,263	(370,977)	(1,357,903)
Interest expense	(523,539)	(231,492)	(275,580)	(145,502)	(3,529,551)
Loss from joint venture					(859,522)
Loss on sale of marketable securities					(281,063)
Bad debt expense					(40,374)
Loss on disposal of plant, property
and equipment					(334,927)
Loss on disposal of bond					(21,000)

Total other income (expense)	(1,144,225)	(893,316)	721,023	(516,479)	(6,198,880)

Net loss	$(3,819,642)	$(1,608,539)	$(842,028)	$(914,464)	$(26,636,452)

Basic and diluted loss per share	$(0.04)	$(0.02)	$(0.01)	$(0.01)

Basic and diluted weighted-
average shares
outstanding	87,133,248	68,922,690	93,940,374	69,464,614

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Six Months Ended July 31, 2007 and 2006
and for the Period from January 1, 1995 to July 31, 2007

			For the Period
			From January 1,
	For the Six Months Ended July 31,		1995 to July
	2007	2006	31, 2007

Cash flows from operating activities
Net loss	$(3,819,642)	$(1,608,539)	$(26,636,452)
Adjustments to reconcile net loss to net cash
used in operating activities
Accretion of warrants issued as a debt discount	21,461	-	1,309,236
Accretion of beneficial conversion	-	-	107,468
Accretion of debt discount	119,919	71,830	371,591
Adjustments to fair value of derivatives	703,992	661,824	1,357,904
Loss from joint venture	-	-	859,522
Loss on sale of marketable securities	-	-	281,063
Depreciation and amortization	111,213	23,424	300,098
Loss on disposal of property, plant and equipment	-	-	334,927
Impairment in value of property, plant and equipment	-	-	807,266
Loss on disposal of bond	-	-	21,000
Impairment in value of Relief Canyon Mine	-	-	3,311,672
Impairment in value of joint investments	-	-	490,000
Bad debt	-	-	40,374
Assigned value of stock and warrants exchanged for services	358,062	68,020	2,298,083

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Six Months Ended July 31, 2007 and 2006
and for the Period from January 1, 1995 to July 31, 2007

Assigned value of stock options issued for compensation	55,039	2,057	104,750
Gain on write off of note payable	-	-	(7,000)
Judgment loss accrued	-	-	250,000
(Increase) decrease in
Restricted cash	(423,869)	-	(674,850)
Travel advance	100,000	(4,392)	(10,737)
Deposits	(100,000)	(5,000)	(102,868)
Deferred reclamation costs	-	-	175,548
Prepaid expenses	6,360	(16,000)	(136,540)
Reclamation bonds	-	-	185,000
Other assets	-	-	(1,600)
Increase (decrease) in
Accounts payable	133,812	(187,715)	451,640
Accrued expenses	70,730	50,135	1,824,560

Net cash used by operating activities	(2,662,923)	(942,356)	(12,688,317)

Cash flows from investing activities
Proceeds from sale of marketable securities	-	-	34,124
Investment in marketable securities	-	-	(315,188)
Advances from shareholder	-	-	7,436
Contribution from joint venture partner	-	-	775,000

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Six Months Ended July 31, 2007 and 2006
and for the Period from January 1, 1995 to July 31, 2007

Purchase of joint venture partner interest	-	-	(900,000)
Capital expenditures	(965,185)	(32,287)	(4,865,572)
Proceeds from disposal of property, plant and equipment		-	278,783
Investments in joint ventures	-	-	(490,000)
Note receivable	-	-	(268,333)
Repayment of note receivable	-	-	268,333

Net cash used by investing activities	(965,185)	(32,287)	(5,475,417)

Cash flows from financing activities
Proceeds from the issuance of common stock	10,992,988	100,000	7,659,253
Proceeds from notes payable	960,000	360,000	5,914,548
Principal repayments of notes payable	(8,757)	(24,845)	(2,062,551)
Repayment of advances to affiliate	-	-	(231,663)
Deferred revenue	-	-	800,000

Net cash provided by financing activities	11,944,231	435,155	26,623,817

Net increase (decrease) in cash	8,316,123	(539,488)	8,460,083

Cash, beginning of year	150,647	700,224	6,687

Cash, end of period	$8,466,770	$160,736	$8,466,770

The accompanying notes are an integral part of these financial statements

FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Six Months Ended July 31, 2007 and 2006
and for the Period from January 1, 1995 to July 31, 2007

Supplemental cash flow information for the six months ended July 31, 2007 and 2006 and January 1, 1995 through July 31, 2007 as follows:
			For the Period
			From January 1,
	For the Six Months Ended July 31,		1995 to July 31,
	2007	2006	2007

Cash paid for interest	$-	$-	$161,107
Cash paid for income taxes	$-	$-	$-

Non Cash Investing and Financing Activities:
Conversion of related party note payable to common stock, including interest payable of $446,193	$-	$-	$1,848,935
Conversion of convertible debenture to common stock Including interest payable of $30,948	$450,000	$600,000	$1,623,406
Issuance of warrants as financing costs in connection with convertible debt	$-	$-	$173,114
Issuance of common stock as payment for settlement of liabilities	$-	$-	$39,000

The accompanying notes are an integral part of these financial statements

    FIRSTGOLD CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended July 31, 2007

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Firstgold Corp. has been in the business of acquiring and exploring gold properties.  Firstgold had rights to mine properties in Nevada and Montana.  Its primary focus was on the Relief Canyon mine located near Lovelock, Nevada, where it has performed exploratory drilling and was in the process of obtaining permits to allow operation of the Relief Canyon Mine.  In December 1997, Firstgold placed the Relief Canyon Mine on care and maintenance status.  From mid-2001 until the beginning of 2003 Firstgold was essentially inactive, only continuing with some of the care and maintenance at Relief Canyon, as provided for by a non-affiliate company owned by the Chairman and CEO of Firstgold.

Firstgold has embarked on a business strategy whereby it will invest in and/or manage gold mining and other mineral producing properties.  Currently, Firstgold’s principal assets include various mineral leases associated with the Relief Canyon mine located near Lovelock, Nevada along with various items of mining equipment located at that site.  Firstgold’s business will be to acquire, explore and, if warranted, develop various mining properties located in the state of Nevada.  Firstgold plans to carryout comprehensive exploration and development programs on its properties.  Firstgold plans to fund these activities itself, although some activities may be outsourced.  Consequently, Firstgold's current plan will require the hiring of significant amounts of mining employees to carry out its future mining and current exploration activities.

NOTE 2 - GOING CONCERN

These financial statements have been prepared on a going concern basis.  During the years ended January 31, 2007 and 2006 and the period from January 1, 1995 to January 31, 2007, Firstgold incurred net losses of approximately $4,728,070, $2,645,231, and $22,816,810, respectively.  In addition, Firstgold had a total shareholders’ deficit of $4,245,793 and has been in the exploration stage since inception and through January 31, 2007.  Information for the six months ended July 31, 2007 include a net loss of $3,819,642; negative cash flows from operations of $2,662,923 and an accumulated shareholders’ surplus of $3,694,567.  The Company's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  The outcome of these matters cannot be predicted with any certainty at this time.  Since inception, the Company has satisfied its capital needs by issuing equity securities.

Management plans to continue to provide for its capital needs during the year ending January 31, 2008 by issuing equity securities or incurring additional debt financing, with the proceeds to be used to re-establish mining operations at Relief Canyon as well as improve its working capital position.  These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should Firstgold be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnotes normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to these rules and regulations.  These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in Firstgold’s Form 10-KSB, as filed with the SEC for the year ended January 31, 2007.

Exploration Stage Company
Effective January 1, 1995 (date of inception), the Company is considered a development stage Company as defined in SFAS No. 7.  The Company’s development stage activities consist of the development of several mining properties located in Nevada. Sources of financing for these development stage activities have been primarily debt and equity financing.  The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents
For the purpose of the statements of cash flows, Firstgold considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Restricted Cash
Restricted cash represents a certificate of deposit with Umpqua Bank to serve as collateral for a reclamation bond with the Nevada Department of Environmental Protection at the Relief Canyon Mine.

Deferred Reclamation Costs
In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which established a uniform methodology for accounting for estimated reclamation and abandonment costs.  The statement was adopted February 1, 2003.  The reclamation costs will be allocated to expense over the life of the related assets and will be adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

Prior to adoption of SFAS No. 143, estimated future reclamation costs were based principally on legal and regulatory requirements.  Such costs related to active mines were accrued and charged over the expected operating lives of the mines using the UOP method based on proven and probable reserves.  Future remediation costs for inactive mines were accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at a site.  Such cost estimates included, where applicable, ongoing care, maintenance and monitoring costs.  Changes in estimates at inactive mines were reflected in earnings in the period an estimate was revised.

Valuation of Derivative Instruments

FAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" requires bifurcation of embedded derivative instruments and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black Scholes model as a valuation technique.

Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as Adjustments to Fair Value of Derivatives. In addition, the fair values of freestanding derivative instruments such as warrants are valued using Black Scholes models.

Revenue Recognition

Revenues will be recognized when deliveries of gold are made, title and risk of loss passes to the buyer and collectibility is reasonably assured.  Deferred revenue represents non-refundable cash received in exchange for royalties on net smelter returns on the Relief Canyon Mine.  Deferred revenue will be amortized to earnings based on estimated production in accordance with the royalty agreement.

Risks Associated with Gold Mining
The business of gold mining is subject to certain types of risks, including environmental hazards, industrial accidents, and theft.  Prior to suspending operations, Firstgold carried insurance against certain property damage loss (including business interruption) and comprehensive general liability insurance.  While Firstgold maintained insurance consistent with industry practice, it is not possible to insure against all risks associated with the mining business, or prudent to assume that insurance will continue to be available at a reasonable cost.  Firstgold has not obtained environmental liability insurance because such coverage is not considered by management to be cost effective.  Firstgold currently carries no insurance on any of its properties due to the current status of the mine and Firstgold’s current financial condition.

Comprehensive Income
Firstgold utilizes SFAS No. 130, “Reporting Comprehensive Income.”  This statement establishes standards for reporting comprehensive income and its components in a financial statement.  Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources.  Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale marketable securities.  Comprehensive income is presented in Firstgold's financial statements since Firstgold did have unrealized gain (loss) from changes in equity from available-for-sale marketable securities.

Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Loss Per Share
Firstgold utilizes SFAS No. 128, “Earnings per Share.”  Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following common stock equivalents were excluded from the calculation of diluted loss per share since their effect would have been anti-dilutive:

	2007	2006
Warrants	26,419,269	21,274,583
Options	3,825,000	1,350,000

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159).  Under the provisions of SFAS 159, Companies may choose to account for eligible financial instruments, warranties and insurance contracts at fair value on a contract-by-contract basis. Changes in fair value will be recognized in earnings each reporting period. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company is required to and plans to adopt the provisions of SFAS 159 beginning in the first quarter of 2008. The Company is currently assessing the impact of the adoption of SFAS 159.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at July 31, 2007 was recorded at $1,914,064 and consisted of $1,345,721 of site and pad costs, processing plant and mining equipment at the Relief Canyon Mine, $414,009 in land and building cost in an office in Lovelock, NV and $154,334 of other property and equipment.  The Company had previously determined that the value of its fixed assets at the Relief Canyon Mine were permanently impaired and wrote off assets with a carrying value of $800,000.  When the Company can reestablish mining operations at Relief Canyon it is possible that some of these assets could be utilized in such operations.

A summary of property and equipment was as follows:

	Buildings	Machinery & Equipment	Development Costs	Capitalized Interest	Total

Relief Canyon Mine	$215,510	$277,307	$261,742	$45,441	$800,000

NOTE 5 - NOTES PAYABLE

Notes payable consist of the following at July 31, 2007:

Mortgage note payable	$100,000
The note bears interest at 10% per year and is due in January 2008. The loan is secured by a 3,000 square foot improved office building located in Lovelock, NV.

Equipment notes payable	71,492
The note does not bear any interest and is due in December 2007. The loan is secured by a Caterpillar loader.

Total notes payable	$171,492

Firstgold recorded interest expense of $275,580 and $523,539 for the three months and six months ended July 31, 2007 compared to interest expense of $145,502 and $370,237 for the three months and six months ended July 31, 2006.

NOTE 6 – CONVERTIBLE DEBENTURES

September 26, 2006 Convertible Debenture

On September 26, 2006, Firstgold entered into a Securities Purchase Agreement (the “Purchase Agreement”) and other agreements, as amended on November 1, 2006, in connection with the private placement of convertible debentures, in the aggregate principal amount of $3,000,000 and bearing interest at 8% per annum (the “Debenture”).  The Debentures were funded $1,000,000 on September 26, 2006, $1,000,000 upon the filing of a resale registration statement with the SEC on December 1, 2006 and $1,000,000 on March.15, 2007.  Of the $1,000,000 funded on September 26, 2006, $120,000 was paid for various loan fees and closing costs; of the $1,000,000 funded December 1, 2006, $90,000 was paid for various loan fees and closing costs; and of the $1,000,000 funded March 19, 2007, $90,000 was paid for various loan fees and closing costs.  The Debentures are due and payable three years after the issue date unless it is converted into shares of common stock or is repaid prior to its expiration date.  The conversion rate is adjustable and at any conversion date, will be the lower of $0.45 per share or 95% of the Market Conversion Price.  On July 13, 2007 $450,000 of the Debenture dated March 15, 2007 was converted into 1,000,000 shares of common stock.

In conjunction with the Purchase Agreement, Firstgold entered into an Investor Registration Rights Agreement (the “Registration Rights Agreement”).  The Registration Rights Agreement requires Firstgold to register at least 15,000,000 shares of its Common Stock to cover the conversion of the Debenture (assuming conversion prices substantially below $0.45) and 3,500,000 shares of its Common Stock issuable upon conversion of warrants (the “Warrants”  which are exercisable at a price of $0.45 per common share) granted to the Debenture holder.  Firstgold is required to keep this Registration Statement effective until the Debenture has been fully converted, repaid, or becomes due and the Warrants have been fully exercised or expire.  Both the Debenture and the Warrants are currently convertible or exercisable, respectively.

In conjunction with the Purchase Agreement, Firstgold entered into a Security Agreement (the “Security Agreement”).  The Security Agreement creates a secured interest in favor of the Debenture holder in Firstgold’s mining interest and assets in the Relief Canyon Mine property.  This security interest was created by recordation of a Memorandum of Security Agreement filed in Pershing County, Nevada in November 2006.  Consequently, if a default occurred under the Debenture, the Debenture holder could take over or sell all of Firstgold’s interests, business and assets associated with the Relief Canyon Mine.

The transaction, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the instant case, due to the indeterminate number of shares which might be issued under the embedded convertible note debt conversion feature, the Company is required to record a liability for the fair value of the detachable warrants and the embedded convertible feature of the note payable (included in the liabilities as a "derivative liability").

The accompanying financial statements comply with current requirements relating to warrants and embedded conversion features as described in FAS 133, EITF 98-5, 00-19, and 00-27, and APB 14 as follows:

  The Company allocated the proceeds received between convertible debt and the detachable warrants based upon the relative fair market values on the date the proceeds were received.
  Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures were recorded as adjustments to the liabilities at July 31, 2007.
  $1,623,255 of income for the three months ended July 31, 2007 relating to the change in the fair value of the Company's stock reflected in the change in the fair value of the warrants and derivatives (noted above) is included as other income (expense).
  Accreted interest of $163,482 for the three months ended July 31, 2007.
The following table summarizes the various components of the convertible notes as of July 31, 2007:

Derivative liabilities	$3,235,430
Convertible debenture	3,200,000
Unamortized discount	(1,591,089)
Deferred financing costs	(277,060)
Total convertible debt
and financing costs	$4,567,281

October 10, 2006 Convertible Debentures

On October 10, 2006, Firstgold issued convertible debentures in the aggregate principal amount of $650,000 and bearing interest of 8% per annum.  The Debentures and accrued interest are convertible into shares of Firstgold common stock at a conversion rate of $0.45 per share.  The Debentures are due and payable three years from the date of issue unless they are converted into shares of the Company’s common stock or are repaid prior to their expiration date.  Additionally, the investors were issued warrants to purchase an aggregate of 746,843 shares of Firstgold common stock exercisable at $0.45 per The warrants were issued as financing costs and total deferred financing cost of $173,114 was recorded in relation to this debt.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Except for the advance royalty and rent payments noted below, Firstgold is not obligated under any capital leases or non-cancelable operating lease with initial or remaining lease terms in excess of one year as of July 31, 2007.  However, minimum annual royalty payments are required to retain the lease rights to Firstgold’s properties.

Relief Canyon Mine
Our mining property rights are represented by 146 unpatented mill site and mining lode claims which were re-staked in October 2004 and June 2006.  Unpatented mining claims are generally considered subject to greater title risks than patented mining claims or real property interests that are owned in fee simple.  To remain valid, such unpatented claims are subject to annual maintenance fees.  As of July 31, 2007, we were current in the payment of such maintenance fees.

During 1996, Repadre Capital Corporation (“Repadre”) purchased for $500,000 a net smelter return royalty (Repadre Royalty).  Repadre was to receive a 1.5% royalty from production at each of the Relief Canyon Mine and Mission Mines. In July 1997, an additional $300,000 was paid by Repadre for an additional 1% royalty from the Relief Canyon Mine.

In October, 1997, when the Mission Mine lease was terminated, Repadre exercised its option to transfer the Repadre Royalty solely to the Relief Canyon Mine resulting in a total 4% royalty.  The total amount received of $800,000 has been recorded as deferred revenue in the accompanying financial statements.

Crescent Red Caps Joint Venture
Firstgold is the owner of a 22.22% joint venture interest and is the operator of the Crescent Red Caps Joint Venture (“Crescent Red Caps”).  Crescent Red Caps was formed with the intention to acquire various mining properties located in Nevada.  The remaining 77.78% interest is held by ASDi LLC, a California limited liability company owned by A. Scott Dockter, Chairman and CEO of Firstgold.  Additionally, Firstgold, by making expenditures over the next three years aggregating $2,700,000, can acquire a 66.66% overall interest in the joint venture.  Firstgold will then have the opportunity to purchase the remaining joint venture interest held by ASDi LLC based on the results of the exploration work contemplated by these additional expenditures.

The Company acquired its 22.22% in the joint venture by issuing to ASDi LLC 2,500,000 shares of its restricted common stock and a warrant to purchase 2,500,000 shares of its common stock at a price of $0.40.  The warrant has a term of three years.  The common stock was valued at $0.20 per share for a total of $500,000.  The fair market value of the warrants was calculated to be $359,522 as determined by the methodology described in Note 9.  The Company recorded this investment as a loss from the joint venture of $859,522 for the year ended January 31, 2006.

The properties are subject to two leases which include approximately 135 unpatented mining claims and cover approximately 2700 acres. All gold, silver and other mineral production by Crescent Red Caps is subject to a 3% net smelter return (“NSR”) royalty payable to the lessors except for barite which is subject to a 10% royalty on ore produced from claims covered by the leases.  However, Crescent Red Caps does not hold any interest in  the two leases due to litigation regarding such leases.

Litigation
On February 8, 2007, a complaint was filed against ASDi, LLC, Crescent Red Caps LLC, Firstgold, and Scott Dockter by the Lessors of the Crescent Valley and Red Caps mining properties.  The complaint was filed in the Sixth Judicial District Court of Lander County, Nevada (Case No. 9661).

In the complaint the plaintiffs allege that ASDi, LLC wrongfully assigned its lessee rights in the Crescent Valley and Red Caps mining properties to Crescent Red Caps LLC (of which Firstgold is the Managing Member).  The complaint seeks the termination of the leasehold rights granted to ASDi, LLC and quiet title and damages. The complaint also seeks an order against Firstgold restricting public claims of ownership or control of the mining properties. ASDi, LLC and Firstgold do not believe the lease assignments were wrongful or even required the Lessors’ consent. Consequently, ASDi, LLC and Firstgold plan to vigorously defend this action. On April 3, 2007, a preliminary hearing was held in which the defendants sought a Summary Judgment to have the leasehold termination notices declared void.  The Court did not grant the defendants’ motions thus requiring the matter to proceed to trial on the merits. In addition, the Court has entered an injunction against public claims of ownership of the mining property by Firstgold.  Until this matter is resolved, Crescent Red Caps LLC and/or Firstgold plans to expend limited funds on exploration expenses on the leased properties.

Firstgold is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate dispositions of these matters will not have a material adverse effect on Firstgold’s financial position, results of operations or liquidity.

NOTE 8 - SHAREHOLDERS' DEFICIT

Common Stock
In March 2007 warrants to purchase 1,125,000 shares of common stock were exercised at a price of $0.20 per share.

In April 2007 warrants to purchase 2,340,013 shares of common stock were exercised by the Chief Executive Officer at a price of $0.15 per share.

In April 2007 Firstgold received net proceeds of $2,374,200 upon the issuance of Units consisting of 5,673,110 shares of common stock and warrants to purchase 2,836,555 shares of common stock at an exercise price of $0.65 per share.   In the event Firstgold does not either become listed on the Toronto Stock Exchange or have the Units registered under an effective registration statement pursuant to the Securities Act of 1933 on or before October 15, 2007, then each warrant that remains unexercised as of October 15, 2007 shall thereafter entitle the Holder to receive upon exercise 1.1 common shares, rather than one share, for the exercise price.

In May 2007 Firstgold received net proceeds of $337,500 upon the issuance of Units consisting of 749,999 shares of common stock and warrants to purchase 375,002 shares of common stock at an exercise price of $0.65 per share.  In the event Firstgold does not either become listed on the Toronto Stock Exchange or have the Units registered under an effective registration statement pursuant to the Securities Act of 1933 on or before October 15, 2007, then each warrant that remains unexercised as of October 15, 2007 shall thereafter entitle the Holder to receive upon exercise 1.1 common shares, rather than one share, for the exercise price.

In June 2007 Firstgold received net proceeds of $7,798,141 upon the issuance of Units consisting of 18,843,421 shares of common stock and warrants to purchase 9,421,711 shares of common stock at an exercise price of $0.65 per share. Additionally, 1/10th of one common share and 1/20th of one warrant will be issued for each Unit in the event that Firstgold does not either become listed on the Toronto Stock Exchange or have the Units registered under an effective registration statement pursuant to the Securities Act of 1933 on or before November 15, 2007.

Warrants
Firstgold has issued common stock warrants to officers of Firstgold as part of certain financing transactions.  Firstgold has also issued warrants as part of the issuance of a convertible debt transaction (see Note 6).  Firstgold has also issued warrants as part of the issuance of common stock (see this Note 8).

The fair market value of warrants issued during the six months ended July31, 2007 in conjunction with the issuance of common stock was determined to be $2,683,089 and was calculated under the Black-Scholes option pricing model with the following assumptions used:

Expected life	1.5 years
Risk free interest rate	4.66% to 4.92%
Volatility	49.18% to 75.1%
Expected dividend yield	None

The fair value of these warrants has been recorded as both a debit and credit to additional paid in capital.

The following table presents warrant activity from January 31, 2007 through July 31, 2007:

		Weighted-
		Average
	Number	Exercise
	of Shares	Price

Outstanding, January 31, 2007	26,592,866	$0.32
Exercised	(3,577,463)	$(0.17)
Granted	16,168,417	$0.65
Outstanding, July 31, 2007	39,183,820	$0.47
Exercisable, July 31, 2007	39,183,820	$0.47

Stock options
The 2006 Plan provides for the issuance of non-qualified or incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share is not to be less than the fair market value per share of the Company’s common stock on the date of grant. The Board of Directors has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a three-year period from the date of grant. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested installment options may be exercised within an installment period following termination. In general, options expire ten years from the date of grant.

Effective February 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. Firstgold had not previously issued any stock options prior to adoption of the 2006 Plan.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method as of and for the six months ended July 31, 2007. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Statement of Operations during the six months ended July 31, 2007 includes compensation expense for share-based payment awards granted during the current fiscal year.

In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line method. Share-based compensation expense related to stock options and restricted stock grants was $55,039 for the six months ended July 31, 2007, and was recorded in the financial statements as operating expense.

For the six months ended July 31, 2007 the Company’s calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 36 months following the grant date; stock volatility, 49.2% to 75.0%; risk-free interest rates of 4.09%to 4.90%; and no dividends during the expected term. As stock-based compensation expense recognized in the consolidated statement of operations pursuant to SFAS No. 123(R) is based on awards ultimately expected to vest, expense for grants beginning upon adoption of SFAS No. 123(R) on February 1, 2006 will be reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience.

A summary of the Company’s stock option activity is as follows:

		Weighted Ave.	Aggregate
	# of Shares	Exercise Price	Intrinsic Value

Outstanding as of January 31, 2007	2,350,000	$0.46	$0
Granted	1,500,000	$0.65	$0
Exercised	(25,000)	$.16
Cancelled	0	$0

Outstanding as of July 31, 2007	3,825,000	$0.54	$0

Exercisable as of July 31, 2007	1,962,500	$0.54	$0

Additional information regarding options outstanding as of July 31, 2007 is as follows:

		Options outstanding		Options exercisable
		Weighted average	Weighted		Weighted
Range of		remaining	average		average
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life (years)	price	exercisable	price

$0.16 — $0.35	425,000	2.00	$0.24	137,500	$0.30
$0.50	1,900,000	1.75	$0.50	1,075,000	$0.50
$0.65	1,500,000.75		$0.65	750,000	$0.65

	3,825,000	2.75	$0.54	1,962,500	$0.54

The weighted-average grant-date fair value of options granted during the six months ended July 31, 2007 was $0.65. At July 31, 2007 there was $228,223 of total unrecognized compensation costs related to non-vested stock options granted under the Plan, which will be recognized over a period not to exceed three years. At July 31, 2007, 1,150,000 shares were available for future grants under the Stock Option Plan.

NOTE 9 - RELATED PARTY TRANSACTIONS

Prepayment of Airplane Time from Officer

In December 2006 Firstgold purchased 600 hours of airplane usage from the President and Chief Executive Officer of Firstgold for $120,000 at a rate of $200 per hour.  The airplane is to be used by Firstgold for commuting to and from Nevada to the various mine sites and the Lovelock, NV office.  Based on current market rental rates for similar planes Firstgold believes that the current market hourly rate is substantially above its contract rate of $200 per hour.  During the quarter and six months ended July 31, 2007 $1,600 and $6,360, respectively of airplane time was used by Firstgold.

Advance to Officer

In January 2007 Firstgold made a temporary travel advance of $100,000 to the Chairman and Chief Executive Officer.  This amount had been fully repaid by April 30, 2007.

NOTE 10 – SUBSEQUENT EVENT

On September 13, 2007 $1,000,000 of the outstanding balance of the September 26, 2006 Convertible Debenture referred to in Note 6 was converted into 2,222,222 shares of common stock.